Registered Number 11185179 (England & Wales) Annual Report and financial statements for the year ended 31 December 2023 for Autolus Therapeutics plc

Introduction and Contents Autolus Therapeutics plc (the “Company”, “Group” or “Parent Company”) is a public limited company incorporated under the laws of England and Wales and is listed on the Nasdaq Global Select Market (“NASDAQ”). The Company is a “quoted company” for the purposes of the Companies Act 2006 (the “Companies Act”). This document (the “Annual Report and financial statements”) is comprised of the reports and consolidated financial statements listed below. In this Annual Report and financial statements, unless the context otherwise indicates, references to the “Group”, “Autolus”, “we”, “us” or “our” include the Company and its wholly-owned subsidiaries. Company Information ...................................................................................................................................................... 3 Strategic Report ............................................................................................................................................................... 4 Directors’ Report .............................................................................................................................................................. 19 Directors’ Remuneration Report ..................................................................................................................................... 24 Independent auditor’s report to the members of Autolus Therapeutics plc ................................................................ 51 Consolidated Income Statement and Other Comprehensive Loss ................................................................................ 59 Consolidated Balance Sheet ............................................................................................................................................ 60 Consolidated Statement of Changes in Equity ............................................................................................................... 61 Consolidated Cash Flow Statement ................................................................................................................................ 62 Notes to the Consolidated Financial Statements ........................................................................................................... 63 Parent Company Balance Sheet ...................................................................................................................................... 109 Parent Company Statement of Changes in Equity .......................................................................................................... 110 Notes to the Parent Company Financial Statements ..................................................................................................... 111 AUTOLUS THERAPEUTICS PLC 2

Company Information Directors Michael Bonney, Chair of the Board of Directors Christian Itin, Executive Director and CEO Joseph Anderson Robert Azelby Linda Bain John Berriman Cynthia Butitta Robert Iannone Elisabeth Leiderman Martin Murphy Ravi Rao William Young Secretary Alex Driggs Registered Office The MediaWorks 191 Wood Lane London W12 7FP United Kingdom Registered Number 11185179 Auditors Ernst & Young LLP R+ Blagrave Street Reading RG1 1AZ United Kingdom Bankers Barclays Bank 1 Church Street Peterborough PE1 1XE United Kingdom Solicitors Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom AUTOLUS THERAPEUTICS PLC 3

AUTOLUS THERAPEUTICS PLC

Strategic Report

For the year ended 31 December 2023

Introduction

Autolus Therapeutics plc (the "Company") is a public limited company incorporated in England and Wales and has the following wholly owned subsidiaries: Autolus Limited, Autolus Inc., Autolus GmbH, Autolus Switzerland AG and Autolus Holdings (UK) Limited Limited (which may be referred to as the "Group", “we”, “us” or “our”). Autolus Therapeutics plc is required to produce a strategic report complying with the requirements of the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013 and the Companies (Miscellaneous Reporting Regulations 2018 (the “Regulations”.) The board of directors (the “Board”, “Directors” or “Board of Directors”) present their strategic report on the affairs of the Group (the “Strategic Report”), together with the financial statements for the year ended 31 December 2023.

Development of the Group

Autolus Therapeutics plc is a public limited company under the laws of England and Wales, originally incorporated under the laws of England and Wales in February 2018 as a private limited company called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganisation, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On 18 June 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On 22 June 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of American Depositary Shares (“ADS’”), each representing one of our ordinary shares, on NASDAQ.

Principal Activity

We are a biopharmaceutical company developing next generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognise target cells, break down their defence mechanisms and eliminate these cells. We believe our programmed T cell therapies have the potential to be best-in-class and to offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

Our T cell programming technologies allow us to tailor our therapies to address the specific disease we are targeting and introduce new programming modules in to a patient’s T cells to give those T cells improved properties to better recognize target cells and overcome fundamental disease defence mechanisms. Cancers in particular, thrive on their ability to fend off T cells by evading recognition by T cells and by establishing other defence mechanisms, such as checkpoint inhibition, and creating a hostile microenvironment. We believe our leadership in T cell programming technologies will provide us with a competitive advantage as we look to develop future generations of T cell therapies targeting both haematological cancers, solid tumours and autoimmune diseases, including potential products that could have a tolerability profile such to make them amenable to be used in outpatient settings.

We use CARs to reprogram our T cell product candidates. These receptors combine the tumour recognition domain of an antibody with the activation and co-stimulatory domains from the T cell receptor to rearm a patient’s T cells to recognize and kill their cancer cells.



Chimeric Antigen Receptor
ANTIBODY
T-CELL RECEPTOR
AND CO-STIMULATION FACTORS
Antigen
T-cell co-stimulation domains
Tumor-recognition domain
T-cell activation domains

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AUTOLUS THERAPEUTICS PLC
Strategic Report
For the year ended 31 December 2023

CAR T Cell Production

We have developed our own proprietary viral vector and semi-automated cell manufacturing processes to engineer a patient's T cells with the CAR and other programming modules. We believe that this autologous approach has the potential to be both the safest and most therapeutically effective approach to manufacturing CAR T cells.


CAR T cell production
The patient's T cells fail to recognise the cancer cells
Transfer of modifying gene into T cell using a viral vector
Engineered CAR T cells target and kill the cancer cells
T cells extracted and activated
T cells from patient
Engineered T cells expressing CAR
Amplification of CAR T cells and quality control
Engineered CAR T cells administrated back to the patient
semi-automated manufacturing process

Our technological approach is the development of advanced T cell engineering components designed to directly address clinical challenges. A focus in our early-stage pipeline is incorporation of multiple components in a single product. The diagram in this section following the table summarizing our clinical programs shows how our programming modules relate to our product candidates.

Advanced Targeting Technologies

We have developed advanced antigen targeting technologies to improve the ability of our programmed T cell therapies to selectively identify and target cancer cells and to deliver a sustained anti-tumour effect. These targeting technologies include fast off-rate CARs, novel targets, high avidity spacers, dual-targeting and pattern recognition.

Fast Off-Rate CARs

We have designed programmed T cells with fast off-rate binders. These fast off-rate kinetics are similar to the behaviour of naturally occurring T cells. Obe-cel has this enhanced kinetic profile, which, when compared to data reported for other CAR T cell product candidates in clinical development for ALL that use high affinity binders, appears to result in reduced Cytokine Release Syndrome and in increased T cell engraftment. We use Fast Off-Rate CARs targeting CD19 in our obe-cel, AUTO1/22 and AUTO8 programs.

Dual-Targeting CARs

Relapse due to target antigen loss or down regulation is a major cause of treatment failure in CAR T cell therapy. We have developed product candidates that target two antigens on a cancer cell and are designed to reduce the chances for relapse due to antigen escape. Evidence suggests that it may also improve a response in those patients with low levels of expression of a target antigen on their cancer cells. We use Dual Targeting CARs in our AUTO1/22 and AUTO8 programs.

Pharmacological Control of T Cell Activity

Management of toxicity is a critical step in the successful application of programmed T cell therapies. We have developed multiple technologies designed to pharmacologically control T cell activity in the event a patient suffers certain serious adverse events related to the T cell therapy. Safety switches are designed to selectively eliminate the programmed T cells following administration of a pharmacological agent, whilst tuneable or controllable CAR T cells allow the activity of T cell therapy to be dialled down following administration of a pharmacological agent.

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Rituximab Safety Switch (RQR8) The RQR8 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available monoclonal antibody rituximab. Once administered, rituximab binds to the engineered CD20 epitopes on the surface of the programmed T cell and triggers cell death. We use the RQR8 safety switch in our AUTO4, AUTO5 and AUTO6NG programs. Rapamycin Safety Switch (RapaCasp9) The RapaCasp9 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available drug rapamycin. Once administered, rapamycin heterodimerises caspase 9 via FRB and FKBP to activate a cell death cascade and selectively eliminate the programmed T cells. Tetracycline Controllable CAR (TetCAR) TetCAR is a controllable CAR T cell system designed to reversibly dampen the activity of the programmed T cells by the administration of the commercially available antibiotic tetracycline to a patient. Once administered, tetracycline temporarily dislocates the CAR signalling domain from the cancer antigen binding domain leading to deactivation of the T cell therapy. Activity is then restored on clearance of the pharmacological agent from the patient. Tumour Microenvironment Shielding Tumour cells and other cells in the tumour microenvironment can debilitate anti-tumour immune responses. Proteins expressed on tumour cells can trigger inhibitory receptors on T cells to block their ability to eliminate the tumour. Secretion of TGFβ by the tumour and other cells can shut down the activity of a T cell therapy. We have developed technologies designed to shield our programmed T cells from these immunosuppressive pathways. Checkpoint Shielding (dSHP2) Immune checkpoint receptors act through a common signalling pathway inside the T cell that prevents normal T cell activation. We have developed a modified version of an adaptor protein, SHP2, that in preclinical studies has been shown to efficiently counteract the inhibition of T cells resulting from the PD-L1/PD-1 interaction. In addition, it is designed to simultaneously disarm multiple inhibitory receptors on the cancer cell. We use the dSHP shielding module in our AUTO6NG program. Enhanced Activity One of the challenges of targeting some solid tumours is the lack of such easily accessible stimulation for programmed T cells, leading to poor persistence and a weak anti-tumour activity. Co-administration with cytokines can boost T cell activity and persistence. Certain cytokines can potentiate the anti-tumour of the T cell therapy by recruiting and activating other immune cells to kill the tumour. However, systemic or local administration of cytokines can be toxic, therefore we have developed programming modules that are designed to harness the enhanced activity of cytokines whilst avoiding the potential for toxicities. Chimeric Cytokine Receptors (CCRs) The CCR is a programming module that is designed to deliver a cytokine signal directly inside T cells without administration or secretion of cytokines themselves. We use proteins from an antibody structure to stably heterodimerise two cytokine signalling domains together to deliver a proliferative and survival signal into our T cells. Preclinical data has demonstrated the potential for the CCR to improve the persistence and activity of CAR T cell therapy against solid tumours. We use the CCR enhanced activity module in AUTO6NG. Host Immune System Recruitment (ssIL12) IL-12 is a potent anti-tumour cytokine that mediates the activity of many different anti-tumour immune cells. The majority of clinical studies involving treatment of patients with IL-12 were associated with severe systemic side effects mediated by high levels of IFNγ. Our ssIL12 module is designed to secrete very low levels of IL-12 from our T cells and our preclinical data demonstrates the potential for ssIL12 to provide anti-tumour without systemic toxicity. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 6

AUTOLUS THERAPEUTICS PLC
Strategic Report
For the year ended 31 December 2023

Engineering survival signal (Fas-TNFR)

CAR T cells have shown remarkable efficacy against haematological cancers, but their effectiveness in solid tumours has been limited by inhibitory factors expressed by the tumour or its microenvironment. One such inhibitory factor is Fas ligand ("FasL"), which binds to the Fas receptor (CD95) on the surface of an activated T cell and triggers the CAR T cell to die by apoptosis. Our Fas chimeras consist of the extracellular domain of Fas fused to the intracellular domain from different TNF receptor superfamily members. Expression of these chimeras in a CAR T cell not only blocks apoptosis triggered by FasL, but results in co-stimulation, which promotes CAR T cell survival and proliferation.

Business Review

Our pipeline

Our current clinical-stage pipeline comprises five programs being developed in nine haematological and solid tumour indications and one autoimmune indication.

Obe-cel product family

Product	Indication	Target	Study Name	Partner	Phase	Status/Expected Milestones
Obe-cel	Adult B-ALL	CD19	FELIX		Pivotal	Submitted to EMA and FDA (PDUFA November 16, 2024)
Obe-cel	Systemic Lupus Erythematosus	CD19	CARLYSLE		Phase 1	Initial data late 2024
Obe-cel	B-NHL and CLL	CD19	ALLCAR19	UCL	Phase 1	Data in peer reviewed journal
Obe-cel	PCNSL	CD19	CAROUSEL	UCL	Phase 1	Data in peer reviewed journal
AUTO1/22	Pediatric ALL	CD19 & CD22	CARPALL	UCL BIONTECH*	Phase 1	Data in BLOOD August 2023
AUTO8	Multiple Myeloma	CD19 & BCMA	MCARTY	UCL	Phase 1	Updated clinical data in H2 2024

Additional pipeline programs

Product	Indication	Target	Study Name	Partner	Phase	Status/Expected Milestones
AUTO4	TRBC1+ Peripheral TCL	TRBC1	LibrA T1		Phase 1	Data in peer reviewed journal
AUTO5	TRBC2+ Peripheral TCL	TRBC2	–		Preclinical	Data in peer reviewed journal
AUTO6NG	Neuroblastoma	GD2	MAGNETO	UCL BIONTECH*	Phase 1	Study open for enrollment
AUTO9	Acute Myeloid Leukemia	CD33, CD123 & CLL1	TBD	UCL	Preclinical	Estimated Phase 1 start 2025

* BioNTech holds an option to co-fund and co-commercialize   Oncology   Autoimmune

Our product pipeline is built on our core principles of modular innovation with protein-based cell programming focused on advanced targeting, pharmacological control and enhancement of activity. After identifying a target, we select the suite of programming modules that we believe is best suited to target that particular disease based on the latest clinical data and the results of our research. The particular modules selected may vary, and not every product candidate, including our current product candidates, contain all categories of modules. A viral vector is used to introduce combinations of these modules into the DNA of the T cells, as depicted in the graphic below.

The diagram below shows how our programming modules relate to our product candidates.


Viral Vector
Advanced Targeting Modules
Pharmacological Control Modules
Activity Enhancement Modules
Activity Enhancement Modules
Viral Vector
TARGET
CONTROL
SHIELD
ENHANCE
Fast off Rate CARs
Dual Targeting CARs
Rituximab Safety Switch (RQR8)
Rapamycin Safety Switch (RapaCasp9)
Tetracycline Controllable (TetCAR)
Checkpoint Shielding (dSHP2)
TGFβ Shielding (dTGRβRII)
Chimeric Cytokine Receptors (CCRs)
Host Immune Cell Recruitment (ssIL12)
Engineering survival signal (Fas-TNFR)
Obe-cel AUTO1/22 AUTO8 AUTO9
AUTO4 AUTO5 AUTO6NG AUTO9
AUTO6NG
AUTO6NG

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Our programs have been highly tailored and specifically engineered via our proprietary modules, and have the potential to be truly differentiated assets that could address limitations of current treatments and provide innovative options for patients. Obe-cel (AUTO1): Obe-cel (obecabtagene autoleucel) is a CD19-targeting programmed T cell investigational therapy with a CD19 binder designed to improve the efficacy and safety profile, as compared to other CD19 CAR T therapies. We initiated the FELIX study, a Phase 1b/2 clinical trial of obe-cel for the treatment of adult r/r B-Acute Lymphoblastic Leukaemia (“ALL”), in 2020. This trial is intended to serve as a registrational trial and support regulatory licensure. In November 2023, we submitted a Biologics License Application (“BLA”) to the U.S. FDA for obe-cel for the treatment of patients with r/r adult B-ALL. In January 2024, the FDA notified us that they had accepted the BLA filing for review and under the Prescription Drug User Fee Act (“PDUFA”), the FDA has set a target action date of 16 November 2024. The BLA submission is based on data from the Phase 2 cohort of FELIX study. The data were presented at the 2023 American Society of Clinical Oncology (“ASCO”) Annual Meeting in June 2023, with updated data presented at the Annual Meeting of the American Society for Haematology (“ASH”) in December 2023. Longer term follow-up and additional data analysis of Pivotal Phase 2 FELIX study of obe-cel for adult r/r B-ALL was presented in an oral presentation at ASCO in June 2024. With the cut-off date of September 13, 2023, the data presented at the ASH 2023 meeting were from a pooled analysis of data from all patients across all cohorts in the FELIX Phase 1b/2 study (morphologic disease, minimal residual disease (“MRD”), isolated extramedullary disease (“EMD”)) (n=127, median follow-up time from first obe-cel infusion to data cut-off of 16.6 months). Median vein-to-release time was 22 days. Across all patients, treatment with obe-cel resulted in a high response rate with complete response (“CR”)/complete remission with incomplete recovery (“CRi”) rate of 78% in evaluable patients. Additionally, obe-cel showed a favourable safety profile; grade ≥3 cytokine release syndrome (“CRS”) was 2% and grade ≥3 immune effector cell-associated neurotoxicity syndrome (“ICANS”) was 7%, with most severe cases of immunotoxicity occurring in patients with high leukaemic burden in the bone marrow (“BM”). The event free survival estimate (“EFS”) at 12-months was 50% across all patients, with only 17% of responders proceeding to stem cell transplant while in remission. Cellular kinetic data shows high expansion and long-term persistence of CAR T cells in most responders. At 21 months of median follow-up, 40% of patients are in ongoing remission without Stem Cell Transplant (SCT) or other therapy, and we continue to see evidence that ongoing CAR T persistence is associated with this event-free survival. This pattern is consistent with our Phase 1 ALLCAR19 data and provides further support that obe-cel, as a standalone therapy, can result in long-term survival and durable responses in adult patients with r/r ALL. In collaboration with University College London (“UCL”), adult patients with r/r, B-ALL and treated with obe-cel continue to be monitored in the Phase 1 ALLCAR19 trial. A pooled analysis of long-term follow-up data from ALLCAR19 and FELIX Phase 1b Studies were presented at the ASH 2023 meeting. Data from the pooled analysis of r/r ALL patients (n=36) treated with obe-cel in the ALLCAR19 and FELIX 1b studies demonstrate high remission rates of 81% (29/36). After a median follow-up of 3 years and without subsequent transplant, 41% of patients continue in CR. The estimated EFS rate with censoring of subsequent transplant or new treatment was 45% at 36 months; all patients in ongoing remission were MRD negative at last assessment and median duration of response was not reached. Patients continue to be enrolled into the Phase 1 ALLCAR19 extension trial. Data presented at the 2023 ASH meeting demonstrated the potentially best-in-class profile of obe-cel supported by the data observed in other B-cell malignancies, with continued high levels of durable remission paired with a favourable tolerability profile across patients with diffuse large B-cell lymphoma (“DLBCL”), mantle cell lymphoma (“MCL”), follicular lymphoma (“FL”), and chronic lymphocytic leukaemia (“CLL”). AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 8

Furthermore, obe-cel is being investigated for the treatment of primary CNS lymphoma, (“PCNSL”), in an exploratory Phase 1 clinical trial called CAROUSEL. UCL presented initial data at the 27th Congress of the European Haematology Association (“EHA”) in 2022 and data is currently being prepared for publication. We have also initiated two Phase 1 studies, one in paediatric B-ALL and B-NHL and one in Systemic lupus erythematosus (SLE). In May 2024, we enrolled our first two patients into our dose confirmation trial (“CARLYSLE”) of obe-cel in SLE and the study is on track for initial data by end of 2024. AUTO1/22: In collaboration with UCL, we commenced a Phase 1 clinical trial in paediatric patients with our academic partner at UCL in r/r B-ALL with our next-generation product candidate, AUTO1/22, in the fourth quarter of 2020. AUTO1/22 is a dual-targeting CAR T which builds on the obe-cel approach utilizing the same CD19 CAR, alongside a novel CD22 CAR designed to reduce antigen negative relapse of disease. In a publication in Blood in October 2023, we presented data demonstrating a high level of activity, with 83% of patients (10/12 patients evaluated) experiencing MRD negative complete remission, and a favourable tolerability profile in a very challenging patient population. Patients on study were high risk, with 4 patients who had failed prior CD19 CAR therapy, 3 patients with a CD19-negative disease component, 3 patients with non- CNS EMD and 6 patients who had received prior blinatumomab. Of 10 responding patients, 5 had emergence of MRD (2) or frank relapse (3) with CD19 and CD22 expressing disease associated with loss of CAR T cell persistence. Importantly, there were no cases of relapse due to antigen-negative escape, with a median follow-up of 8.7 months. Overall survival was 75% at 6 and 12 months. Six and 12-month EFS were 75% and 60% respectively. This study is no longer enrolling patients. AUTO4: A programmed T cell investigational therapy for the treatment of peripheral T cell lymphoma targeting TRBC1. Unique targeting of TRBC1 potentially opens a new therapeutic approach. The preclinical study package suggested selective binding and anti-tumour activity of TRBC1 and TRBC2 CARs in vitro and in vivo. Data were presented at the International Conference on Malignant Lymphoma (“ICML”) in June 2023 of the LibrA T1 Phase 1/2 study. At the cutoff date of 28 April 2023, 19 patients were enrolled into the study and 13 were dosed. Using manufacturing process A, 10 patients were dosed. Using manufacturing process B, 3 additional patients were dosed. Among the 13 patients dosed with AUTO4, the treatment was well tolerated with no dose limiting toxicities. Ongoing responses at 15 and 18 months post-dosing at the highest dose tested (450x106) are encouraging. Presence of CAR T cells in the lymph nodes of patients suggest fast homing of CAR T cells to the tumour site, despite absence in the blood. Efficacy data from Process B was not provided given median follow up is less than 3 months. AUTO6NG: A programmed T cell investigational therapy targeting GD2 in development for the treatment of neuroblastoma utilizing a new binder designed to minimize on-target, off-tumour toxicity, humanized to reduce immunogenicity, including RQR8 safety switch. Findings from a Phase 1 clinical trial with AUTO6 were published in November 2020 and provide evidence that AUTO6 induces clinical activity in this solid tumour setting without inducing on-target off-tumour toxicity. We since developed a next-generation product candidate, AUTO6NG, which builds on this approach utilizing the same GD2 CAR alongside additional programming modules to enhance the activity and persistence. In June 2020, we presented preclinical data of AUTO6NG, including data from a tumour model in small cell lung cancer indicating that GD2 is an attractive target for programmed T cell therapies in that indication. The MAGNETO Phase 1 clinical trial of AUTO6NG in r/r neuroblastoma was initiated in December 2023. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 9

AUTO8: A next-generation product candidate for multiple myeloma, which comprises two independent CARs for the multiple myeloma targets, BCMA and CD19. We have developed an optimized BCMA CAR which is designed for improved killing of target cell that express BCMA at low levels. This has been combined with fast off rate CD19 CAR from obe-cel. We believe that the design of AUTO8 has the potential to induce deep and durable responses and extend the durability of effect over other BCMA CARs currently in development. A Phase 1 clinical trial of AUTO8 was initiated in March 2022 with our academic partner UCL. The MCARTY Phase 1 study is an iterative, staggered design trial with two separate parallel cohorts for direct comparison of the BCMA CAR alone and AUTO8 (the BCMA CAR in combination with the CD19 CAR from obe-cel). As of November 13, 2023 (data cut-off), 11 patients have been infused with either BCMA CAR at 50 million (n=3) or 150 million (n=3) cells, or AUTO8 at 50 million (n=3) or 150 million (n=2). At a median follow-up of 6 months we observed 100% response rate (“ORR”), with 3 partial response (“PR”), 1 very good partial response (“VGPR”), 7 CR/ stringent complete response (“sCR”) (all evaluable MRD negative). Two patients remained in ongoing sCR > 12 months. No cases of ICANS or CRS ≥ Gr 3 were observed across all subjects during the period. While persistence data from the dual targeting cohort is immature, it demonstrates expansion of three CAR populations and suggests a trend to increased persistence of D8 BCMA CAR expressing T cells. The study is ongoing and continues to recruit patients. Manufacturing We are devoting significant resources to process development and manufacturing in order to optimize the safety and efficacy of our product candidates, to ensure high quality and reliable product supply to patients, as well as to reduce our per unit manufacturing costs and time to market if we obtain regulatory approval for any of our programmed T cell product candidates. The manufacture and delivery of programmed T cell therapies to patients involves complex, integrated processes, including harvesting T cells from patients, manufacturing viral vectors with nucleic acid content encoded with our programming modules, manufacturing programmed T cells using the viral vectors ex vivo, multiplying the T cells to obtain the desired dose, and ultimately infusing the T cells back into a patient’s body. Commercial success in T cell therapies requires a manufacturing process that is reliable, scalable and economical. We have established a manufacturing process that is scalable and serves as a manufacturing platform designed to support rapid development of our programmed T cell therapy product candidates through clinical trial phases and regulatory approval processes. We are using a semi-automated, fully enclosed system for cell manufacturing, which is designed to provide a common platform suitable for manufacturing all of our product candidates. This platform allows for parallel processing having the ability to scale for commercial supply in a controlled environment at an economical cost. We have established reliable and consistent viral vector production and viral transduction processes further, also a key to our process reproducibility and reliability. Our manufacturing and logistics process is designed to ensure that product integrity is maintained during shipment along with accurate tracking and tracing of shipments. We are expanding internal manufacturing and supply capabilities as well as the use of expert service providers on maturing our vein-to-vein logistics and our gradual capacity expansion in support of commercial operations. Chain of identity and chain of custody electronic systems are now in place to ensure transport and processing reliability and further adding to patient safety. Our manufacturing and commercialization strategy requires a fully integrated vein-to-vein product delivery cycle. We believe having established manufacturing processes suitable for commercialization early in the development of our T cell therapies will allow us to focus on expanding manufacturing capacity during our clinical trials and early commercial launch needs. Over time, we expect to establish regional manufacturing hubs to meet projected near-, mid- and long-term commercial product requirements for commercialization. Our first purpose-built facility is located in Stevenage, UK. This facility, which has a global reach, can meet our near and mid-term clinical and commercial needs allowing ample time for expanding our manufacturing footprint. Our plan is to establish our manufacturing infrastructure in a manner that would minimize logistical complexities and costs for all regions going forward. We believe our scalable closed-system manufacturing process, along with our proprietary and modular T cell programming technologies, would be challenging and costly for potential competitors to replicate. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 10

Manufacturing Agreements We have manufacturing agreements with King’s College London for early phase vector manufacturing. Autolus also has an internal capability to produce vector for early and late-stage trials. Additionally, we have an agreement with AGC Biologics for late stage clinical and commercial supply of vector. All vector manufacturing is done in accordance with current Good Manufacturing Practice (“cGMP”) in compliant manufacturing facilities. The manufacturing agreements governing the external supply arrangements also provide for access to services including quality management systems, qualified persons for product release, office space, frozen storage and warehousing services. For clinical trial supply, we have established our initial cell and vector manufacturing capacity at the Cell and Gene Therapy Catapult in Stevenage, UK. We have a cell manufacturing suite capable of supporting clinical supply operations as well as a vector production suite capable of supplying clinical supplies. In March 2018, we entered into a strategic, long-term supply agreement with Miltenyi Biotec GmbH (“Miltenyi”), for the supply of Miltenyi’s CliniMACS Prodigy instruments, reagents and disposables for the manufacture of our programmed T cell therapies for preclinical and clinical use and, if approved, for commercial use, as well as support services. The supply agreement sets forth procedures to ensure continuity of supply to us of Miltenyi’s products, both during the clinical phase and any future commercial phase of our product candidates. After the initial ten-year term of the agreement, we have two separate options to renew the agreement, each for an additional five-year term. The supply agreement contains customary termination provisions, allowing for termination by a party upon the other party’s uncured material breach, upon the other party’s bankruptcy or insolvency or upon the other party being subject to an extended period of force majeure events. We may also terminate the supply agreement upon advance written notice, if we decide to suspend or discontinue the development or commercialization of our product candidates. The supply agreement is governed under the laws of Germany. Manufacturing Facilities The licensure and commercial supply of our cell products will be from a new 70,000 square foot facility called the Nucleus. In March 2024, following the most recent GMP inspection by the MHRA in February 2024, the Nucleus facility obtained a Manufacturer’s Importation Authorization (MIA) together with the accompanying GMP certificate. These licenses enable us to manufacture both commercial and clinical autologous drug products in the facility. The Nucleus provides multiple clean rooms, QC labs, warehouse and administrative space and is being fitted out in a phased manner as demand requires. At full capacity, we expect the Nucleus facility to provide manufacturing capacity for approximately 2,000 batches annually, Additional fallow space for the expansion of manufacturing capacity is available if required. Manufacture and Delivery Performance Data on manufacturing and delivery performance for obe-cel in the FELIX clinical trial were presented at the 2023 ASCO Annual Meeting in June 2023, with updated data presented at the ASH Annual Meeting in December 2023. The FELIX study successfully demonstrated the robust operability of obe-cel manufacturing, QC and logistics processes, meeting target V2C (time from leukapheresis to quality release) and V2D (time from leukapheresis to delivery of product to the hospital). Median V2C and V2D times were 21 and 24 days, respectively. All apheresis starting material was successfully processed despite the multitude of constraints posed by the COVID-19 pandemic. In total, 96% of manufactured obe-cel batches reached their target dose of 410 x 106 CAR T cells. Further optimization and improvements made during the study increased reliability, consistency, and precision of the manufacturing process, and supported the development of the Nucleus manufacturing facility with greater production capacity that aims to achieve a ≥95% manufacturing success rate with ≤15-day V2C times. Commercialisation Based on the U.S. FDA acceptance of the BLA for obe-cel for patients with r/r Adult B-ALL, we are in the process of establishing our commercial infrastructure and distribution capabilities in preparation for a potential approval. Under PDUFA, the FDA has set a target action date of 16 November 2024, a standard review timeline consistent with recently approved CAR T therapies. We are developing our clinical-stage programs for the treatment of patients with late-stage or rare haematological cancers and solid tumours, most of whom are treated in specialized treatment centres or hospitals. With our experience in gene therapy, transplantation and oncology, we aim to provide high levels of service and scientific engagement at these treatment centres, and to pilot and establish systems necessary for product delivery by the time of launch. By focusing on these centres, we can begin to build our commercialization capabilities with limited resources. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 11

We have retained worldwide commercial rights for certain of our product candidates. We currently plan to build our global commercialization capabilities internally over time such that we are able to commercialise any product candidate for which we may obtain regulatory approval. We may pursue strategic collaborations with third parties in order to maximize the commercial potential of our product candidates. Under the terms of the License and Option Agreement with BioNTech, BioNTech has certain options to co-promote or co-commercialise AUTO1/22 and AUTO6NG. We generally expect to launch any of our products that receive regulatory approval in the United States first, followed by the EU and subsequently in other major markets. Intellectual Property Intellectual property is of vital importance in our field and in biotechnology generally. We seek to protect and enhance proprietary technology, inventions and improvements that are commercially important to the development of our business by seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We will also seek to rely on regulatory protection afforded through orphan drug designations, data exclusivity, market exclusivity and patent term extensions where available. Our intellectual property estate, which includes in-licensed intellectual property and intellectual property that we own, is designed to provide multiple layers of protection. For example, we are pursuing patent protection for core constructs used in our product candidates, various methods of treatment for particular therapeutic indications using our approach, specific product candidates, innovative manufacturing processes, and constructs that may be used in future product candidates to improve the ability of our programmed T cells to better recognize and kill cancer cells. A portion of our patent portfolio is directed to certain current product candidates or technologies deployed in certain product candidates, and the remainder of the portfolio is directed to alternative approaches, technologies or modules that are not currently deployed in our current product candidates. As of 31 December 2023, our patent portfolio is comprised of 81 patent families, of which 17 patent families originated from UCLB, the technology-transfer company of UCL, 3 patent families are in-licensed from Noile-Immune Biotech, Inc., and 61 patent families we own and have originated from our own research. Of the 17 live patent families that were originally in-licensed from UCL, 16 have been assigned to us. Because we have acquired or licensed certain of our patents from UCLB, and licensed certain of other patents from third parties, we must rely on their prior practices with regard to the assignment of such intellectual property. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Commercially or strategically important non-U.S. jurisdictions in which certain patent applications that we have in- licensed are currently pending include: Europe, Australia, Canada, Japan, China, Brazil, Chile, Israel, India, Republic of Korea, Hong Kong, Mexico, New Zealand, Russian Federation, Singapore, South Africa, Colombia, Peru, Cuba, Indonesia, Malaysia and Philippines. Our strategy is to develop and obtain additional intellectual property covering innovative manufacturing processes and methods for genetically engineering T cells expressing new constructs with properties that are designed to improve the ability of our programmed T cells to recognize and kill cancer cells. To support this effort, we have established expertise and development capabilities focused in the areas of T cell programming, preclinical and clinical research and development, and manufacturing and manufacturing process scale-up, and we expect that our ongoing research and development activities will yield additional patentable inventions and patent applications that will expand our intellectual property portfolio. Financial review The year ended 31 December 2023 was a transformational year for the Group. Our lead program, obe-cel, demonstrated strong data in B-ALL in the pivotal FELIX study, we fully validated our commercial manufacturing facility, The Nucleus, to support our regulatory submissions and we submitted our first BLA for obe-cel to the United States Food and Drug Administration (“FDA”) in November, with a PDUFA target action date of 16 November 2024. In addition, in 2024, we successfully completed first facility inspection and obtained a Manufacturer’s Importation Authorization (“MIA”) from the Medicines and Healthcare products Regulatory Agency (MHRA), enabling the commercial product supply for obe-cel at The Nucleus manufacturing facility and submitted a Market Authorization Application (“MAA”) for obe-cel in r/r adult ALL with the European Medicines Agency (“EMA”). In February 2024, we completed a strategic collaboration and equity investment with BioNTech SE “BioNTech” for aggregate proceeds of £192.4 million upfront, plus underwritten offering of ADSs for £258.8 million, resulting in the receipt of net proceeds of £451.2 million. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 12

Financial position We have funded our operations to date primarily with proceeds from government grants, sales of our equity securities, through public offerings and pursuant to our at-the-equity market facility, through U.K. research and development tax credits and receipts from the SME and RDEC schemes, out-licensing arrangements and strategic collaboration and financing agreements. Since our inception, we have incurred significant operating losses. For the years ended 31 December 2023 and 2022, we incurred net losses of £176.0 million and £117.4 million, respectively. As of 31 December 2023, we had retained losses of £458.3 million. As at 31 December 2023, the Group had cash and cash equivalents of £188.3 million (2022: £316.3 million) and its cash used in operating activities for the year ended 31 December 2023 was £143.8 million (2022: £109.4 million). In February 2024, we raised net aggregate proceeds of £451.2 million upon the execution of a strategic collaboration and equity investment with BioNTech SE “BioNTech” and underwritten offering of ADSs, representing ordinary share. Financial performance for the year Licence revenue decreased by £3.9 million for the year ended 31 December 2023. During the year ended 31 December 2023, we recognised licence revenue of £1.4 million primarily relating to the execution of the Option and License Agreement with Cabaletta Bio Inc., and a non-refundable upfront licence fee and licence revenue from an investee of Syncona Portfolio Limited, which is a holder of more than 10% of our share capital. During the year ended 31 December 2022, licence revenue of £5.3 million primarily related to ModernaTX Inc. (“Moderna”) exercising its option to licence certain of our intellectual property, and our entry into a licence agreement with Bristol Myers Squibb which included recognition of a non-refundable upfront licence fee. Research and development expenses increased by £6.4 million to £119.0 million for the year ended 31 December 2023 from £112.6 million for the year ended 31 December 2022 primarily due to: • an increase of £8.2 million in salaries and other employment costs including share-based compensation expenses, is mainly driven by an increase in the average number of employees engaged in research and development activities; • an increase of £4.9 million in other expenses including travel and recruitment costs, • an increase of £1.2 million in legal fees and professional consulting fees in relation to our research and development activities, offset by; • a decrease of £7.0 million in clinical costs and manufacturing costs primarily relating to obe-cel, and • a decrease of £0.9 million in depreciation related to property and equipment. General and administrative expenses increased by £10.0 million to £38.2 million for the year ended 31 December 2023 from £28.2 million for the year ended 31 December 2022 primarily due to: • an increase of £4.3 million in other expenses due to increase in marketing expenses, facility expenses, IT expenses and travel expenses; • an increase of £3.6 million, in salaries and other employment costs including share-based compensation expenses, which was mainly driven by an increase in the average number of employees engaged in general and administrative activities; • a net increase of £1.8 million in legal fees and professional consulting fees in relation to our general and administrative activities, which is offset against lower cost for director and officer insurance; and • an increase of £0.3 million in depreciation related to property and equipment. Other operating expense has increased by £1.9 million to £3.5 million for the year ended 31 December 2023 from £1.6 million for the year ended 31 December 2022 primarily due to higher disposals of property and equipment linked to the lease terminations in 2023 compared to 2022. During the year ended 31 December 2023 we disposed of property and equipment amounting to £3.3 million. There were disposals of intangible assets during the year ended 31 December 2022. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 13

Finance income increased to £13.0 million for the year ended 31 December 2023, as compared to £8.7 million for the year ended 31 December 2022. The increase in finance income of £4.3 million primarily relates to: • an increase of £9.4 million due to an increase in interest rates on our interest-bearing bank accounts and short- term investments during the year ended 31 December 2023 as compared to the prior year, and • an increase of £0.5 million in foreign exchange gains compared to 2022, offset by • a decrease of £5.6 million in the fair value adjustment relating to our warrant derivative liability. Finance expense increased to £45.7 million for the year ended 31 December 2023 as compared to £8.6 million for the year ended 31 December 2022. The increase of £37.1 million in Finance expenses is primarily relates to: • an increase of £28.7 million in the interest expense and cumulative catch-up adjustment relating to the liability for future royalties and sales milestones, net. The increase in interest expense for the year ended 31 December 2023 is primarily driven by an increase in the balance of the liability for future royalties and sales milestones, net at 31 December 2023 and a cumulative catch-up adjustment associated with our Blackstone Collaboration Agreement Liability, and • an increase of £1.6 million in interest expense arising on operating lease liabilities. • an increase of £6.8 million in the fair value adjustment relating to our warrant derivative liability. Income tax benefit decreased to £15.8 million for the year ended 31 December 2023 from £19.3 million for the year ended 31 December 2022 due to a combination of a decrease in qualifying research and development expenditures, and a reduction in effective tax rate related to the UK research and development tax credit regime under the scheme for SMEs. We expect to continue to incur significant expenses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialisation of any approved product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialisation expenses related to product manufacturing, marketing, sales and distribution. In addition, we may incur expenses in connection with the in-licence or acquisition of additional product candidates. Furthermore, we have incurred, and expect to continue to incur, additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favourable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialisation of one or more of our drug candidates or delay our pursuit of potential in-licences or acquisitions. Going Concern The Group has incurred recurring losses since inception, including net losses of £175.9 million for the year ended 31 December 2023. As of 31 December 2023, the Group had retained losses of £458.3 million, equity attributable to equity holders of the parent of £83.7 million and cash and cash equivalents of £188.3 million. On 6 February 2024, the Group concurrently entered into a (i) Securities Purchase Agreement (the “BioNTech Securities Purchase Agreement”), (ii) a Registration Rights Agreement (the “BioNTech Registration Rights Agreement”), (iii) a Letter Agreement (the “BioNTech Letter Agreement”) and (iv) a License and Option Agreement (the “BioNTech License and Option Agreement”), collectively called the “BioNTech Agreements”, with BioNTech. Pursuant to the BioNTech Securities Purchase Agreement, on 13 February 2024, the Group completed a Private Placement of 33,333,333 American Depositary Shares (“ADSs”), representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Group, after underwriting discounts and offering expenses, were £154.3 million. In addition, the Group received net proceeds of £38.1 million pursuant to the BioNTech License and Option Agreement. On 12 February 2024, the Group completed an underwritten offering of 58,333,336 ADSs representing 58,333,336 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Group, after underwriting discounts and offering expenses, were £258.8 million. In February 2024, the Group raised total aggregate net proceeds received in February 2024 of £451.2 million from execution of the BioNTech Agreements and an underwritten offering. Refer to Note 28 “Events after balance sheet date” for further details. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 14

In assessing the going concern assumptions, the Board of Directors have undertaken an assessment of the current business and strategy forecasts covering a period up to 30 June 2025, including the subsequent net proceeds from the BioNTech Agreements and underwritten offering completed in February 2024. As part of considering the downside risks, the Board of Directors has considered the impacts of the Ukraine and Israel-Hamas wars and related geopolitical tensions, as well as global inflation, capital market instability, exchange rate fluctuations, and increases in commodity, energy and fuel prices. The Board of Directors has concluded that while these may have a future impact on the Group's business and implementation of its strategy and plans, it anticipates that any such impact will be minimal on clinical trials, pre- commercialisation activities or other business activities over the period assessed for going concern purposes. Consequently, the Board of Directors concluded that with its existing cash and cash equivalents of £188.3 million together with aggregate net proceeds of £451.2 million received in February 2024, the Group can fund its operations up to 30 June 2025, and as such, has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialization of its product candidates and achieving a level of revenues adequate to support its cost structure. Even if the Group’s planned regulatory submissions for its products are approved, and the Group is successful in its commercialization efforts, additional funding will be needed before the Group is expected to reach cash breakeven. Corporate governance; Section 172(1) Statement Section 172 of the Companies Act 2006 requires directors to act in the way they consider, in good faith, would be most likely to promote the success of the Group for the benefit of shareholders as a whole, with regard (amongst other matters) to: • the likely consequences of any decision in the long-term; • the interests of the Group’s employees; • the need to foster the Group’s business relationships with suppliers, customers and others; • the impact of the Group’s operations on the community and the environment; • the desirability of the Group maintaining a reputation for high standards of business conduct; and • the need to act fairly towards all shareholders of the Group. Our Directors are advised and updated on their responsibilities under Section 172 by our Company Secretary and our external legal advisors, each of whom regularly attend meetings of the Board. The Board is responsible for the Group’s corporate governance policies and recognises the importance of this in sustaining and growing the business. The Board is committed to listening to and communicating openly with our shareholders to ensure our strategy and performance are clearly understood. Understanding what investors and analysts think about us and helping them to understand our business is a key part of driving our business forward. We engage with our shareholders through quarterly earnings calls and our Annual General Meeting, as well as through private meetings with institutional holders. Shareholders are encouraged to contact our Investor Relations team, whose contact information is included in each press release, to provide feedback on the Group’s strategy, governance and implementation. Shareholder opinions are regularly taken into consideration by the Group’s Board. Our Board provides strategic insight and guidance regarding key corporate decisions, taking into account the factors described above. Everything we do in the Group, from the break room to the boardroom, is driven by our Autolus values, described in the section of the Directors’ Report entitled “Employee engagement culture and values”. These core principles—Focus, Respect, Integrity and Breakthrough—inform and support our directors as they provide guidance and oversight to our efforts to bring innovative, safe and effective therapies to cancer and autoimmune patients. Throughout the year, our Board embodied these key values in the performance of their duties, by considering the interests of a range of stakeholders and tailoring their recommendations accordingly. For example, in connection with various business development activities conducted during 2023, culminating in our strategic transaction with BioNTech SE, the Board evaluated, amongst other matters, the potential effects of the proposed transactions on existing shareholders, the long-term benefits to shareholders of securing the Group’s cash runway through our planned commercial launch of obe-cel, and the positive impact on potential patients at both the clinical and, should our products be approved, commercial stages. When designing and, in collaboration with the building owner, constructing a new, state-of-the-art manufacturing facility in the Stevenage, UK area—referred to as the Nucleus--the Board considered input from our interactions with local government officials, representing one of the communities where we operate, and employees. This collaboration continued through to the certification of the Nucleus site by the Medicines and Healthcare products Regulatory Agency (“MHRA”) in March 2024. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 15

The section of the Directors’ Report entitled “Engagement with suppliers, customers and others” provides additional information on our directors’ consideration of those stakeholders. Environmental Matters The Group leases all its facilities, manufactures its own products for clinical studies, and stores manufacturing consumable products. The Group also complies with all applicable environmental laws and regulations. We take positive steps to reduce our carbon footprint, where possible, and make efforts to be a responsible member of the communities in which we work. For a full report on the carbon emissions for the Group please see “Carbon Emissions” in the Directors’ Report. Climate change has been identified as an emerging risk area requiring greater analysis. The Board of Directors is considering the introduction of a sustainability strategy which will include climate change. The further analysis of climate change will take into account potential impact on our business and supply chain. In the meantime, the Group is taking steps towards greater sustainability, including by seeking BREEAM EXCELLENT certification for the Nucleus facility. BREEAM (Building Research Establishment Environmental Assessment Method) is used to specify and measure the sustainability performance of buildings, ensuring that projects meet sustainability goals and continue to perform optimally over time. Human Rights and Employee Matters Building a healthy, high performing organisation During 2023, we continued the support we provide to employees in our ambition to build a healthy, high performing organisation consistent with our purpose and values. Our commitment is to the development of individuals, our teams and the organisation as a whole. Initiatives conducted during 2023 included the following: • Individual Development: In 2023 we delivered 22 webinars with 285 participants. In 2023 we also launched the Management 101 programme, a series of 90-minute workshops teaching basic management skills, delivering 9 modules with 126 attendances, in 2023 we built on this success delivering a further 11 modules with 108 attendances. In 2023 we delivered 2 leadership development programmes with 20 participants. We relaunched LinkedIn learning and created a stronger engagement with the learning platform, achieving an impressive 310 hours of content viewed by Autolus staff. Individual learning was enhanced further by one-to-one coaching (11 assignments) and mentoring (8 assignments). • Team Development: We further invested and supported the organisation in developing high performing teams by investing in an internal Firo-B capability in early 2023. We delivered 6 Firo-B team development workshops during the year ended 31 December 2023. We built on the success of the 10 MBTi team development workshops delivered in 2022, by more than doubling the delivery of MBTi team development workshops to 21 in 2023 (all in house supported). We supported the development of multiple critical teams in enhancing their effectiveness including the HR, Finance, Regulatory, Translational, Distribution & Logistics and Obe-Cel teams. • Organisation Development: In December 2023, we conducted our annual Skills Development and Training Needs Analysis which informs our annual training plan. We constantly monitor the engagement of our employees with our variety of hybrid learning offerings (self-paced online, virtual and face face) and maintaining the right balance to drive the highest engagement with our learning programmes. In 2022, we reviewed the usage of the Autolus recognition platform, Mo, to identify opportunities to improve recognition and enhance engagement and in 2023, we relaunched the platform, as a result of this effort, we achieved a 44% increase in the use of the platform across all functions in Autolus Diversity & Equality. Diversity & Equality Inclusion and Belonging remains a key focus for the organisation and aligns with our values of integrity and respect. As an organisation, it is important that we embed good diversity, inclusion and belonging practices into everything we do and that every employee is responsible for upholding these values. This is captured in our Global Diversity, Equality and Dignity at Work policy. Autolus recognises that by valuing and promoting a culture of inclusion, it enables employees to contribute their unique perspectives and fully leverages their individual talents. This allows employees to fully engage in their work and helps generate the innovative thinking that is needed for Autolus to fulfil its mission. Our Diversity, Inclusion and Belonging (“DIB”) employee resource group (ERG) continues to promote its mission to build an inclusive culture that encourages belonging, empowerment and celebrates diversity. AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 16

AUTOLUS THERAPEUTICS PLC
Strategic Report
For the year ended 31 December 2023

In addition to DIB, Autolus encourages and empowers employees to start their own ERGs relating to diversity, inclusion and belonging topics. Currently there are two who are active:

a. Diverse Individuals Celebrating Equality (DICE) – our LGBTQ+ committee
b. Xcellerate – committee focusing on supporting women at Autolus

In 2023, across the three committees 14 initiatives were organised – this comprised of a combination of awareness initiatives, internal and external networking events, socials and charitable campaigns.

In addition to this, our gender pay gap report has been collated and publicised which highlights the key gender statistics within our organisation, any pay or bonus disparities along with rationale or suggestions for actions to address any imbalance. The organisation saw a reduction in the pay gap from 2022 to 2023, along with an increase of females in manager and leadership roles within the organisation – thus demonstrating a shift towards gender equality in the workplace.

Our gender pay gap report has been collated and is available on our website which highlights the key gender statistics within our organisation, any pay or bonus disparities along with rationale or suggestions for actions to address any imbalance.

A breakdown of the employment statistics as of 31 December 2023 is as follows:

Position	Male	Female	Total
Directors of the Group	7	3	10
Senior managers of the Group	9	2	11
All employees of the Group	239	221	460
Total Employees	**255**	**226**	**481**

Anti-bribery

The Group has made a commitment to carry out its business fairly, honestly and openly. Accordingly, our Anti-Bribery Policy mandates a zero tolerance of bribery or corruption by any Group personnel or intermediaries and requires compliance with our various internal controls. We have established a secure and anonymous means for our employees to report actual or suspected violations of this important policy.

Key performance indicators ("KPIs")

The Group is a development stage business and does not yet generate commercial revenues ·or other significant operating cash inflows. The Group therefore has primary KPI of holding sufficient cash and cash equivalents to not only pay its liabilities as they fall due but to progress its clinical pipeline of products in line with the strategy of the Board of directors.

Key Performance Indicator: Year-end cash and cash equivalents: £188.3 millions (2022: £316.3 million). In February 2024, we completed a strategic collaboration and equity investment with BioNTech SE "BioNTech" for aggregate proceeds of £192.4 million upfront, plus underwritten offering of ADSs for £258.8 million, resulting in the receipt of net proceeds of £451.2 million.

Principal risks

Our business is subject to a number of risks and uncertainties, including including, among others, the following:

- We have incurred significant losses in every year since our inception. We expect to continue to incur losses over the next several years and may never achieve or maintain profitability.
- Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
- We will need additional funding to complete the development of our product candidates, which may not be available on acceptable terms, if at all.
- All of our product candidates are in clinical development or in preclinical development. If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

17

• Our proprietary, next-generation T cell programming technologies, our modular approach for engineering T cells and our manufacturing platform for our programmed T cell product candidates, represent emerging approaches to cancer treatment that face significant challenges and hurdles. • We collaborate with third parties in the research, development and commercialization of certain of our product candidates. If our collaborators do not perform as expected or if we are unable to maintain existing or establish additional collaborations, our ability to develop and commercialize our product candidates may be adversely affected. • We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements. • Our future success is highly dependent on the regulatory approval of our current clinical stage programmed T cell product candidates and our preclinical programs. All of our product candidates will require significant clinical or preclinical testing before we can seek regulatory approval for and launch a product commercially. • Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, cause us to abandon product candidates, could limit the commercial profile of an approved label, or could result in significant negative consequences following any potential marketing approval. • If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and the European Commission, or other comparable regulatory authorities, or do not otherwise produce favourable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates. • We may not be able to successfully create our own manufacturing infrastructure for supply of our requirements of programmed T cell product candidates for use in clinical trials and for commercial sale. • Our product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped. • We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do. • If we are unable to obtain and maintain patent protection for our T cell programming technologies and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and biologics similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be impaired. • As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure. • General market conditions and macroeconomic trends, including those driven by geopolitical tension, supply chain disruptions, market volatility, inflation, and fluctuations in foreign currency exchange rates, among other factors, could materially and adversely affect our business, results of operations and financial condition. • Failure or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents) could harm our business. Compliance or the actual or perceived failure to comply with such obligations could increase the costs of our products, limit their use or adoption, and otherwise negatively affect our operating results and business. Approved by the Board of Directors and signed on its behalf by: Christian Itin Chief Executive Officer and Director Date: 5 June 2024 Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom AUTOLUS THERAPEUTICS PLC Strategic Report For the year ended 31 December 2023 18

Introduction The Directors present their report and the audited financial statements of the Group and the Parent Company for the year ended 31 December 2023. Principal activities The principal activities of the Group are set out in the Strategic Report on page 4. Directors The directors who were in office during the year ended 31 December 2023 and up to the date of signing the financial consolidated statement were as follows: Dr CM Itin (Appointed 15 June 2018) Mr J Johnson (Appointed 15 September 2021, resigned 1 April 2024) Dr J Anderson (Appointed 15 June 2018) Mr RW Azelby (Appointed 10 January 2024) Dr JT Backstrom (Appointed 1 August 2020, resigned 28 February 2023) Ms LC Bain (Appointed 15 June 2018) Mr J Berriman (Appointed 15 June 2018) Mr MW Bonney (Appointed 1 April 2024) Ms CM Butitta (Appointed 15 June 2018) Dr K Dhingra (Appointed 15 June 2018, resigned 31 December 2023) Dr R Iannone (Appointed 15 June 2023) Dr EP Leiderman (Appointed 20 December 2023) Dr MP Murphy (Appointed 14 June 2018) Dr RM Rao (Appointed 1 April 2024) Dr WD Young (Appointed 6 November 2021) During the year ended 31 December 2023, there were ten full meetings of the Board of Directors. All of our Directors attended a minimum of 75% of the aggregate of the meetings of the Board of Directors that they were eligible to attend, with exception of Dr Iannone, who attended three of the five scheduled Board meetings, and two of the three scheduled Research & Development Committee meetings, following his appointment to the Board of Directors and the Research & Development Committee, respectively. Charitable and political contributions The Group has made any political donations or incurred any political expenditure during the year ended 31 December 2023. Dividends The Directors do not recommend the payment of a dividend for the year ended 31 December 2023 (2022: no payment). Qualifying indemnity provision The Company has made qualifying third-party indemnity provisions for the benefit of its Directors which remain in force at the date of this Directors’ Report for the year ended 31 December 2023. Financial risk management A description of financial risk management is set out in note 24 of the consolidated financial statements entitled “Financial instruments”. AUTOLUS THERAPEUTICS PLC Directors’ Report For the year ended 31 December 2023 19

AUTOLUS THERAPEUTICS PLC
Directors' Report
For the year ended 31 December 2023

Review of the business and future developments

The Strategic Report describes each research and development activity during the year as well as outlining future planned developments. Details of the financial performance, including comments on the cash position and research and development expenditure, are given in the financial review. Principal risks and uncertainties are given in the Strategic Report.

Branches outside the UK

A Swiss Branch of Autolus Limited was established in 2022 which was incorporated into the financial statements of the group.

Employee engagement, culture and values

A strong internal communications programme continues to focus on employee engagement. This programme includes the following activities:

- Enhancement of company intranet with new content and focused functional pages;
- Standardised communication style established, including announcement guidelines and meeting etiquette;
- CEO-led employee meetings for managers;
- New Employee Orientation Workshops relaunched with New Employee intranet pages created to further support;
- Lunch and Learn sessions;
- Patient focused all company meetings;
- Monthly Autopulse newsletters introduced
- London to Paris Challenge supporting charities such as Leukaemia Care- with further engagement activities for employees to take part in;
- Company-wide Social Events throughout the year;
- Continued promotion and wider adoption of employee reward platform MO.

Our Autolus values and purpose are embedded into our processes including talent acquisition, performance management and development activities.



FOCUS
"...constantly delivering high quality with a sense of urgency..."
RESPECT
"...treating people as individuals and valuing their contribution..."
INTEGRITY
"...operating by strong moral and ethical principles..."
BREAKTHROUGH
"...generating cutting-edge therapies that offer patients a longer, better future..."

The Group has various methods to positively engage with staff at all its locations, and a new initiative of engaging with new hires within the first few months via a new employee survey- has been introduced to look at pre-boarding and onboarding to ensure we are providing optimal support to all new employees and to note any suggestions for improvement.

Talent Acquisition:

During 2023, 151 hires were completed. A key focus in Q1 2023 was the implementation of a managed service provider to streamline the onboarding and ongoing management of our temporary workforce. This proved invaluable in efficiently delivering contract resources to provide specialist capability (particularly technical/regulatory writers) to support one of the key corporate objectives namely a successful obe-cel BLA submission. Through 2023 recruitment in Product Delivery continued to build capacity/capability in advance of the anticipated Commercial launch in 2024. The recruitment of a number of Commercial and Medical Affairs leaders was expedited who in turn began the build-out of field-based commercial and medical affairs team which continues into 2024 all aimed at launch preparedness in 2024.

20

AUTOLUS THERAPEUTICS PLC
Directors' Report
For the year ended 31 December 2023

Early engagement with candidates was achieved through a direct sourcing strategy with 3 out of 4 hires being identified directly by our in-house TA function and with an average time to hire of 49 days, below market average. Top talent was secured through effective market benchmarking and carefully calibrated offer proposals including the effective use of LTI joining awards. Notable leadership hires included:

- Chief Financial Officer
- SVP Global Head of Medical Affairs
- VP US Head of Medical Affairs
- VP Head of Site Engagement and Alliance Management
- VP Head of Drug Safety and Pharmacovigilance

Underpinning all of the above activities is a comprehensive employee benefits offering. The programmes are bespoke to each jurisdiction and based on market practice. Employees are offered participation in retirement plans as well as medical and life insurance. Levels of benefit are continually benchmarked to ensure they offer optimal value for money for both the organisation and our employees.

Disabled employees

Applications for employment by disabled persons are always fully considered, bearing in mind the aptitudes of the applicant concerned. In the event of members of staff becoming disabled, every effort is made to ensure that their employment with the Group continues and that appropriate training and accommodations, depending on the disability, are arranged. It is the policy of the Group that the training, career development and promotion of disabled persons should, as far as possible, be identical with that of other employees.

Engagement with suppliers, customers and others

In addition to ensuring engagement with our shareholders, the Group is committed to engaging with its other principal stakeholders: patients and their caregivers, employees and suppliers. All concerns or opinions of these stakeholders are discussed at the Board and management level and by direct engagement with stakeholders themselves.

For example, our medical affairs strategy involves discussing the cancer and autoimmune treatment landscapes with practitioners and other experts to forge a mutual understanding of how our product candidates could address unmet medical needs. We maintain a number of key, long-term relationships with our suppliers of equipment, manufacturing services and clinical trial support. These relationships with our suppliers are maintained as partnerships, in order to work effectively and efficiently. Our Directors receive regular updates regarding these mission-critical partnerships and approve any material changes to them.

Every decision we make is taken with our stakeholders in mind and what is the best for the relationship in the long term. Opinions and feedback from these external stakeholders are encouraged and are taken into consideration when discussing strategy and performance.

Auditors

In accordance with Section 489 of the Companies Act 2006, a resolution for the re-appointment of Ernst & Young LLP as auditor of the Group is to be proposed at the forthcoming Annual General Meeting.

Carbon emissions

The carbon footprint for the Group for year ended 31 December 2023 and 2022, respectively, is as follows:

	12 months ended 31 December 2023		12 months ended 31 December 2022	
Scope	**tCO2e**	**% Total Emissions**	**tCO2e**	**% Total Emissions**
Estimated Scope 1 emissions	2.8	— %	7.5	1 %
Estimated Scope 2 emissions	917.6	36 %	349.9	38 %
Estimated Scope 3 emissions	1,637.3	64 %	573.1	61 %
Total estimated emissions	**2,557.7**	**100 %**	**930.5**	**100 %**

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AUTOLUS THERAPEUTICS PLC
Directors' Report
For the year ended 31 December 2023

For the year ended 31 December 2023, the split of emissions by geography is as follows:

Scope	Location	tCO2e	% Total Emissions
Estimated Scope 1 emissions	UK	2.8	— %
Estimated Scope 2 emissions	UK	914.1	36 %
	US	3.5	— %
Estimated Scope 3 emissions	UK	826.4	32 %
	US	810.9	32 %
Total estimated emissions		**2,557.7**	**100 %**

For clarity, scope 1 emissions are direct emissions produced by the burning of fuels. Scope 2 emissions are indirect emissions related to the generation of the electricity consumed and purchased by Autolus. Scope 3 emissions are indirect emissions produced by Autolus activity, but these emissions are not owned or controlled by the Group. For Autolus, the majority of scope 3 emissions relate to business travel.

The organisational footprint of the Group is calculated in accordance with the Green House Gas protocol for corporate accounting using an organisational control approach. Scope 2 emissions are calculated using the location-based methodology. Scope 3 emissions are calculated for Business Travel only, in accordance with the Green House Gas protocol for corporate accounting using a distance-based method.

The Group consumed less than 40,000 MWh of energy during the year ended 31 December 2023 and, as a low energy user, is exempt from reporting on its total global energy use and information relating to energy efficiency action.

The table below illustrates the Intensity ratio: is total carbon emissions per employee on the basis of the average number of full-time equivalent employees during the year ended 31 December 2023 and 2022, respectively.

For the year ended 31 December	2023	2022
Intensity ratio: is total carbon emissions per employee on the basis of the average number of 441 full time equivalent employees during the year ended 31 December 2023 (2022: 399).	5.80	2.33

The Directors are considering the introduction of a sustainability strategy which will include guidance to reduce our energy consumption and thereby reducing our carbon footprint.

Going concern

The Directors have considered the going concern status of the Group and Parent Company. Further detail on this can be found at Note 2 of the consolidated financial statements and the Strategic Report.

Events after the balance sheet date

A description of material events that have occurred after the end of 2023 is included in note 28 of the consolidated financial statements.

Statement of Directors Responsibilities

The Directors are responsible for preparing the Strategic Report and Directors' Report and the Group and Parent Company financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial period. Under that law, the Directors have prepared the consolidated financial statements in accordance with IFRS as adopted by the United Kingdom and elected to prepare the Parent Company financial statements in accordance with the United Kingdom Generally Accepted Accounting Practice, including FRS 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' (UK Accounting Standards and applicable law).

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Under Company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Parent Company and of the profit or loss of the Group for that period. In preparing these financial statements, the directors are required to: • select suitable accounting policies and then apply them consistently; • make judgements and accounting estimates that are reasonable and prudent; • for the Group financial statements, state whether they have been prepared in accordance with IFRS as adopted by the United Kingdom; • for the Parent Company financial statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements; • prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and the Parent Company will continue in business. The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and the Parent Company and enable them to ensure that the financial statements comply with the Companies Act 2006. The Directors are also responsible for safeguarding the assets of the Group and the Parent Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are responsible for the maintenance and integrity of the Company’s website. Legislation in the United Kingdom governing directors’ responsibilities may differ from legislation in other jurisdictions. Directors’ confirmations Each of the persons who is a Director at the date of approval of this Annual Report and group and parent company financial statements confirms that: so far as the Director is aware, there is no relevant audit information of which the Group’s auditor is unaware; and the Director has taken all the steps that he ought to have taken as a Director in order to make themselves aware of any relevant audit information and to establish that the Group’s auditor is aware of that information. This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act. Annual general meeting The AGM will be held on 28 June 2024. Further details will be provided in due course. Approved by the Directors and signed on its behalf by: Christian Itin Chief Executive Officer and Director Date: 5 June 2024 Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom AUTOLUS THERAPEUTICS PLC Directors’ Report For the year ended 31 December 2023 23

Annual Statement from the Chair of the Compensation Committee Dear Shareholder, As the Chair of the Compensation Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Autolus Therapeutics plc (the “Company” or “Autolus” or “Group”), the Directors’ remuneration report for the year ended 31 December 2023 (the “Directors’ Remuneration Report”). The Group’s Annual Report and Accounts, along with the Directors’ Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 28 June 2024 (the “AGM”). The Directors’ Remuneration Policy was approved at our Annual General Meeting in 2022 and will remain valid until replaced by a new or amended policy (expected to occur at the Annual General Meeting in 2025). Introduction During the period covered by this Directors’ Remuneration Report, we maintained the remuneration programs and policies that the Committee established during the financial year 2020 and implemented strategic compensation initiatives designed to incentivise and retain key employees in the Group. However, in early 2023, we adjusted both the cash and equity components of non-executive director compensation to better align our compensation practices with those of our peer group. These changes, and the reasons behind them, are described in greater detail below. As we continue the Group’s operations, the Committee’s role will be to ensure that Directors and senior executives at Autolus are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee seeks to accomplish this by establishing remuneration programs that are grounded in market practice, are effective at driving proper management behaviours, clearly link pay and performance and are cost efficient overall. Key considerations guiding the implementation of our Remuneration Policy are discussed further on page 27. Corporate Governance Standards As a public company, we are subject to corporate governance standards and regulations applicable in the United States and the United Kingdom; however, the UK Corporate Governance Code does not apply to us as our securities are listed solely on NASDAQ. For example, in order to conform to director independence standards applicable in the United States, our Chief Executive Officer (“CEO”) is the only executive director of the Company, and we currently intend to add only non-executive directors to our Board. As such, the Directors’ Remuneration Report and the Remuneration Policy as they relate to executive directors address only the compensation of our CEO. The Global Marketplace for Talent Autolus is a biopharmaceutical company with operations in Europe and the United States. The Group plans to expand its operations in both geographic regions in line with the growth of its clinical and manufacturing activities and its plans to commercialise its products in these geographies. Given that the market for experienced directors and biopharmaceutical executive management talent, particularly in the United States, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices. This will help attract and retain directors and motivate the superior executive management talent needed to successfully manage the Group’s complex global operations. Being consistent in this market view of the United States as the primary benchmark for remuneration practices for directors and the CEO (as our sole executive director) is key for the Group as it builds its global operations in a manner designed to deliver sustainable long-term growth and shareholder value. During the 2023 financial year, the Committee undertook a benchmarking review for director and executive director compensation, which included a review of compensation practices of comparable companies to Autolus in the US and Europe, and referred to this analysis in calibrating its decisions and recommendations with respect to director and non- executive director compensation. In taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies’ guidance, and the UK Corporate Governance Code, and has incorporated these into its remuneration programs, policies and decisions where it believes they best serve the long-term interests of shareholders. In early 2024, following the resignation of two of our non-executive directors and the appointment of several new directors, we performed a fresh benchmarking review for non-executive director compensation to ensure that our remuneration package was competitive in the relevant markets. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 24

Remuneration Program Highlights While I recommend that you carefully read the disclosure on our programs and policies that follows this letter to help with the understanding of our approach to director compensation, I want to highlight the following aspects of our program below: • Pay for Performance – We believe that a significant portion of remuneration of our directors and our CEO (as our sole executive director) should be based on achieving objectives designed to create inherent value in the Company, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our CEO includes a significant performance-based cash bonus opportunity and a large equity incentive component, and our directors receive equity incentives designed to reward long-term value creation for our shareholders. • Shareholding requirements for Executive Directors – We believe having these requirements encourages executive directors to build meaningful shareholding positions and furthers alignment of their interests with those of shareholders. Executive directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment. • Recovery Policy – To further embed the linkage between pay and performance, any annual bonus and Equity Incentive Plan awards for the CEO as our sole executive director are subject to recovery and withholding provisions which permit the Directors, in its discretion, to reduce the size of any awards in the event of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the employee. During 2024, in accordance with SEC and NASDAQ listing rules, the Company adopted a new Incentive Compensation Recoupment Policy covering any amounts received by executive officers based on financial reporting measures that are later restated by the Company. • 2023 Remuneration Outcome – As outlined above, a core principle in Autolus’ remuneration program is the linkage between pay and performance. In financial year 2023, the annual bonus of Christian Itin, our CEO and sole executive director, was based entirely on corporate objectives. At a meeting on 23 February 2024, the Compensation Committee of the Board determined that the Company achieved 120% of its annual corporate objectives. However, in light of outstanding performance during the year, the Committee decided to award the CEO a bonus based on overall corporate goal achievement of 140%, which resulted in a total bonus pay out to the CEO of 84% of his base salary for financial year ended 31 December 2023. This bonus was paid in March 2024. This outcome was based on achievements versus goals in the following key areas: Clinical Development: Progress of FELIX clinical study (obe-cel), Finance: Maintain strong capital position through non-dilutive means and Communication and Publications. All goals were achieved in full and in some instances exceeded, resulting in the overall above target outcome. The Compensation Committee exercised discretion in the evaluation of achievement of certain criteria and the establishment, during the year, of additional corporate objectives reflecting developments during the year. Please see page 41 for additional details on this bonus outcome and the pay for performance linkage. • Major Decisions and Substantial Changes regarding Directors’ Remuneration – During financial year 2023, the Compensation Committee performed a benchmarking analysis of directors’ remuneration based on the Company’s peer group. Based on this benchmarking, the following changes to annual retainers were adopted by the Compensation Committee effective 1 April 2023: ◦ Chair: increased from £50,000 to £52,500; ◦ Non-Employee Director (other than Chair): increased from £30,000 to £31,500; ◦ Audit Committee Chair: increased from £12,000 to £13,000; ◦ Audit Committee member (other than Chair): increased from £6,000 to £6,500; ◦ Compensation Committee Chair: increased from £9,000 to £10,000; ◦ Compensation Committee member (other than Chair): increased from £4,500 to £5,000; ◦ Nominating and Corporate Governance Committee Chair: increased from £6,000 to £7,000; ◦ Nominating and Corporate Governance Committee member (other than Chair): increased from £3,000 to £3,500. Based on an updated benchmarking conducted in early 2024 the Compensation Committee approved a further revision to the Policy, effective 1 April 2024, to increase in the annual stipends payable to members and Chairs of the Nominating & Corporate Governance committee of the Board as follows: £8,000 Chair, £4,000 member (from £7,000 and £3,500 respectively). AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 25

The Board and Committee, respectively, applied discretion in setting such amounts, based on the benchmarking analysis conducted by the Committee’s independent compensation consultant, the Group’s immediate need to recruit non- executive directors to fill current and anticipated vacancies, and the workload associated with the position of Board or committee Chair. Conclusion The Committee believes the proposals put forth in this report will properly motivate our directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner. I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support. Yours sincerely John Berriman Chair of the Compensation Committee 5 June 2024 AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 26

Remuneration Policy This part of the Directors’ Remuneration Report sets out the Remuneration Policy for the Company’s directors and executive directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Remuneration Policy was approved by the Shareholders at the AGM on 18 June 2022 and remains in effect from the date of approval for a period of three years, or until a revised policy is approved by shareholders. The scenario charts have been updated to reflect the intended application of the policy for the 2023 financial year. A copy of the shareholder-approved policy (including the scenario charts for the 2021 financial year) is in the Annual Report and Financial Statements for the year ended 31 December 2021, which is available on the Company’s website. Key considerations when determining the Remuneration Policy The Committee designed the Remuneration Policy with a number of specific objectives in mind. The Remuneration Policy should: • enable the Group to attract, retain and motivate high calibre directors and the CEO who is currently the sole executive director, and focus them on the delivery of the Group's strategic and business objectives; • encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards; • be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance; • encourage equity ownership by directors and the CEO to motivate and align them with the overall interests of shareholders and the Group; • be simple and understandable, both internally and externally; and • take due account of good governance and promote the long-term success of the Group. In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Group; the Group's risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders. The Remuneration Policy applicable to executive directors is designed to provide the Committee with the parameters within which to set the specific individual compensation during the upcoming three-year period. In making its decisions, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Company’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 27

Executive Director Remuneration Policy Table The table below sets out, for each element of pay, a summary of how remuneration of executive directors is structured and how it supports the Company’s strategy. Base salary To recruit and retain executive directors of the highest calibre who are capable of delivering on the Company's strategic objectives, reflecting the individual’s experience and role within the Company. Base salary is designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could encourage excessive risk taking. Salaries are normally reviewed annually, and changes are generally effective from the start of the Company’s financial year. The annual salary review for executive directors takes a number of factors into consideration, including: • business performance; • salary increases awarded to the overall employee population; • skills and experience of the individual over time; • scope of the individual’s responsibilities; • changes in the size and complexity of the Company; • market competitiveness assessed by periodic benchmarking; and • the underlying rate of inflation. Whilst there is no prescribed formulaic maximum, any increases to base salary will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation. Base salary increases are awarded at the discretion of the Committee based on the factors outlined in this table (see column “Operation”). Executive Directors' performance is a factor considered when determining any base salary increases. Benefits Reasonable benefits-in-kind are provided to support executive directors in carrying out their duties and assist with retention and recruitment. The Company aims to offer benefits that are in line with market practice. The benefits currently available to our executive director include death in service insurance, permanent health insurance, an allowance for health insurance, a housing allowance and an allowance for tax advice. The Committee retains discretion to offer the following additional benefits: life and disability insurance, private medical insurance, temporary living and transportation expenses, relocation assistance, and tax equalisation to allow flexibility in employing a foreign national, all with or without tax gross-up. Travel and any reasonable business- related expenses (including tax thereon) may be reimbursed on a gross–of-tax basis. Executive Directors may become eligible for other benefits in the future where the Committee deems it appropriate. Where additional benefits are introduced for the wider workforce, executive directors may participate on broadly similar terms. The value of each benefit is not predetermined and is typically based upon the cost to the Company of providing such benefit. Not performance related. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 28

Pensions The Company aims to provide a contribution towards life in retirement. Executive Directors are eligible to receive employer contributions to fulfil statutory pension requirements or a salary supplement in lieu of pension benefits, or a mixture of both. Up to 10% of base salary. Not performance related. Annual bonus The annual bonus scheme rewards the achievement of objectives that support the Company's corporate goals and delivery of the business strategy in the short term. Bonuses are determined based on measures, targets and stretch targets that are agreed by the Committee at the start of each financial year. However, the Committee retains the discretion to include achievements that have not been established as corporate goals at the beginning of the year. The target bonus opportunity for executive directors ranging from 60% to 120% of salary, with a maximum bonus opportunity of up to 200% of the target bonus based on achievement pre- defined stretch targets. Performance measures are determined by the Committee each year and may vary to ensure that they promote the Company’s business strategy and shareholder value. The annual bonus will be based on corporate measures, including financial and/or strategic measures. Bonus measures are reviewed annually, and the Committee has the discretion to vary the mix of measures or to introduce new measures, based on the strategic focus of the Company at that time. The Committee may alter the bonus outcome if it considers that the level of pay- out is inconsistent with overall Company performance, taking account of any factors it considers relevant. This will help ensure that pay outs reflect overall Company performance during the period. Bonus payments are subject to recovery and withholding provisions. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 29

Equity Incentive Plan (EIP) The EIP is designed to incentivise the successful execution of business strategy over the longer term, to provide long-term retention, and to increase alignment of interests with shareholders. The EIP facilitates share ownership to provide further alignment with shareholders. Awards will typically be granted annually, in the form of options, share appreciation rights, restricted shares/ units or performance shares/units that normally vest over a period of up to four years. At the discretion of the Committee, participants may also be entitled to receive the value of dividends paid between grant and vesting on vested shares. The payment may be in cash or shares and may assume dividend reinvestment. EIP awards are not subject to any holding period. There is no maximum opportunity under the EIP. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity- based remuneration competitive to that offered by a set of comparable companies with whom we may compete for executive talent. The Committee will select the most appropriate form of EIP award each year. Awards are subject to recovery and withholding provisions. All-employee share schemes Encourages employee share ownership and therefore increases alignment of interests with shareholders. The Company may, from time to time, operate tax-approved share plans (such as HM Revenue & Customs (“HMRC”)- approved Save As You Earn Option Plan and Share Incentive Plan) for which executive directors would be eligible on the same basis as all other employees. The schemes are subject to the limits set by HMRC. Not performance related. Share ownership guidelines Encourages executive directors to build a meaningful shareholding so as to further align their interests with those of shareholders. Shares owned outright by the executive director or a connected person are included. Vested share awards and vested in-the-money share option awards are included on a net of tax basis. Executive Directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment. Not performance related. Executive Directors Purpose and link to strategy Operation Maximum opportunity Performance metrics Notes to the Remuneration Policy Table Legacy arrangements For the duration of this Remuneration Policy, the Company will honour any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their original or modified terms. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 30

Recovery and withholding Awards under the annual bonus and the EIP are subject to recovery and withholding provisions which permit the Committee, in its discretion, to reduce the size (including to zero) of any future bonus or share award granted to the executive director, to reduce the size (including to zero) of any granted but unvested share award, or to require the executive director to make a cash payment to the Company. The circumstances in which the Company may apply the recovery and withholding provisions are the discovery of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the executive director. In respect of cash bonus payments, the recovery and withholding provisions apply for one year from the date of payment of the bonus (or, if later, the date of publication of the Company's financial results for the year following the relevant year over which the bonus was earned). In respect of share awards under the annual bonus plan and the EIP, recovery and withholding provisions apply up until the first anniversary of the date on which the relevant award vests, although the Committee may extend this period for a further two years if there is an ongoing investigation into the circumstances of any event that, if determined to have occurred, would permit the Committee to operate the recovery and withholding provisions. Performance conditions The choice of annual bonus performance metrics reflects the Committee’s belief that any incentive-based remuneration should be appropriately challenging and tied to the delivery of key financial and strategic targets intended to ensure that executive directors are incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set. The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Additional details of the targets will be disclosed when they are no longer considered to be commercially sensitive, usually following the end of the relevant financial year in the Directors’ Remuneration Report. Where used, performance conditions applicable to EIP awards will be aligned with the Company’s objective of delivering meaningful increases in long-term value to shareholders. Prior to each award, the Committee has flexibility to select measures that are fully aligned with the strategy prevailing at the time awards are granted. Notwithstanding this, the Committee would, if appropriate, seek to consult with major shareholders in advance of any material change to the choice or weighting of performance measures. The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Company’s strategic objectives and the interests of shareholders. Differences in remuneration policy between executive directors and other employees The overall approach to reward for employees across the workforce is a key reference point when setting the remuneration of the executive directors. When reviewing the salaries of the executive directors, the Committee pays close attention to pay and employment conditions across the companies in our US and European peer groups. The key difference between the remuneration of executive directors and that of our other employees is that, overall, at senior levels, remuneration is increasingly long-term, and ‘at risk’ with an emphasis on performance-related pay linked to business performance and share-based remuneration. This ensures that remuneration at senior levels will increase or decrease in line with business performance and provides alignment between the interests of executive directors, the Company and shareholders. Committee discretion in operation of variable pay schemes The Committee operates under the powers it has been delegated by the Board. In addition, it complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 31

These include the following: • selecting the participants in the plans; • determining the timing of grants of awards and/or payments; • determining the quantum of awards and/or payments (within the limits set out in the policy table above); • determining the choice (and adjustment) of performance measures and targets for each incentive plan in accordance with the policy set out above and the rules of each plan; • determining the extent of vesting based on the assessment of performance and discretion relating to measurement of performance in certain events such as a change of control or reconstruction; • determining whether awards would be granted over and/or satisfied with ordinary shares and/or ADS’ and/or cash; • whether the “malus and clawback principles” shall be applied to any award in the relevant circumstances and, if so, the extent to which it shall be applied; • making the appropriate adjustments required in certain circumstances, for instance for changes in capital structure; • determining “good leaver” status for incentive plan purposes and applying the appropriate treatment; and • undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year. If an event occurs which results in the annual bonus plan or EIP performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Company's major shareholders. Shareholder views The Board is committed to dialogue with shareholders. The Committee will consider shareholder feedback received following the AGM, as well as any additional feedback and guidance received from time to time. This feedback will be considered by the Committee as it develops the Company’s remuneration framework and practices going forward. Assisted by its independent adviser, the Committee also actively monitors developments in the expectations of institutional investors and their representative bodies. Employment conditions The Committee is regularly updated throughout the year on pay and conditions applying to Company employees. Where significant changes are proposed to employment conditions elsewhere in the Company, these are highlighted for the attention of the Committee. The Remuneration Policy for executive directors supports the business needs of the Company, ensuring it promotes long- term success whilst enabling it to attract, retain and motivate executive directors of a high calibre. The Committee consulted with members of senior management regarding the Remuneration Policy but did not seek input from the larger employee base. The Committee is satisfied that the Remuneration Policy supports the Company’s strategy of growing long-term shareholder value and appropriately balances fixed and variable remuneration. With a high proportion of reward delivered in the form of equity, this ensures that executive directors have a strong alignment with shareholders through the Company’s share price. Other remuneration policies Remuneration for new appointments Where it is necessary to appoint or replace an executive director, the Committee’s approach when considering the overall remuneration arrangements in the recruitment of a new executive director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with our policy and the Committee will not pay more than is necessary for a successful recruitment. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 32

The remuneration package for a new executive director will be set in accordance with the terms of the Company’s approved Remuneration Policy in force at the time of appointment. Further details are provided below: Salary The Committee will set a base salary appropriate to the calibre, experience and responsibilities of the new appointee. In arriving at a salary, the Committee may take into account, amongst other things, the market rate for the role and internal relativities. The Committee has the flexibility to set the salary of a new executive director at a lower level initially, with a series of planned increases implemented over the following few years to bring the salary to the desired positioning, subject to individual performance. Benefits Benefits will be consistent with the principles of the Remuneration Policy. The Company may award certain additional benefits and other allowances including, but not limited to, those to assist with relocation support, temporary living and transportation expenses, educational costs for children and tax equalisation to allow flexibility in employing a foreign national. Pension benefits A maximum pension contribution of 10% consistent with the Remuneration Policy. For an internal appointment, his or her existing pension arrangements may continue to operate. Any new executive director based outside the UK will be eligible to participate in pension or pension allowance, insurance and other benefit programs in line with local practice. Annual bonus The maximum bonus opportunity for new appointments is 200% of salary consistent with the Remuneration Policy. Equity Incentive Plan No maximum opportunity for new executive director appointments. Buy-out awards In addition to the above, the Committee may offer additional cash and/or share-based elements in order to 'buy out' remuneration relinquished on leaving a former employer. In the event that such a buy-out is necessary to secure the services of an executive director then the structure of any award or payment will mirror, as far as is possible, the arrangements in place at the incoming executive director’s previous employer, including the vehicle, structure, vesting periods, expected value and performance conditions. Any share awards made in this regard may have no performance conditions, or different performance conditions, or a shorter vesting period compared to the Company’s existing plans, as appropriate. Shareholders will be informed of any buy-out arrangements at the time of the executive director’s appointment. Depending on the timing and responsibilities of the appointment, it may be necessary to set different annual bonus/EIP performance measures and targets as applicable to other executive directors. Service contracts and termination policy The Company's policy on remuneration for executive directors who leave the Company is set out below. As a matter of policy, Executive Directors should have contracts with an indefinite term providing for a maximum of up to 3 months’ notice. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case. Generally, in the event of termination, the executive directors’ service contracts may provide for payment of basic salary and benefits over the notice period. The Company may elect to make a payment in lieu of notice equivalent in value to basic salary for any unexpired portion of the notice period. The service contracts of executive directors may include additional payments within the parameters outlined below. In setting the specific terms for an executive director, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Company’s peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 33

Termination without cause or for cause by participant1 Termination for cause1 Termination in connection with change of control Salary A payment up to 18 months’ salary payable as a lump sum or on a monthly basis. No payment. A payment up to 24 months’ salary payable as a lump sum or on a monthly basis. Annual bonus A bonus up to one year’s target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis. No bonus payable. A bonus up to 24 months’ target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis. Equity Incentive Awards Acceleration of vesting of up to 12 months is permissible; however, awards may vest at the normal time or be accelerated at the Committee’s discretion, or to the extent that any performance conditions have been achieved. The Committee has discretion to determine that awards will vest early, on the date of cessation. Awards which are granted as market value options or share appreciation rights, and which have vested may remain exercisable for up to twelve months at the discretion of the Committee or as prescribed in the equity incentive plan or employment agreement. All outstanding awards, including those which have vested but are unexercised, will lapse immediately upon cessation of employment, unless the Committee determines otherwise. Full vesting on termination within 6 months prior to or 24 months after the date of Change of Control. Exceptionally, the Committee may provide that, on the occurrence of a Change of Control, awards will: lapse in full; vest in full (in cash, shares or other property); be replaced with other rights or property; or be adjusted as to the number or type of shares over which they are granted. 1Circumstances in which the executive director may be terminated for cause include failure to carry out employment duties or lawful directions, criminal conviction, fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duties or such other circumstances as further described in the employment agreement. Circumstances in which the executive director may terminate for cause include a unilateral reduction by the Company of the executive director’s salary or responsibilities, failure to pay an earned bonus, and a material breach of the service agreement by the Company or such other circumstances as further described in the employment agreement. The Company is unequivocally against rewards for failure; the circumstances of any departure, including the individual’s performance, would be taken into account in every case. Statutory redundancy payments may be made, as appropriate. Service agreements may be terminated summarily without notice (or on shorter notice periods) and without payment in lieu of notice in certain circumstances, such as gross misconduct or any other material breach of the obligations under their employment agreement, or such other circumstances as further described in the employment agreement. The Company may require the individual to work during their notice period or may place them on garden leave during which they would be entitled to base salary and benefits. Except in the case of gross misconduct or resignation, the Company may, at its absolute discretion, reimburse any reasonable professional fees relating to the termination of employment and, where an executive director has been required to relocate, pay reasonable repatriation costs, including possible tax exposure costs. This includes any statutory entitlements or sums to settle or compromise claims in connection with a termination (including, at the discretion of the Committee, reimbursement for legal advice and provision of outplacement services). Policy on external appointments The Board believes that it may be beneficial to the Company for executive directors to hold non-executive directorships outside the Company. Any such appointments are subject to approval by the Board and the executive director may retain any fees received at the discretion of the Board. The Company’s sole executive director does not currently hold any external non-executive directorships. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 34

Employment Terms and Remuneration Scenarios for Executive Directors The Company’s CEO and currently its sole executive director has a rolling service agreement which may be terminated in accordance with the terms set forth therein. The service agreement is available for inspection at the Company’s registered office during normal business hours. The termination notice period is listed in the table below: Name Date of service contract Notice period Christian Itin, Ph.D. 2 June 2019 Three months for either party Upon termination by the Company without cause or by the executive director for cause, the executive director is entitled to receive twelve months’ cash severance and a bonus pro-rated for the time served during the applicable financial year. If such termination occurs during a period starting three months prior to a change of control of the Company to twelve months after such change of control, the executive director is entitled to receive an additional 6 months’ cash severance. The charts below show an estimate of the 2024 remuneration package for the Company’s CEO and sole executive director, under three assumed performance scenarios, based upon the Remuneration Policy set out above. The scenarios are defined as follows: Below Target (comprising fixed pay only): ▪ Base salary as at 1 January 2024: £475,200 ▪ Benefits: estimated value of the various benefits Target: ▪ Fixed pay as set out above ▪ Assumes bonus pay-out for 2024 bonus for on-target performance (60% of salary) Maximum: ▪ Fixed pay as set out above ▪ Assumes maximum bonus pay-out for 2024 bonus, i.e. bonus of 120% of base salary payable for achievement of all base 12 and stretch corporate goals The bar chart below does not include any value for equity-based award remuneration. We do not believe it is possible to reasonably quantify the value that might result from outstanding options and other equity-based awards. No awards or benefits were granted in 2023 or are expected to be granted in 2024 with performance measures or targets that relate to more than one financial year. All amounts listed in GBP (£). AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 35

Non-Executive Director Remuneration Policy Table The table below sets out, for each element of pay, a summary of how remuneration of non-executive directors is structured and how it supports the Company’s strategy. Fees To attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of strategy, performance, resources and standards of conduct. Non-Executive Directors receive an annual retainer paid in cash, comprising a base fee plus additional fees for additional responsibilities, such as a Committee Chair or membership and the role of Lead Independent Director or Chairperson. These fees are determined by the full Board of Directors, upon recommendation of the Compensation Committee. When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment. In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non- Executive Directors, the Board may pay additional fees to recognise that additional workload. Non- executive directors ordinarily do not participate in any pension, bonus or performance-based share incentive plans. Travel, accommodation and other business-related expenses incurred in carrying out the role will be paid or reimbursed by the Company including, if relevant, any gross-up for tax. Actual fee levels are disclosed in the annual Directors’ Remuneration Report for the relevant financial year. Not performance related. Non-Executive Directors Policy Table Purpose and link to strategy Operation Maximum opportunity Performance metrics AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 36

Equity Incentive Awards To facilitate share ownership and provide alignment with shareholders. Non-Executive Directors may receive an equity incentive award in the form of options, share appreciation rights, restricted shares / units or performance shares / units or such other form permitted in the EIP. New Non-Executive Directors receive an initial equity incentive award upon appointment or election. In addition, Non-Executive Directors receive annual equity incentive awards at the time of the annual meeting. There is no maximum number of equity incentive awards that may be awarded to individuals each year. Not performance related. The initial equity award normally vests over three years. The annual equity awards normally vest over 12 months. The size of the equity incentive awards is determined by the Committee. When reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment. Non-Executive Directors Policy Table Purpose and link to strategy Operation Maximum opportunity Performance metrics Non-Executive Directors’ terms of engagement Each of the non-executive directors is engaged under a non-executive director appointment letter. The terms of appointment for a non-executive director would be in accordance with the Remuneration Policy for non-executive directors as set out in the policy table. Newly appointed non-executive directors receive an initial, one-time equity award of options to purchase 80,000 of our ADSs on the date of such appointment to the Board, which will vest in equal monthly instalments through the third anniversary of the grant date. In addition, a non-executive director who is initially appointed to serve as Chair of the Board or of a committee receives an option to purchase up to 40,000 of our ADSs on the date of such appointment, which will vest in equal monthly instalments through the third anniversary of the grant date. However, the Committee may decide to grant a higher or lower amount as appropriate. On the date of each of our annual meeting of shareholders, each non-executive director that continues to serve will be granted an option to purchase 80,000 of our ADSs, which will vest in equal monthly instalments through the first anniversary of the grant date. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 37

In any event, each appointment is terminable by either party on not less than 30 days’ written notice. Our Board is classified, meaning that each of our Directors is designated to one of three classes and is elected to serve a three-year term. Non-executive Directors are only entitled to fees accrued to the date of termination. The dates of appointment of each of the non-executive Directors serving at 31 December 2023 are summarised in the table below. Non-Executive Directors Date of contract or date of appointment John Johnson2 15 September 2021 Joe Anderson, Ph.D. 15 June 2018 Linda Bain 15 June 2018 John Berriman 15 June 2018 Cynthia Butitta 15 June 2018 Kapil Dhingra, M.D.1 15 June 2018 Robert Iannone, M.D. 15 June 2023 Elisabeth Leiderman, M.D. 20 December 2023 Martin Murphy, Ph.D. 14 June 2018 William Young, Ph.D. 6 November 2021 1 Dr Dhingra resigned from the Board effective 31 December 2023. 2 Mr Johnson resigned from the Board effective 1 April 2024. Non-executive Directors’ letters of appointment are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM. Annual Report on Remuneration This part of the Directors’ Remuneration Report has been prepared in accordance with Part 3 of The Large and Medium- sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Annual Report on Remuneration and the Annual Statement by the Chair of the Committee will be put to a single advisory shareholder vote at the AGM on 28 June 2024. The information in this part of the report has been audited where required under the foregoing regulations and is indicated as audited where applicable. Period covered by the Directors’ Remuneration Report The Directors' Remuneration Report that follows is for the full year period from 1 January 2023 to 31 December 2023 except where otherwise stated. Compensation Committee The current members of the Committee are John Berriman (Chair), Cynthia M. Butitta and Dr Martin Murphy. All members of the Committee are independent. Members of management, including the CEO, and the Company Secretary, are invited to attend meetings where appropriate. The Company Secretary acts as the secretary to the Committee. No Director or employee is involved in any decisions and are not present for any discussions regarding their own remuneration. No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the non-executive Directors are approved by the Board on the recommendation of the Committee. Meetings attendance (between 1 January 2023 and 31 December 2023) The Committee convenes at regularly scheduled meetings in connection with quarterly Board meetings. In addition, the Committee meets on an as-needed basis, or approves matters in the form of resolutions by written consent. The table below shows the Committee’s attendance at scheduled meetings in 2023. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 38

Name of Committee Member Attendance John Berriman 5 of 5 Cynthia M. Butitta 5 of 5 Martin Murphy, Ph.D. 5 of 5 Independent advisors Wholly independent advice on director remuneration is received from time to time from the executive compensation practice of Aon plc. Aon was appointed by the Committee following a competitive tender process. Aon was appointed by the Committee following a competitive tender process. Aon is a member of the Remuneration Consultants Group and is a signatory to its Code of Conduct and the Committee is satisfied that the advice received from them was objective and independent. During the period covered by this Directors’ Remuneration Report, Aon advised the Committee on the Company’s remuneration programs and policies, benchmarking remuneration for new hires, and other related matters. During the year, £147,000in fees were charged by Aon for year ended 31 December 2023 for advice to the Committee on a time spent basis. Responsibilities and philosophy of the Compensation Committee The Committee’s principal function is to support the Group's strategy by ensuring that those individuals responsible for delivering the strategy are appropriately incentivised and rewarded through the operation of the Remuneration Policy. In determining the Remuneration Policy, and in constructing the remuneration arrangements for directors, executive directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate such individuals of the highest calibre. The Committee is responsible for and, where applicable considered during the period: • evaluating the efficacy of the Company’s Remuneration Policy and strategy; • reviewing and determining remuneration to be paid to the Company’s executive directors, including setting the Remuneration Policy; • reviewing and making recommendations to the Board regarding remuneration for non-executive directors, including the approval of the Non-Executive Director Compensation Policy; • establishing the design and performance targets of all share incentive plans; • assessing the appropriateness and subsequent achievement of the performance targets related incentive plans; • preparing any report on executive remuneration required by the rules and regulations of the U.S. SEC, NASDAQ and as required under English law; • reviewing, evaluating, and approving employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusting remuneration, as appropriate; • evaluating and approving remuneration plans and programs and establishing equity remuneration policies; • reviewing remuneration practices and trends to assess the adequacy and competitiveness of the executive remuneration programs as compared to industry peers, and determining the appropriate levels and types of remuneration to be paid; • approving any loans by the Group to employees; • reviewing and approving remuneration arrangements for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest; • reviewing the Group’s practices and policies of employee remuneration as they relate to risk management and risk-taking incentives; and • reviewing the Directors’ Remuneration Report. The Committee is formally constituted and operates on written terms of reference, which are available on the Company's website, https://www.autolus.com/investor-relations/corporate-governance/documents-charters. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 39

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

The information provided in this part of the Directors' Remuneration Report is subject to audit

The Remuneration Committee presents the Report on Remuneration for the year ended 31 December 2023, which will be put to shareholders for a non-binding vote at the Annual General Meeting to be held on 28 June 2024.

Single total figure of remuneration for each Director

The table below shows the total remuneration received by the Directors for the years ended 31 December 2023 and 2022, respectively in pound sterling thousands. Total remuneration is the sum of emoluments plus company pension contributions.

		Fixed remuneration		Variable remuneration						
£ thousands	Year	Base salary /fees	Pension	Taxable Benefits [3]	Bonus	LTIP[1]	Other[2]	Total remuneration	Total fixed remuneration	Total variable remuneration
Executive Director										
Christian Itin, Ph.D.	2023	432.0	—	75.2	362.9	—	2.8	872.9	432.0	440.9
	2022	415.0	—	26.6	186.8	71.0	2.6	702.0	415.0	287.0
Non-Executive Directors										
John Johnson	2023	51.9	—	—	—	—	—	51.9	51.9	—
	2022	50.0	—	—	—	—	—	50.0	50.0	—
Joe Anderson, Ph.D.	2023	40.9	—	—	—	—	—	40.9	40.9	—
	2022	39.0	—	—	—	—	—	39.0	39.0	—
Jay Backstrom, M.D, MPH	2023	7.0	—	—	—	—	—	7.0	7.0	—
	2022	42.0	—	—	—	—	—	42.0	42.0	—
Linda Bain	2023	47.3	—	—	—	—	—	47.3	47.3	—
	2022	45.0	—	—	—	—	—	45.0	45.0	—
John Berriman	2023	40.9	—	—	—	—	—	40.9	40.9	—
	2022	39.0	—	—	—	—	—	39.0	39.0	—
Cynthia M. Butitta	2023	42.4	—	—	—	—	—	42.4	42.4	—
	2022	40.5	—	—	—	—	—	40.5	40.5	—
Kapil Dhingra, M.D.	2023	48.6	—	—	—	—	—	48.6	48.6	—
	2022	42.0	—	—	—	—	—	42.0	42.0	—
Robert Iannone, M.D.	2023	20.5	—	—	—	—	—	20.5	20.5	—
Elisabeth Leiderman, M.D.	2023	1.2	—	—	—	—	—	1.2	1.2	—
Martin Murphy, Ph.D.	2023	36.0	—	—	—	—	—	36.0	36.0	—
	2022	34.5	—	—	—	—	—	34.5	34.5	—
William Young	2023	37.7	—	—	—	—	—	37.7	37.7	—
	2022	34.5	—	—	—	—	—	34.5	34.5	—
Total	**2023**	**806.4**	**—**	**75.2**	**362.9**	**—**	**2.8**	**1,247.3**	**806.4**	**440.9**
	2022	**781.5**	**—**	**26.6**	**186.8**	**71.0**	**2.6**	**1,068.5**	**781.5**	**287.0**

[1] During the year ended 31 December 2022, performance-based restricted stock units granted to Dr Itin in January 2021, vested upon the achievement of a specified clinical milestone. The value of the performance-based awards in the table is based on the market value of underlying shares at the date of vesting being $1.74 on 13 December 2022, and converted into pound sterling using the spot rate on the date of vest. The value of non-performance-based equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price, which is nil because the exercise price is equal to the market value of the underlying shares at the date of grant.

[2] Other benefits include group income protection paid by the Company for Dr Itin.

[3] Taxable benefits primarily include travel and accommodation allowances and gross of related tax.

40

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

2023 Annual bonus (audited)

In 2023, the CEO's annual bonus was based entirely on corporate objectives. The outcomes were as follows:

Objectives and Targets	Relative weighting	Achievement	Achievement Percentage
Clinical Development: Progress of FELIX clinical study (obe-cel)	55%	Achieved	57.5%
Finance: Maintain strong capital position through non-dilutive means	35%	Achieved	55.0%
Communication and Research: publications & presentations	10%	Partial	7.5%
		TOTAL	**120%**

In assessing the achievement of corporate objectives during 2023, the Committee considered the closing in February 2024 of the BioNTech collaboration, the negotiation of which had commenced in 2023, and the associated public offering of ADSs, neither of which was contemplated when the 2023 corporate goals were originally established. The Committee evaluated the "Finance" objectives noted in the table above in light of these completed transactions, resulting in the achievement of one or more stretch goals. The overall bonus outcome of 120% of target (out of a maximum of 150%) resulted in a total bonus pay out for the CEO of 140% of salary for the 2023 financial year (being 75% of his target bonus). This bonus was paid in March 2024.

Long-term incentive plan

Awards vesting based on performance ending in the 12 months ended 31 December 2023 (audited)

During the prior year ended 31 December 2022, performance-based restricted stock units granted to Dr Itin in January 2021, vested upon the achievement of a specified clinical milestone. The value of the performance-based awards is based on the market value of underlying shares at the date of vesting being $1.74 on 13 December 2022, and converted into pound sterling using the spot rate on the date of vest. There were no performance-based restricted stock units granted or vested in the year to Dr Itin for the year ended 31 December 2023. During the year ended 31 December 2023, 50,000 performance based share options which were granted in 2021 vested upon the achievement of a regulatory milestone.

Awards granted in the year

The CEO received the following awards of share options or other equity-based awards during the year ended 31 December 2023, granted under the Company's 2018 Equity Incentive Plan. All options granted to Dr Itin vest over a four-year period from the date of grant, with 25% of the award vesting on the first anniversary of the commencement date the remaining shares vesting in monthly in equal instalments thereafter, subject to Dr Itin's continued service through each vesting date. The award was granted on the basis of the CEO's pivotal role in ensuring achievement of the Company's goals, the recommendation of the independent compensation consultant, the size of awards granted to other senior executives and staff, and the aggregate value of vested awards held by the recipient.

Director	Form of award	Date of grant	Number of awards	Exercise price(1)	Face value at date of grant(2)	Fair value at date of grant(3)	Expiry date(4)
Christian Itin, Ph.D.	Fair market value share options	06/03/2023	500,000	$1.91	$955,000	$705,459	06/03/2033
	Fair market value share options	12/10/2023	500,000	$2.31	$1,155,000	$855,846	12/10/2033

1 The exercise price of all these share options was the market value of our ADSs at the date of grant.
2 The face value of share options granted have been calculated using the share price on the date of grant multiplied by the number of share options granted.
3 The fair value of share options granted is determined by taking the fair value calculated in accordance with the Black Scholes Model multiplied by the number of share options granted. Refer to note 19 of the consolidated financial statements for the year ended 31 December 2023 for the assumptions used in the determination of the fair value of share options.
4 All options granted under the 2018 Equity Incentive Plan have a contractual expiry date of ten years from the date of grant.

41

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Non-Executive Directors received the following option awards during the year ended 31 December 2023, each vesting based on the director's continued service through each vesting date. The award was granted on the basis of the Amended Restated Non-employee Director Compensation Policy, with an additional 25,000 shares approved by the Compensation Committee in October 2022 as a one-time catch-up award. The awards were granted under the Non-Employee Sub-Plan to the Company's 2018 Equity Incentive Plan. All options granted to our non-executive directors vest fully after one year, in twelve equal monthly instalments and have no performance conditions attached.

Non-Executive Director	Form of award	Date of grant	Number of awards	Exercise price(1)	Face value at date of grant(2)	Fair value at date of grant(3)	Expiry date(4)
John Johnson	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Joseph Anderson, Ph.D.	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Linda Bain	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
John Berriman	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Cynthia M. Butitta	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Kapil Dhingra, M.D.	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Robert Iannone, M.D.	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
Elisabeth Leiderman, M.D.	Fair market value share options	20/12/2023	80,000	$5.50	$440,000	$319,111	20/12/2033
Martin Murphy, Ph.D.	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033
William Young, Ph.D.	Fair market value share options	30/06/2023	105,000	$2.38	$249,900	$175,587	30/06/2033

1 The exercise price of all these share options was the market value of our ADSs at the date of grant.
2 The face value of share options granted have been calculated using the share price on the date of grant multiplied by number share options granted.
3 The fair value of share options granted is determined by taking the fair value calculated in accordance with the Black Scholes Model multiplied by the number of share options granted. Refer to note 19 of the consolidated financial statements for the year ended 31 December 2023 for the assumptions used in the determination of the fair value of share options.
4 All options granted under the 2018 Equity Incentive Plan have a contractual expiry date of ten years from the date of grant.

42

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Outstanding share options

The table below sets out all outstanding share options grants awarded to the CEO and the Non-Executive Directors up to 31 December 2023. Non-Executive Directors not listed below did not hold any equity awards as at 31 December 2023.

	Date of grant	Number of shares options granted	Total vested as at 31 Dec 2023	Vested during 2023	Total vested as at 31 Dec 2022	Exercise price[1]	Vesting end date	Expiry
Executive Director								
Christian Itin, Ph.D.	06/02/2018	131,868	131,868	—	131,868	$ 8.38	06/02/2022	06/02/2028
	18/12/2018	320,000	320,000	—	320,000	$ 30.29	18/12/2022	18/12/2028
	12/12/2019	300,000	300,000	75,000	225,000	$ 13.00	12/12/2023	12/12/2029
	15/01/2021	75,000	75,000	75,000	—	$ 9.02	17/11/2023	15/01/2031
	15/01/2021	75,000	—	—	—	$ 9.02	31/12/2024	15/01/2031
	17/12/2021	400,000	199,999	99,999	100,000	$ 5.44	17/12/2025	18/12/2031
	22/07/2022	250,000	88,541	88,541	—	$ 2.86	22/07/2026	22/07/2032
	06/03/2023	500,000	—	—	—	$ 1.91	06/03/2027	06/03/2033
	12/10/2023	500,000	—	—	—	$ 2.31	12/10/2027	12/10/2033
		2,551,868	**1,115,408**	**338,540**	**776,868**			
Non-Executive Directors								
John Johnson	15/09/2021	50,000	37,500	16,667	20,833	$ 6.60	15/09/2024	15/09/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 4.76	30/06/2024	30/06/2033
		175,000	**109,998**	**79,166**	**30,832**			
Joe Anderson, Ph.D.	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		175,000	**122,498**	**62,499**	**59,999**			
Linda Bain	21/06/2018	31,397	31,397	—	31,397	$ 17.00	21/06/2022	20/06/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	27/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	27/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	29/06/2033
		206,397	**153,895**	**62,499**	**91,396**			
John Berriman	23/02/2018	15,698	15,698	—	15,698	$ 8.00	23/02/2022	23/02/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		190,698	**138,196**	**62,499**	**75,697**			
Cynthia Butitta	08/03/2018	47,095	47,095	—	47,095	$ 8.00	08/03/2022	08/03/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		222,095	**169,593**	**62,499**	**107,094**			

43

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

	Date of grant	Number of shares options granted	Total vested as at 31 Dec 2023	Vested during 2023	Total vested as at 31 Dec 2022	Exercise price[1]	Vesting end date	Expiry
Non-Executive Directors								
Kapil Dhingra, M.D.	23/02/2018	15,698	15,698	—	15,698	$ 8.00	23/02/2022	23/02/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		190,698	**138,196**	**62,499**	**75,697**			
Robert Iannone, M.D.	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		105,000	**52,498**	**52,498**	**—**			
Elisabeth Leiderman, M.D.	20/12/2023	80,000	—	—	—	$ 6.00	20/12/2026	20/12/2033
		80,000	**—**	**—**	**—**			
Martin Murphy, Ph.D.[5]	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		175,000	**122,498**	**62,499**	**59,999**			
William Young, Ph.D.	06/11/2021	25,000	17,361	8,334	9,027	$ 6.00	06/11/2024	06/11/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		150,000	**89,859**	**70,833**	**19,026**			

[1] The exercise price of all these share options was the market value of our ADSs at the date of grant.

Statement of Directors' shareholding and share interests (audited)

The share interests of each Director as at 31 December 2023 (together with interests held by his or her connected persons) are set out in the table below. As a direct link between executive remuneration and the interests of shareholders, the Committee has implemented shareholding guidelines for executive directors. The guidelines require that executive directors build up and maintain an interest in the ordinary shares of the Company that is 200% of their salary within five years from appointment.

44

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Shareholdings for Directors who have held office as of 31 December 2023 are set out in the table below, including, in the case of our executive director, as a percentage of salary or fees.

	Beneficially owned ordinary shares as at 31 December 2023	Shares owned	Options			Current shareholding (% of salary)[1]	Shareholding requirement met?
			Vested but unexercised	Unvested without performance conditions	Unvested with performance conditions		
Executive Directors							
Christian Itin, Ph.D.	2,231,417	1,116,009	1,115,408	1,361,460	75,000	2613 %	Yes
Non-Executive Directors							
John Johnson	109,998	—	109,998	65,002	—	n/a	n/a
Joseph Anderson, Ph.D.	122,498	—	122,498	52,502	—	n/a	n/a
Linda Bain	153,895	—	153,895	52,502	—	n/a	n/a
John Berriman	274,527	136,331	138,196	52,502	—	n/a	n/a
Cynthia M. Butitta	179,593	10,000	169,593	52,502	—	n/a	n/a
Kapil Dhingra, M.D.[3]	211,733	73,537	138,196	—	—	n/a	n/a
Robert Iannone, M.D.	52,498	—	52,498	52,502	—	n/a	n/a
Elisabeth Leiderman, M.D.	—	—	—	80,000	—	n/a	n/a
Martin Murphy, Ph.D.[2]	122,498	—	122,498	52,502	—	n/a	n/a
William Young, Ph.D.	89,859	—	89,859	60,141	—	n/a	n/a

[1] The calculation is based on Dr Itin's 1,116,009 ordinary shares owned multiplied by the closing price of Autolus Therapeutics plc's ADSs of £5.06 ($6.44) on 31 December 2023, divided by his base salary of £432,000.
[2] Dr Murphy resigned from his position in Syncona Portfolio Limited during 2023. As a result, Dr Murphy was no longer deemed a beneficial owner with Syncona Portfolio Limited as of 31 December 2023.
[3] Dr Dhingra resigned from the Board effective 31 December 2023.

Payments to former Directors and for loss of office (audited)

No payments were made to former directors of the Company or in relation to loss of office during the year ended 31 December 2023 and 2022, respectively.

External directorships of executive directors

None during the year ended 31 December 2023 and 2022, respectively.

45

Performance graph The following graph compares the cumulative total shareholder return on our ADSs with that of the Nasdaq Biotechnology Index (“NBI”) and Nasdaq 100 Index for the five years ended 31 December 2023. The NBI has been chosen as an appropriate comparator as it comprises similar companies to us in the pharmaceuticals and biotechnology sectors. Aligning pay with performance The total remuneration figure for the CEO during the year ended 31 December 2023 is shown in the table below, along with the value of bonuses paid, and LTIP vesting, as a percentage of the maximum opportunity. CEO Financial year 2023 Financial year 2022 Financial year 2021 Total remuneration (£’000) £872.9 £702.0 £608.5 Actual bonus (% of the maximum)2 70.0% 37.5% 42.5% LTIP vesting (% of the maximum) N/A3 N/A1 N/A3 (1) During the year ended 31 December 2022, performance-based restricted stock units granted to Dr Itin in January 2021, vested upon the achievement of a specified clinical milestone. The value of the performance-based awards in the table is based on the market value of underlying shares at the date of vesting. There is no maximum LTIP percentage per the remuneration policy. (2) Dr Itin’s actual bonus as a percentage of the maximum eligible bonus for the years ended 31 December 2023, 2022 and 2021, respectively have been updated to reflect his actual bonus as a percentage of the maximum eligible bonus of 120%. (3) No performance-based long-term incentive awards were eligible to vest over the period. The CEO received awards of market-value options in 2021 and late 2019 which are eligible to vest in tranches starting from the grant date and onwards; however, these are subject to continued employment. Furthermore, the Directors’ Remuneration Policy imposes no maximum opportunity under the Equity Incentive Plan. AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 46

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Percentage change in remuneration of directors and employees (2023)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2023 and 2022, respectively. For the year ended 31 December 2023, the base salary of the CEO was increased to £432,000.

For the year ended 31 December 2023	Base salary	Annual bonus	Taxable benefits
CEO[1]	4.1%	94.3%	182.7%
Non-Executive Directors[2]	2.2%	—%	—%
Average percentage change of all employees[3]	10.7%	22.5%	25.1%

(1) In 2023, the CEO's basic salary has increased by 4.1% (from £415,000 to £432,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and the performance based RSU grant vested in December 2022 of £70,975. The variation on the other taxable benefits (non RSU income) is generated by travel expenses.

(2) The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2023 compared to 2022.

(3) In 2023, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 120% achievement, together with increases in base salary which impact the bonus amount.

Percentage change in remuneration of directors and employees (2022)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2022 and 2021, respectively. For the year ended 31 December 2022, the base salary of the CEO was maintained at £415,000.

For the year ended 31 December 2022	Base salary	Annual bonus	Taxable benefits
CEO[1]	3.3%	(8.5)%	5219.0%
Non-Executive Directors[2]	16.5%	—%	—%
Average percentage change of all employees[3]	(2.6)%	9.9%	(6.4)%

1 In 2022, CEO's basic salary has increased by 3% (from £401,700 to £415,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus pay out decrease, due to the change in the corporate score (85% in 2021 vs 75% in 2022) and the performance based RSU grant vested in December 2022 in total value of £70,975.

The variation on the other taxable benefits (non RSU income) is generated by travel expenses. These have been very limited in 2020 to 2021 due to the COVID pandemic.

2 The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2022 compared to 2021.

3 In 2022, the Company has been focused on building various operational teams, for example, warehouse, supply chain and manufacturing to ensure the successful completion of our new commercial manufacturing facility, which has partially been handed over to us in November 2022, known as the "Nucleus". This means recruitment for such operational roles mentioned above that comprise of remuneration package made of a lower salary and operations related allowances and payments, such as shift allowances which can vary between 13%-18%, on-call allowances and overtime. 2022 has been an important year in Autolus's evolution and major business milestones have been reached which has led to an increase in the variable compensation components. Despite the small increase in the benefits premiums following the annual renewal and the annual merit cycle, the salary and total pay benefits average amounts have decreased by c.3%, due to the HR transactions implemented throughout the year.

CEO pay ratio

The year ended 31 December 2023, was the fourth year in respect of which the Company is required to disclose this information under the applicable regulations.

Year	Methodology	25th Percentile	50th Percentile	75th Percentile
2021	Option A	14.55:1	11.10:1	6.91:1
2022	Option A	16.04:1	12.66:1	8.85:1
2023	Option A	17.27:1	13.17:1	9.45:1

The pay ratios above are calculated using actual earnings for the CEO and UK employees. The CEO total single figure remuneration of £872,900 is given on page 40 of this Report.

47

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Total remuneration for all UK full-time equivalent employees of the Group on 31 December 2023, 2022 and 2021 has been calculated in line with the single figure methodology and reflects their actual earnings received for the applicable year (including performance bonuses accrued in a year, and paid in the following year), which were used to produce the percentile calculation under Option A of the applicable regulations. The Group believes that Option A is the most comprehensive and accurate way to calculate these ratios.

The Committee believes that the median pay ratio is consistent with the pay, reward and progression policies for the Group's UK employees taken as a whole. The base salary for all employees, including our CEO, are determined based on similar factors: market practice, experience and complexity of the role.

Set out in the table below is the base salary, and total pay and benefits for each of the percentiles included in the table above for the year ended 31 December 2023.

£	25th Percentile	50th Percentile	75th Percentile
Salary	44,520	59,757	67,543
Total pay and benefits	50,545	66,276	92,396

Relative importance of spend on pay

The table below illustrates the Company's expenditure on pay by the Company and its direct and indirect subsidiaries for the year ended 31 December 2023 and 2022, respectively. Given that the Company remains in the early phases of its business life cycle, the comparator chosen to reflect the relative importance of the Company's spend on pay is the Company's· research and development expenses as shown in its consolidated income statement disclosed on page 59, dividend distribution comparators have not been included as the Company has no history of such transactions.

For the year ended 31 December	2023 £'000	2022 £'000	% Change
Research and development expenses	£118,993	£112,605	5.7%
Total employee pay expenditure[1]	£56,702	£43,139	31.6 %

[1] Total employee pay expenditure excludes the value of equity based awards as recognised in the consolidated financial statements in accordance with International Financial Reporting Standard 2 "Share-based payments".

Statement of Implementation of Remuneration Policy in 2024

There have been no significant changes in the way that the remuneration policy will be implemented in the 2024 financial year compared to how it was implemented in the 2023 financial year. There have been no deviations from the procedure for the implementation of the remuneration policy set out in that policy.

Annual base salary

For the 2024 financial year, the CEO's salary was increased by 10% to £475,200.

	Base salary 2023	Base salary 2024 (effective from 1 Jan 2024)
Executive Directors		
Christian Itin, Ph.D.	£ 432,000	£ 475,200

Benefits and pension

In April 2019, the CEO opted out of the pension contribution scheme. Commencing on 1 September 2023, Dr Itin elected, under the terms of his contract, to receive this pension contribution as a direct, periodic cash payment. Due to the varied tax treatment of contributions and payments in lieu, the 5% contribution rate set forth in Dr Itin's contract is effectively reduced to 4.25% in the case of these cash payments.

48

AUTOLUS THERAPEUTICS PLC
Directors' Remuneration Report
For the year ended 31 December 2023

Bonus

The 2024 annual bonus target opportunity for the CEO is 60% of his base salary. The executive director remuneration policy would allow the Committee to provide the CEO with the opportunity to receive 200% of the target bonus upon achievement of specified stretch targets. However, as of the date of this Report, no stretch targets have been specified for the 2024 financial year. Bonuses will be paid entirely in cash and will be based entirely on the achievement of corporate financial, operational and strategic objectives.

Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a general description of the targets and performance against them will be disclosed in next year's Annual Report and Accounts.

Equity incentive plan

In the year ended 31 December 2023, the CEO received the following equity awards: in March 2023 and October 2023, an option to purchase 500,000 ADSs with an exercise price as at the grant date; this option has the Company's standard four-year vesting period, with 25% vesting on the first anniversary of the grant date and the balance remaining vesting in equal monthly instalments thereafter.

The Committee may consider other awards for the CEO under the EIP at a future date where appropriate.

Non-Executive Directors' fees

Non-Executive Directors will receive the following annual retainers for the 2024 financial year, which will be paid in cash:

Base fee:		
Chair of the board of directors[1]	£	52,500
Board member	£	31,500
Additional fees:		
Audit Committee Chair	£	13,000
Audit Committee member	£	6,500
Compensation Committee Chair	£	10,000
Compensation Committee member	£	5,000
Nomination & Corporate Governance Committee Chair	£	8,000
Nomination & Corporate Governance Committee member	£	4,000
Research & Development Committee Chair	£	13,000
Research & Development Committee member	£	7,000

[1] As of 5 June 2024, our Chair of the Board is M. Bonney, a non-executive director.

An annual award of 80,000 fair market value stock options will be made to non-executive directors on the date of the AGM. The Committee acknowledges that awards of stock options to non-executive directors is not in line with UK practice. However, given the Company's NASDAQ listing, the Committee believes it is necessary to attract and retain the highest quality directors from the United States, UK and global markets. Non-executive directors will not be eligible to participate in any performance-based incentive plans.

Each non-executive director will also be entitled to reimbursement of reasonable expenses.

Shareholder voting on remuneration matters at AGM

The table below sets out the previous votes cast at our AGM in June 2023 in respect of the Annual Remuneration Report.

	For	% For	Against	% Against	Votes Total	% of ISC Voted	Withheld
Director Remuneration policy (Resolution 2)	113,796,036	91.22 %	10,948,296	8.78 %	124,744,332	71.82 %	132,322

Withheld votes are not counted when calculating voting outcomes.

49

On behalf of the Board, John Berriman Chair of the Compensation Committee 5 June 2024 AUTOLUS THERAPEUTICS PLC Directors’ Remuneration Report For the year ended 31 December 2023 50

Opinion In our opinion: • Autolus Therapeutics plc’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2023 and of the group’s loss for the year then ended; • the group financial statements have been properly prepared in accordance with UK adopted International Accounting Standards; • the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and • the financial statements have been prepared in accordance with the requirements of the Companies Act 2006. We have audited the financial statements of Autolus Therapeutics plc (the ‘Parent Company’) and its subsidiaries (the ‘Group’) for the year ended 31 December 2023 which comprise: Group Parent company Consolidated balance sheet as at 31 December 2023 Balance sheet as at 31 December 2023 Consolidated income statement and other comprehensive loss for the year ended 31 December 2023 Statement of changes in equity for the year ended 31 December 2023 Consolidated changes in equity for the year ended 31 December 2023 Related notes 1 to 9 to the financial statements including a summary of significant accounting policies Consolidated cash flow statement for the year ended 31 December 2023 Related notes 1 to 28 to the financial statements, including material accounting policy information The financial reporting framework that has been applied in the preparation of the Group financial statements is applicable law and UK adopted International Accounting Standards. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice). Basis for opinion We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Group and parent company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 51

Conclusions relating to going concern In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the Group and parent company’s ability to continue to adopt the going concern basis of accounting included: • In conjunction with our walkthrough of the Group’s financial close process, we confirmed our understanding of management’s Going Concern assessment process including how they determined the key factors considered in its assessment. • We obtained management’s going concern assessment, including the cashflow forecast for the period to 30 June 2025 as adjusted for the post year end fund raising activities in February 2024 (see note 28). • We challenged managements cashflow forecast and severe but plausible downside scenario by considering the cashflows included within the forecasts and overlaying additional costs over and above those in the plausible downside scenario. We evaluated management's key assumptions with its cashflow forecast, with a focus on its forecast research and development costs and general and administrative expenditure, by reviewing historical actual expenditure, post year-end expenditure as compared to the budgeted amounts within its cashflow. • We also performed our own independent reverse stress test and discussed this with management. • We also confirmed that there are no debt facilities or covenants that should be included in the cash flow forecast. • We reviewed related documentation from post year end fund raising activities and confirmed that there are no conditions which might impact on going concern assessment. Also, we vouched post year end cash receipts from fund raising activities to bank statements. • We prepared an independent severe downside scenario which include a significant increase in operating expenditure with no milestone income or revenues and assessed the impact on the projected cash balance at 30 June 2025. • We reviewed the Group’s going concern disclosures included in the annual report in order to assess that the disclosures were appropriate and in conformity with the reporting standards. Due to the significant amount of proceeds raised in the post year end arising from fund raising activities, management concluded that the Group has sufficient headroom as at 30 June 2025 even if they exclude any revenues, milestones, royalties during the assessment period. The Group had total cash resources (being cash and short-term deposits) of £188.3 million as at 31 December 2023, and received aggregate net proceeds of £451.2 million from fund raising activities in February 2024. Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the Group and Parent Company’s ability to continue as a going concern for a period to 30 June 2025. Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the Group’s ability to continue as a going concern. Overview of our audit approach Audit scope • We performed an audit of the complete financial information of two components and audit procedures on specific balances for four further components. • The components where we performed full or specific audit procedures accounted for 100% of the Group’s adjusted operating costs, 100% of the Group’s licence revenue, and 100% of the Group’s total assets. Key audit matters • Liability related to future royalties and sales milestones, net Materiality • Overall group materiality of £2.94m which represents 2% of adjusted operating costs. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 52

An overview of the scope of the parent and group audits Tailoring the scope Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each company within the Group. Taken together, this enables us to form an opinion on the consolidated financial statements. We take into account size, risk profile, the organisation of the Group and group wide controls, changes in the business environment, the potential impact of climate and other factors such as local statutory reporting requirements when assessing the level of work to be performed at each company. In assessing the risk of material misstatement to the Group financial statements, and to ensure we had adequate quantitative coverage of significant accounts in the financial statements, of the six reporting components of the Group, we selected six components covering entities within the United Kingdom, United States of America,Germany and Switzerland, which represent the principal business units within the Group. Of the six components selected, we performed an audit of the complete financial information of two components (“full scope components”) which were selected based on their size or risk characteristics. For the remaining four components (“specific scope components”), we performed audit procedures on specific accounts within that component that we considered had the potential for the greatest impact on the significant accounts in the financial statements either because of the size of these accounts or their risk profile. The reporting components where we performed audit procedures accounted for 100% (2022: 100%) of the Group’s adjusted operating costs, 100% (2022: 100%) of the Group’s licence revenue, and 100% (2022: 100%) of the Group’s total assets. For the current year, the full scope components contributed 86% (2022: 90%) of the Group’s adjusted operating costs, 29% (2022: 41%) of the Group’s licence revenue, and 92% (2022: 77%) of the Group’s total assets. The specific scope components contributed 14% (2022: 10%) of the Group’s adjusted operating costs, 71% (2022: 59%) of the Group’s licence revenue, and 8% (2022: 23%) of the Group’s total assets The audit scope of these components may not have included testing of all significant accounts of the component but will have contributed to the coverage of significant accounts tested for the Group. Changes from the prior year For the current year, we included an additional entity, based in Switzerland, as a specific scope entity. This entity was established in December 2023 and this determination was made through our updated risk assessment. Involvement with component teams All audit work performed for the purposes of the audit was undertaken by the Group audit team. Climate change There has been increasing interest from stakeholders as to how climate change will impact Autolus Therapeutics plc. The Group has determined that climate change does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2023 as disclosed in note 2 to the financial statements. Our procedures on these unaudited disclosures therefore consisted solely of considering whether they are materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appear to be materially misstated. In planning and performing our audit we assessed the potential impacts of climate change on the Group’s business and any consequential material impact on its financial statements. The Group has explained in Note 2 - Basis of preparation, its articulation of how climate change has been reflected in the financial statements. There are no significant judgements or estimates relating to climate change in the notes to the financial statements. Our audit effort in considering the impact of climate change on the financial statements was focused on evaluating management’s assessment of the impact of climate risk, physical and transition, any climate commitments, the effects of any climate risks as disclosed in note 2 and whether these have been appropriately reflected the financial statements and related disclosures, following the requirements of IFRS. As part of this evaluation, we performed our own risk assessment which included evaluating management assessment and assessing whether that was consistent with our knowledge of the business to determine the risks of material misstatement in the financial statements from climate change which needed to be considered in our audit. We also challenged the Directors’ considerations of climate change risks in their assessment of going concern and associated disclosures. Where considerations of climate change were relevant to our assessment of going concern, these are described above. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 53

Based on our work we have not identified the impact of climate change on the financial statements to be a key audit matter or to impact a key audit matter. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters. Risk Our response to the risk Key observations communicated to the Audit Committee Liability related to future royalties and sales milestones, net (2023: £134.2 million, 2022: £104.1 million) Refer to the Accounting Policies; and Note 21 and Note 22 of the Consolidated Financial Statements. The Group entered into a collaboration agreement with BXLS V- Autobahn L.P (“Blackstone”) in 2021 for the development of certain CAR-T therapy products for which the Group received an upfront payment and subsequently certain milestone payments which was initially recognised as a liability. The Group remeasures the liability as the present value of future royalties and sales milestones payable, when significant assumptions associated with the underlying cash flows change. The liability is sensitive to forecasts of future royalties and sales milestones payable, which are based on management estimates which include the probability of success of the clinical trial and regulatory approval (‘POS’) and the estimated selling prices of products in different territories. Auditing the Group’s measurement of the liability for future royalties and sales milestones, net is complicated because the calculation involves significant management judgement about future events, which are inherently uncertain. In particular, the measurement was sensitive to the Group’s estimates of the timing and likelihood of regulatory approvals and pricing of the products on which royalties will be paid. Thus, we considered this represents an audit risk. To test the liability related to future royalties and sales milestones, net and the related financial model our audit procedures included among others: • We held meetings with management and its expert to understand the basis for changes in the POS and forecast selling prices. • We evaluated the independence and objectivity of the management’s expert. • We evaluated the reasonableness of the POS assumption, with the assistance of a EY specialist, by assessing analysts’ reports, industry standards and publicly available information for similar products. • We evaluated the appropriateness of management’s selling price assumptions by comparing the pricing of the Group’s product with competitor pricing from publicly available information in different market segments. • We evaluated the reasonableness of the underlying financial model by performing a roll-forward of the prior year valuation, performing certain sensitivity analysis on the significant assumptions and comparing it to the significant assumptions used by management. • We also tested the clerical accuracy of the model We have concluded that the liability related to future royalties and sales milestones, net have been valued appropriately as at the balance sheet date and the related disclosures are appropriate. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 54

In the prior year, our auditor’s report included the following key audit matters, which are not included in the current year: • Revenue recognition: Revenue in the period was not material. As a pre-revenue biotechnology company, revenue recognized is incidental relating to Research, Option and Licence Agreement. • Research and Development (“R&D”) costs and accruals: Though we have recognized cut off risk in relation to R&D costs and accruals, there were no material or complex contracts signed at or near the year end • Impairment assessment of investment in subsidiary undertakings (Parent company): The impairment indicator identified in prior year relating to the market capitalisation of the Group was not present at the year end due to the significant increase in the share price during the year and the market capitalization exceeded the carrying value of the investment in subsidiaries. • Lease arrangement for new facility in Stevenage. Complexity relates to the initial accounting for the lease contract which was addressed in the prior year. Also, the Group does not have material lease contracts entered into during the year. Our application of materiality We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion. Materiality The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures. We determined materiality for the Group to be £2.94 million (2022: £2.69 million), which is 2% (2022: 2%) of adjusted operating costs. We believe that adjusted operating costs provides us with an appropriate basis upon which to set materiality, since the Group is in the development stage of its life cycle and is investing in research and development, with no significant operating income to date. We determined materiality for the Parent Company to be £4.3 million (2022: £4.2 million), which is 0.5% (2022: 0.5%) of total assets. Materiality for the Parent Company is higher than for Group, due to the underlying basis on which it is calculated. The Parent Company’s purpose is to raise funds to finance the Group’s operations, and therefore we believe that an asset-based measure is the most suitable basis on which to calculate materiality. As the performance materiality allocated to the Parent Company from the group perspective (£0.29m (2022: £0.27m)) is lower than the one calculated at standalone basis, we used lower allocated performance materiality for the group audit. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 55

Performance materiality The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality. On the basis of our risk assessments, together with our assessment of the Group’s overall control environment, our judgement was that performance materiality was 50% (2022: 50%) of our planning materiality, namely £1.47m (2022: £1.35m). We have set performance materiality at this percentage due to the rate of change in the business and existence of audit differences in the previous year. Audit work at component locations for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £0.29m to £1.25m (2022: £0.27m to £1.14m). Reporting threshold An amount below which identified misstatements are considered as being clearly trivial. We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £0.15m (2022: £0.13m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds. We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion. Other information The other information comprises the information included in the annual report specifically the Strategic Report, Directors’ Report and Directors’ Remuneration Report, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report.. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact. We have nothing to report in this regard. Opinions on other matters prescribed by the Companies Act 2006 In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006. In our opinion, based on the work undertaken in the course of the audit: • the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and • the strategic report and directors’ report have been prepared in accordance with applicable legal requirements. Matters on which we are required to report by exception In the light of the knowledge and understanding of the Group and the Parent Company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report. We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion: Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 56

• adequate accounting records have not been kept by the Parent Company, or returns adequate for our audit have not been received from branches not visited by us; or • the Parent Company financial statements and the part of the directors’ remuneration report to be audited are not in agreement with the accounting records and returns; or • certain disclosures of directors’ remuneration specified by law are not made; or • we have not received all the information and explanations we require for our audit Responsibilities of directors As explained more fully in the directors’ responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the directors are responsible for assessing the Group and Parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or the Parent Company or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below. However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management. • We obtained an understanding of the legal and regulatory frameworks that are applicable to the Group and determined that the most significant frameworks that are directly relevant to specific assertions in the financial statements are those that relate to the reporting framework (UK adopted international accounting standards, FRS 102, and the Companies Act 2006), the relevant tax compliance regulations in the jurisdictions in which the Group operates and the EU General Data Protection Regulations (GDPR). • We understood how Autolus Therapeutics plc is complying with those frameworks by making enquires of management and those responsible for legal and compliance procedures. We assessed whether there was a culture of honesty and ethical behaviour and whether appropriate emphasis is placed on fraud prevention. We corroborated our enquires through our review of Board minutes and papers provided to the Audit Committee. We assessed the susceptibility of the group’s financial statements to material misstatement, including how fraud might occur by meeting with management to understand where it considered there was susceptibility to fraud. We also considered the risk of cash misappropriation due to the significance of the cash balance as well as the nature of it. We considered the risk over cash disbursement to be higher, and we performed audit procedures including testing journal entries with cash disbursement, analysing supplier turnover report, which were designed to provide reasonable assurance that the financial statements were free from fraud and error. Based on this understanding we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved enquiries of Group management and those charged with governance, legal counsel; and journal entry testing with a focus on manual consolidation journals and journals indicating large or unusual transactions based on our understanding of the Group. Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 57

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report. Use of our report This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed. Adrian Bennett (Senior statutory auditor) for and on behalf of Ernst & Young LLP, Statutory Auditor Reading 5 June 2024 Independent Auditor’s Report to the Members of Autolus Therapeutics plc For the year ended 31 December 2023 58

2023 2022 For the year ended 31 December Note £'000 £'000 License revenue 5 1,378 5,272 Research and development expenses (118,993) (112,605) General and administrative expenses (38,224) (28,210) Other operating income 217 351 Other operating expense (3,492) (1,599) Operating Loss 6 (159,114) (136,791) Finance income 7 13,023 8,701 Finance expense 7 (45,686) (8,585) Loss before taxation (191,777) (136,675) Taxation 10 15,813 19,319 Loss for the year (175,964) (117,356) Other comprehensive loss for the year Foreign currency translation adjustment 925 (1,624) Total comprehensive loss for the year (175,039) (118,980) Basic and diluted net loss for the year attributable to ordinary equity holders of the parent 11 £ (1.01) £ (1.24) The notes on pages 63 to 106 are an integral part of these consolidated financial statements. All the activities of the Group are classed as continuing operations. AUTOLUS THERAPEUTICS PLC Consolidated Income Statement and Other Comprehensive Loss 59

2023 2022 As at 31 December Note £'000 £'000 Non-current assets Property and equipment 12 27,412 29,150 Intangible assets 13 9,779 9,455 Right-of-use assets 23 45,683 17,628 Other long-term receivables 14 835 3,002 Deferred tax asset 10 1,046 389 Total non-current assets 84,755 59,624 Current assets Cash and cash equivalents 20 188,279 316,332 Restricted cash 511 269 Other receivables 15 26,017 34,008 Total current assets 214,807 350,609 Total assets 299,562 410,233 Non–current liabilities Lease liability – non-current 23 (37,833) (15,897) Liability related to future royalties and sales milestones, net 21 (134,246) (104,138) Other long-term payables (283) (94) Total non–current liabilities (172,362) (120,129) Current liabilities Trade and other payables 16 (31,135) (33,123) Lease liability – current 23 (4,019) (4,167) Warrant derivative liability 22 (8,387) (1,622) Total current liabilities (43,541) (38,912) Total liabilities (215,903) (159,041) Equity Share capital 17, 18 (5) (5) Deferred shares 17, 18 (88) (88) Share premium 17 (548,053) (548,031) Share-based payment reserve 17 (79,012) (69,678) Merger Reserve 17 85,924 85,924 Currency translation reserve 17 (731) (1,656) Retained losses 17 458,306 282,342 Equity attributable to equity holders of the parent (83,659) (251,192) The notes on pages 63 to 106 are an integral part of these consolidated financial statements. The consolidated financial statements were approved by the Board of Directors and authorised for issue on 5 June 2024 and are signed on its behalf by: Christian Itin Director Registered number: 11185179 5 June 2024 AUTOLUS THERAPEUTICS PLC Consolidated Balance Sheet 60

Share capital Share premium Deferred shares Share-based payment reserve Merger reserve Currency translation reserve Retained losses Total £'000 £'000 £'000 £'000 £'000 £’000 £'000 £'000 Balance at 31 December 2021 3 424,080 88 58,588 (85,924) 32 (164,986) 231,881 Loss for the year — — — — — — (117,356) (117,356) Other comprehensive loss for the year — — — — — 1,624 — 1,624 Exercise of share options — 96 — — — — — 96 Issuance of ordinary shares from equity raises 2 133,173 — — — — — 133,175 Issuance costs arising from equity capital raises — (9,318) — — — — — (9,318) Share based payment expense — — — 11,090 — — — 11,090 Balance at 31 December 2022 5 548,031 88 69,678 (85,924) 1,656 (282,342) 251,192 Loss for the year — — — — — — (175,964) (175,964) Other comprehensive loss for the year — — — — — (925) — (925) Exercise of share options — — — — — — — — Issuance of ordinary shares from equity raises — 22 — — — — — 22 Issuance costs arising from equity capital raises — — — — — — — — Share based payment expense — — — 9,334 — — — 9,334 Balance at 31 December 2023 5 548,053 88 79,012 (85,924) 731 (458,306) 83,659 The notes on pages 63 to 106 are an integral part of these consolidated financial statements. AUTOLUS THERAPEUTICS PLC Consolidated Statement of Changes in Equity 61

2023 2022 For the year ended 31 December Notes £'000 £'000 Loss for the year (175,964) (117,356) Adjustments for: Income tax credit 10 (15,813) (19,319) Depreciation of property and equipment 13 5,291 5,934 Amortisation of right-of-use assets 23 4,014 2,950 Amortisation of intangibles assets 12 — 49 Interest income 7 (10,859) (1,449) Foreign exchange differences (6,254) 5,167 Share based payment expense 19 9,334 11,090 Interest expense charged on lease liabilities 23 2,612 1,039 Interest expense paid on lease liabilities 23 (2,612) (1,039) Loss on disposal of property and equipment 6 3,295 439 Loss on disposal of intangible assets 6 — 1,160 Impairment of operating lease right-of-use assets and related property and equipment 6 120 — Loss on termination of operating lease 65 — Fair value measurement on warrant derivative liability 7 6,765 (5,554) Interest payable on liability related to future royalties and sales milestones, net 7 16,001 6,509 Cumulative catchup adjustment on liability related to future royalties and sales milestones, net 7 20,227 981 Operating cash flows before movements in working capital (143,778) (109,399) (Increase ) / decrease in receivables 4,665 (5,328) Increase / (decrease) in payables (2,865) 12,324 Cash used in operations (141,978) (102,403) Income taxes received, net 20,570 16,691 Net cash used in operating activities (121,408) (85,712) Investing activities Interest received 10,870 693 Purchase of property and equipment (8,862) (8,989) Purchase of intangibles assets (324) — Net cash used in investing activities 1,684 (8,296) Financing activities Proceeds from issuance of ordinary share capital 22 133,271 Proceeds from liabilities related to future royalties and sales milestones 21 — 56,816 Payment of Issuance costs from issuance of ordinary share capital (910) (8,421) Payment of issuance costs paid from liabilities related to future royalties and sales milestones — — Payment of principal portion of lease liabilities 23 (6,298) (2,807) Net cash from financing activities (7,186) 178,859 Net increase in cash, cash equivalents and restricted cash (126,910) 84,851 Cash, cash equivalents and restricted cash at beginning of period 20 316,601 229,952 Effect of exchange rate change on cash, cash and restricted cash (901) 1,798 Cash, cash equivalents and restricted cash at end of period 20 188,790 316,601 The notes on pages 63 to 106 are an integral part of these consolidated financial statements. AUTOLUS THERAPEUTICS PLC Consolidated Cash Flow Statement 62

1. General overview Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England in the United Kingdom. The registered number is 11185179 and the registered address is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The consolidated financial statements of Autolus Therapeutics plc and the entities controlled by the Company (its subsidiaries, collectively ‘Autolus’ or the ‘Company’ or the ‘Group’) for the year ended 31 December 2023 have been prepared and approved by the directors in accordance with UK-adopted international accounting standards (“UK-adopted IFRS”). Autolus Therapeutics plc is a biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the Group is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defence mechanisms and attack and kill these cells. The Group believes its programmed T cell therapies have the potential to be best-in-class and offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. 2. Basis of preparation Statement of compliance The consolidated financial statements for the year ended 31 December 2023 have been prepared in accordance with UK- adopted International Financial Reporting Standards, “Adopted IFRS” and with the requirements of the UK Companies Act 2006 as applicable to companies reporting under those standards. Basis of preparation The consolidated financial statements have been prepared on a historical cost basis except certain financial instruments which are recognised and measured in accordance to the relevant accounting standards. The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. The consolidated financial statements are presented in pound sterling (£) and all values are rounded to the nearest thousand (£’000), except when otherwise indicated. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Basis of consolidation The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at and for the year ended 31 December 2023. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if, and only if, the Company has: • Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee) • Exposure, or rights, to variable returns from its involvement with the investee • The ability to use its power over the investee to affect its returns Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including: • The contractual arrangement(s) with the other vote holders of the investee • Rights arising from other contractual arrangements • The Company’s voting rights and potential voting rights The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. AUTOLUS THERAPEUTICS PLC Consolidated Cash Flow Statement 63

Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary. The profit or loss for the year and each component of other comprehensive income / (loss), “OCI” are attributed to the equity holders of the parent of the Group. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the group are eliminated in full upon consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it derecognises the related assets (including any goodwill), liabilities, non- controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value. Climate change In preparing the financial statements, the Board has considered the impact of the physical and transition risks of climate change and identified this an emerging risk as set out on page 9 but have concluded that it does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2023. Going concern The Group has incurred recurring losses since inception, including net losses of £175.9 million for the year ended 31 December 2023. As of 31 December 2023, the Group had retained losses of £458.3 million, equity attributable to equity holders of the parent of £83.7 million and cash and cash equivalents of £188.3 million. On 6 February 2024, the Group concurrently entered into a (i) Securities Purchase Agreement (the “BioNTech Securities Purchase Agreement”), (ii) a Registration Rights Agreement (the “BioNTech Registration Rights Agreement”), (iii) a Letter Agreement (the “BioNTech Letter Agreement”) and (iv) a License and Option Agreement (the “BioNTech License and Option Agreement”), collectively called the “BioNTech Agreements”, with BioNTech. Pursuant to the BioNTech Securities Purchase Agreement, on 13 February 2024, the Group completed a Private Placement of 33,333,333 American Depositary Shares (“ADSs”), representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Group, after underwriting discounts and offering expenses, were £154.3 million. In addition, the Group received net proceeds of £38.1 million pursuant to the BioNTech License and Option Agreement. On 12 February 2024, the Group completed an underwritten offering of 58,333,336 ADSs representing 58,333,336 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Group, after underwriting discounts and offering expenses, were £258.8 million. In February 2024, the Group raised total aggregate net proceeds received in February 2024 of £451.2 million from execution of the BioNTech Agreements and an underwritten offering. Refer to Note 28 “Events after balance sheet date” for further details. In assessing the going concern assumptions, the Board of Directors have undertaken an assessment of the current business and strategy forecasts covering a period up to 30 June 2025, including the subsequent net proceeds from the BioNTech Agreements and underwritten offering completed in February 2024. As part of considering the downside risks, the Board of Directors has considered the impacts of the Ukraine and Israel-Hamas wars and related geopolitical tensions, as well as global inflation, capital market instability, exchange rate fluctuations, and increases in commodity, energy and fuel prices. The Board of Directors has concluded that while these may have a future impact on the Group's business and implementation of its strategy and plans, it anticipates that any such impact will be minimal on clinical trials, pre- commercialisation activities or other business activities over the period assessed for going concern purposes. Consequently, the Board of Directors concluded that with its existing cash and cash equivalents of £188.3 million together with aggregate net proceeds of £451.2 million received in February 2024, the Group can fund its operations up to 30 June 2025, and as such, has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialization of its product candidates and achieving a level of revenues adequate to support its cost structure. Even if the Group’s regulatory submissions for its products are approved, and the Group is successful in its commercialization efforts, additional funding will be needed before the Group is expected to reach cash breakeven. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 64

Material accounting policy information The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. Segment reporting The Group’s chief operating decision maker (the “CODM”), its Chief Executive Officer, manages the Group’s operations on an integrated basis for the purpose of appropriately allocating resources. When evaluating the Group’s financial performance, the CODM reviews total revenue, total expenses and expenses by function and the CODM makes decisions using this information on a global basis. As a result, the Group operates in one operating segment. Current versus non-current classification The Group presents assets and liabilities in the statement of financial position based on current or non-current classification. An asset is current when it is: • Expected to be realised or intended to be sold or consumed in the normal operating cycle. • Held primarily for the purpose of trading. • Expected to be realised within twelve-months after the reporting period. Or • Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve- months after the reporting period. All other assets are classified as non-current. A liability is current when: • It is expected to be settled in the normal operating cycle. • It is held primarily for the purpose of trading. • It is due to be settled within twelve-months after the reporting period. or • There is no unconditional right to defer the settlement of the liability for at least twelve-months after the reporting period. The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification. The Group classifies all other liabilities as non-current. Deferred tax assets and liabilities are classified as non-current assets and liabilities. Fair value measurement The Group measures financial instruments such as derivatives at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either: • In the principal market for the asset or liability or • In the absence of a principal market, in the most advantageous market for the asset or liability The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 65

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: • Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities; • Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; • Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable. For assets and liabilities that are recognised in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above. Fair value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarised in the following notes: • Disclosures for valuation methods, significant estimates and assumptions Notes 3, 22, 24 and 25; • Financial instruments (including those carried at amortised cost) Note 24, and • Quantitative disclosures of fair value measurement hierarchy Note 25. Revenue from contracts with customers The Group accounts for its revenues pursuant to the provisions of International Financial Reporting Standards 15 "Revenues from Contracts with Customers” (“IFRS 15”). The Group has no products approved for commercial sale and has not generated any revenue from commercial product sales. Licence Fees and Multiple Element Arrangements If a licence to the Group’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Group recognises revenues from non-refundable, upfront fees allocated to the licence at such time as the licence is transferred to the licensee and the licensee is able to use, and benefit from, the licence. For licences that are bundled with other promises, the Group utilises judgment to assess the nature of the combined performance obligations to determine whether the combined performance obligations are satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, upfront fees. Contingent Research Milestone Payments If the consideration in a contract includes a variable amount, the Group will estimate the amount of consideration in exchange for transfer of promised goods or services. The consideration also can vary if the Group’s entitlement to the consideration is contingent on the occurrence or non-occurrence of a future event. The Group considers contingent research milestone payments to fall under the scope of variable consideration, which should be estimated for revenue recognition purposes at the inception of the contract and reassessed ongoing at the end of each reporting period. The Group assesses whether contingent research milestones should be considered variable consideration that should be constrained and thus not part of the transaction price. This includes an assessment of the probability that all or some of the milestone revenue could be reversed when the uncertainty around whether or not the achievement of each milestone is resolved, and the amount of reversal could be significant. Foreign Currencies Transactions and balances Monetary assets and liabilities denominated in foreign currencies are translated into pound sterling at rates of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated into sterling using the exchange rate at the date of the transaction. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 66

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI, or profit or loss are also recognised in OCI or in the Consolidated Income Statement, respectively). In determining the spot exchange rate to use on initial recognition of the related asset, liability, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration. Transactions in foreign currencies are translated into pound sterling using the exchange rate at the date of the transaction. Net exchange gains are recognised in Finance Income and net exchange losses are recognised in Finance Expense. Group companies On consolidation, the assets and liabilities of foreign operations are translated into pound sterling at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of Other Comprehensive income (loss), “OCI” relating to that particular foreign operation is reclassified to the Consolidated Income Statement. Research and Development Costs Research expenditure is expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, depreciation expense, external costs of outside vendors engaged to conduct clinical development activities, clinical trials, costs to manufacture clinical trial materials and certain tax credits associated with research and development activities. Development expenditure is written off in the same period unless the Board of Directors are satisfied as to the technical, commercial and financial viability of individual projects. In this situation, the expenditure is capitalised and amortised over the period from which the Group is expected to benefit. Accrued Research and Development Expenses As part of the process of preparing consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on the Group’s behalf and determining the value of these services. In addition, the Group makes estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. The Group analyses the progress of clinical trials, including levels of patient enrolment, invoices received, and contracted costs when evaluating the adequacy of the accrued liabilities for research and development. The Group makes judgments and estimates in determining the accrued balance in any accounting period. Cash and Cash Equivalents The Group considers cash and cash equivalents in the consolidated financial statements to include cash and highly liquid investments at financial institutions with a maturity of ninety five days or less, which are subject to an insignificant risk of changes in value. Restricted Cash The Group’s restricted cash consists of cash providing security for corporate credit cards, rental deposits relating to the sub-lease of facilities to third parties and cash deposited with a financial institution for the incorporation of the Company's newly incorporated Swiss subsidiary. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 67

Property and equipment Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. As at 31 December 2023 and 2022, the Group’s property and equipment consisted of office equipment, laboratory equipment, furniture and fittings, and leasehold improvements with the following economic useful lives: Office equipment - 3 years Laboratory equipment - 5 to 10 years Furniture and fittings - 5 years Leasehold improvements - Over the shorter of term of the lease or economic useful life Assets under construction consist of costs incurred with leasehold improvements and, once placed into service, will be depreciated over the shorter of the lease term or the economic useful life of the asset. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the Consolidated Income Statement. Repairs and maintenance expenditures, which are not considered improvements and do not extend the economic useful life of property and equipment, are expensed as incurred. An item of property and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement when the asset is derecognised. Leases The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Group as a lessee The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. Right-of-use assets The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the accounting policies in section Impairment of non- financial assets. Lease liabilities At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 68

Variable lease payments that do not depend on an index or a rate are recognised as expenses in the period in which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset. Short-term leases and leases of low-value assets The Group applies the short-term lease recognition exemption to its short-term leases of office and lab equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term. Group as a sub-lessor Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in Other operating income in the Consolidated Income Statement due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised within Other operating income in the period in which they are earned. Intangible Assets Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in the profit or loss in the period in which the expenditure is incurred. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the economic useful life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Any changes that are expected in the useful life of these assets are considered to modify the amortisation period or method and are treated as changes in accounting estimates. Where a finite useful life of the acquired asset cannot be determined, or the intangible asset is not yet available for use, the assets are not amortised, but instead tested each year end for impairment either individually or by allocating the assets to the cash-generating units to which they relate. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. The Group’s intangible assets consist of separately acquired licences and software. Amortisation commences for separately acquired licences when the product candidates underpinned by the intellectual property rights become available for commercial use. Amortisation is calculated on a straight-line basis over the shorter of the remaining useful life of the intellectual property or estimated sales life of the product candidates. No amortisation has been charged to date for the Group’s purchased licences, as the product candidates underpinned by the intellectual property rights are not yet available for commercial use. The Group’s software is recorded at cost and amortised on a straight-line basis over the period of 3 years. An intangible asset is derecognised upon disposal (i.e. the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 69

Cloud Computing Arrangements Expenditure relating to cloud computing arrangements that are service contracts are recognised when the Group recognises the service, i.e. usually over the term of the contract. In a cloud computing arrangement that is a service contract, upfront implementation costs are often required to be expenses when the related implementation service is performed Patents and Trademarks Patents, licences and trademarks are measured initially at purchase cost and are amortised on a straight-lined basis over their estimated economic useful lives. Patents, licences and trademarks are not amortized but evaluated for potential impairment on an annual basis or when facts and circumstances warrant. Impairment charges are recorded in other operating expenses within the Consolidated Income Statement. Impairment of non-financial assets The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit (CGU) to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to cash-generating units, or otherwise they are allocated to the smallest Group of cash-generating units for which a reasonable and consistent allocation basis can be identified. Recoverable amount is the higher of the fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. If the recoverable amount of the asset (or cash-generating unit) is estimated at less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation reserve. For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase. Intangible assets with indefinite useful lives are tested for impairment annually as at 31 December at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired. Financial Instruments Financial assets and financial liabilities are recognised in the Consolidated Balance Sheet when the Group becomes party to the contractual provisions of an instrument. Financial assets Financial assets are classified, at initial recognition, and subsequently measured at amortised cost, fair value through other comprehensive income (OCI), and fair value through profit and loss. The classification of financial assets at initial recognition depends on the financial assets contractual cash flow characteristics. The Group does not currently have any financial assets classified as fair value through profit and loss or assets classified at fair value through OCI. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 70

Financial assets at amortised cost are financial assets held within a business model aimed at holding the assets in order to collect contractual cash flows. The dates for these cash flows comprise solely payments of principle and interest. Assets measured at amortised cost are initially recognised at fair value plus any directly attributable transaction costs. For receivables the value on transaction date is deemed to be equal to fair value. The short-term nature of the Group’s receivables, which are solely research and development tax credit receivable and grant income receivable, are collected within twelve months, are short term in nature, do not accrue any interest contractually, and do not subject the Group to credit risk. Interest income recognised and presented in Finance income in the Consolidated Income Statement, has been recognised as received from financial institutions which hold the Group’s cash deposits. Financial assets of the Group that subject the Group to credit risk consist primarily of cash and cash equivalents, restricted cash and other receivables. The Group does not hold any debt securities, or loans. Expected credit losses under IFRS 9 have not been recognised. This is due to the fact majority of other receivables of the Group consist of cash flows receivables from government institutions. These receivables which are financial assets measured at amortised cost have a low risk of default and a strong capacity to meet the expected cash flows. A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group’s consolidated statement of financial position) when: • The rights to receive cash flows from the asset have expired Or • The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Impairment of Financial Assets As stated in the financial instruments policy above the Group’s financial assets do not include any debt instruments or trade receivables, and all cash and cash equivalents are held only with reputable banking and financial institutions, therefore the Group has not recognised any expected credit losses, “ECL”, over our financial assets in the twelve months ended 31 December 2023. Financial liabilities Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, other long-term payables, warranty derivative liability and liability related to future royalties and sales milestones, net. For purposes of subsequent measurement, financial liabilities are classified in two categories: • Financial liabilities at fair value through profit or loss • Financial liabilities at amortised cost AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 71

Financial liabilities at fair value through profit or loss Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Fair value adjustments are recorded in Finance Income or Finance expense in the Consolidated Income Statement. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. Financial liabilities at amortised cost (loans and borrowings) This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate, (“EIR”) method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation, interest expense, is included as Finance expense in the Consolidated Income Statement. This category generally applies to interest-bearing loans and borrowings or similar financial liabilities for example, liability related to future royalties and sales milestones, net. For more information, refer to Note 21. Financial liabilities are derecognised when the obligation under the liability is discharged or cancelled or expires. Income tax benefit (UK research and development tax credit) The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, and include R&D tax credits. Deferred tax Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilised. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Value added tax (VAT) Expenses and assets are recognised net of the amount of VAT, except: • When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable • When receivables and payables are stated with the amount of sales tax included, the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 72

Employee benefits The Group has defined contribution pension plans offered to all employees. Certain employees are entitled to participate in other benefits which include healthcare insurance and bonus schemes. Costs of these benefits are recognised when incurred. Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognises costs for a restructuring. If benefits are not expected to be settled wholly within twelve months of the reporting date, then they are discounted. Share based payments The Group recognises share-based payment expense for equity awards based on the grant date fair value of the award. The Group based on a service condition only on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (the “graded-vesting attribution method”), based on the estimated grant date fair value for each separately vesting tranche. For equity awards with a graded vesting schedule and a combination of service and performance conditions, the Group recognises share-based payment expense using a graded-vesting attribution method over the requisite service period when the achievement of a performance-based milestone is probable, based on the relative satisfaction of the performance condition as of the reporting date. The fair value of each share option grant is estimated on the date of grant using the Black-Scholes option pricing model. Refer to Note 3 for the Group’s assumptions used in connection with option grants made during the periods covered by the consolidated financial statements. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non- vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. No share-based payment expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss. New and amended standards and interpretations In the current year, the Group has applied the below amendments to IFRS Standards and Interpretations issued by the Board that are effective for an annual period that begins on or after 1 January 2023. Their adoption has not had any material impact on the disclosures or on the amounts reported in these consolidated financial statements. • Amendments to IAS 1 - Disclosure of accounting policies • Amendments to IAS 8 - Definition of accounting estimates • Amendments to IAS 12 - Deferred tax related to assets and liabilities arising from a single transaction • Disclosure of Accounting Policies - Amendments to IAS 1 and IFRS Practice Statement 2 New standards issued but not yet effective and not early adopted Certain new accounting standards and interpretations have been published that are not mandatory for 31December 2023 reporting periods and have not been early adopted by the Group. These include amendments to IAS1 'Presentation of financial statements' on classification of liabilities. The remaining standards are not applicable to the entity in the current or future reporting periods and on foreseeable future transactions. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 73

3. Critical accounting judgements and key sources of estimation and uncertainty In the application of the Group’s accounting policies, which are described in Note 2, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. a) Accrued Interest expense and liability related to sale of future royalties and sales milestones, net The Group accounted for the Blackstone Collaboration Agreement as a liability. The liability relates to future royalties and sales milestones and the related non-cash interest expense are measured based on the Group's current estimates of the timing, probability and amount of expected future royalty and sales milestone payments to be paid by the Group and the Blackstone Development payment to be received from Blackstone, respectively over the term of the agreement. Having considered the substance and terms of the arrangement, management determined that revenue was a non-financial variable and therefore there was no embedded derivative to be fair valued through profit and loss. Consequently, the Blackstone Collaboration liability will be measured at amortised cost at each reporting date. Furthermore, no embedded derivative has been identified in relation to the Blackstone Collaboration liability. The liability is amortized using the effective interest rate method, resulting in recognition of accrued interest expense over the estimated term of the agreement which is recognised within Finance expense. The liability is amortized using the effective interest rate method, resulting in recognition of non-cash interest expense over the estimated term of the agreement. Each reporting period we assess the estimated probability, timing and amount of the future expected royalty, sales milestone payments and the Blackstone Development Payment over the estimated term. If there are changes to the estimates, we recognize the impact to the liability’s amortization schedule and the related accrued interest expense using the catch-up method. The Group’s estimate of the probability, timing and amount of expected future royalties and sales milestones to be paid by us and the expected Blackstone development payment to be paid to us, considers significant unobservable inputs. These inputs include regulatory approval, the estimated patient population, estimated selling price, estimated sales, estimated peak sales and sales ramp, timing of the expected launch and its impact on the royalties as well as the overall probability of a success. For example, the for the year ended 31 December 2023, a 1% change in probability of success of the Group’s clinical candidate product, results in an increase or decrease of £1,885,000 in the Blackstone Collaboration liability. Additionally, the transaction costs associated with the liability will be amortized to accrued interest expense over the estimated term of the agreements. The carrying amount of the Blackstone Collaboration Agreement liability is based on the Group’s estimate of the future royalties and sales milestones to be paid to Blackstone by us and the expected Blackstone Development payment to be received over the life of the arrangement as discounted using the initial effective interest rate. The excess estimated present value of future royalty and sales milestone payments and the future Blackstone Development Payment received over the carrying amount is recognised as a cumulative catch-up adjustment within interest expense using the effective interest rate method. During the year ended 31 December 2023, the Group recognised interest expense, including the cumulative catch-up adjustment, of £36,228,000 (2022: £7,490,000) arising from the liability related to future royalties and sales milestones which are included in the Finance expense line item per Note 7 “Finance income and Finance expense”. As at 31 December 2023, the Group recognised liability related to future royalties and sales milestones, net, of £134,246,000 (2022: £104,138,000) per Note 21 “Liability related to future royalties and sales milestone, net”. b) Share based payments Assumptions used in the option pricing model which have the greatest impact on the fair value include the following: • Expected volatility: The Group lacks company-specific historical and implied volatility information for our ADSs for expected terms greater than 5.5 years. Therefore, we use a combination of the historical volatility of our ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded security price. • Expected term: The expected term of the Group’s share options has been determined utilising the “simplified” method for awards that qualify as “plain-vanilla” options. 74

• Risk-free interest rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award. • Expected dividend: Expected dividend yield of zero is based on the fact that the Group has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future. • Fair value of ordinary shares: Options granted after the IPO of the Group are issued at the fair market value of the Group’s ADSs at the date the grant is approved by the Board. Fair value sensitivity related to share-based payment expense The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2023 are shown below: As at 31 December 2023 Valuation technique Significant unobservable inputs Range Sensitivity of the input to fair value Share-based payment expense Black Scholes option pricing model Expected volatility 83.25% to 85.51% 5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £331,000 to £341,000. Share-based payment expense Black Scholes option pricing model Expected option life (years) 5.19 to 6.08 10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £378,000 to £426,000. The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2022 are shown below: As at 31 December 2022 Valuation technique Significant unobservable inputs Range Sensitivity of the input to fair value Share-based payment expense Black Scholes option pricing model Expected volatility 78.73% to 84.79% 5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £368,000 to £472,000. Share-based payment expense Black Scholes option pricing model Expected option life (years) 5.27 to 6.08 10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £350,000 to £426,000. c) Accrued Research and Development Expenses As part of the process of preparing our consolidated financial statements, we are required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on our behalf and determining the value of these services. In addition, we make estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. We analyse the progress of clinical trials, including levels of patient enrolment, invoices received and contracted costs, when evaluating the adequacy of the accrued liabilities for research and development. We make judgments and estimates in determining the accrued balance in any accounting period. As at 31 December 2023, the Group recognised research and development accruals of £15,573,000 (2022: £20,955,000) which are included in the accruals line item per Note 16 “Trade and other payables”. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 75

d) Deferred Tax and Income tax benefit (UK research and development tax credit) Tax credits are accrued for the year based on calculations that conform to the UK research and development tax credit regime, under both the SME and large company regimes. The Group’s research and development tax claim is complex and requires management to make significant assumptions in building the methodology for the claim, interpreting research and development tax legislation to the Group’s specific circumstances, and agreeing the basis of the Group’s tax computations with HM Revenue & Customs. As at 31 December 2023, the Group recognised a R&D tax claim receivable of £15,089,000 (2022: £20,213,000). Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. No deferred tax assets are recognised on the Group’s losses carried forward and other attributes because there is currently no indication that we will make sufficient profits to utilize these attributes. As at 31 December 2023, the Group recognised a deferred tax asset of £1,046,000 (2022: £389,000). 4. Segmental reporting A segment is a distinguishable component of the Group that is engaged in either providing related products or services which is subject to risks and rewards that are different from those of other segments. The Board reviews the Group’s internal reporting in order to assess performance and allocate resources. Management has determined there is one operating segment based on these reports. Geographical split of non-current operating assets Non-current operating assets includes the following: 2023 2022 For the year ended 31 December £'000 £'000 United Kingdom 81,735 54,628 United States of America 1,138 1,604 Total finance income 82,873 56,232 Non-current assets for this purpose consist of property and equipment, right-of-use assets and intangible assets. 5. Licence revenue Revenue comprises of licence revenue only for the years ended 31 December 2023 and 2022, respectively. a. Disaggregation of revenue In the following table, licence revenue is disaggregated by primary geographical market and timing of revenue recognition: 2023 2022 For the year ended 31 December £'000 £'000 Geographical markets United Kingdom 274 — United States 1,104 5,272 Total licence revenue 1,378 5,272 Timing of revenue recognition Goods and services transferred at a point in time 1,378 5,272 Total licence revenue 1,378 5,272 The Group does not have any contract assets / liabilities or contract costs relating revenue contracts with its customers for the year ended 31 December 2023 (2022: Nil) AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 76

Research, Option and Licence Agreement with Cabaletta: On 9 January 2023, the Group entered into an Option and Licence Agreement (the “Cabaletta Agreement”) with Cabaletta Bio Inc. (“Cabaletta”), pursuant to which the Group granted to Cabaletta a non-exclusive licence to research, develop, manufacture, have manufactured, use, and commercialize products incorporating the Group's safety switch technology (the “RQR8 technology”). The Group further granted to Cabaletta the option to expand the rights and licences granted under the Cabaletta Agreement to include the research, development, manufacture, use, or commercialization of licenced products up to a predetermined number of target options upon payment of an option exercise fee. The Group determined that the granting of the research licence and the initial transfer of know-how were not distinct from one another, were deemed functional intellectual property and therefore must be combined as a performance obligation, as Cabaletta requires the know-how to derive benefit from the licence. Based on these determinations, the Group identified one distinct performance obligation at the inception of the contract. The Group determined that the performance obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and non- exclusive licence to Cabaletta. The Group therefore recognised total licence revenue of £981,000 ($1,200,000) related to the Cabaletta Agreement for the year ended 31 December 2023. The Group may receive further payments upon the exercise of the options for licenced targets, the achievement of certain development and sales milestones, as well as royalty payments based on net sales of each product covered by the licenced intellectual property. Research, Option and Licence Agreement with an Investee of Syncona Portfolio Limited The Group entered into a licence agreement with an investee of Syncona Portfolio Limited on 2 September 2020 relating to the Group's RQR8 technology. The terms of the agreement include a non-refundable licence fee, payments based upon achievement of clinical development and regulatory objectives, sales milestones payments and royalties on product sales. Upon execution of the licence agreement, the transaction price included only the £187,000 ($250,000) non-refundable licence fee payable to the Group. The Group identified one distinct performance obligation at the inception of the contract. The Group determined that the performance obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and non- During the year ended 31 December 2023, the Group received variable consideration arising from the achievement of a development milestone amounting to £274,000 ($350,000). Licence revenue of £274,000 ($350,000) and £nil during the year ended 31 December 2023 and 2022, was recognised respectively. Option and Licence Agreement with Bristol-Myers Squibb: On 3 October 2022, the Group entered into an Option and Licence Agreement (the “BMS Agreement”) with Bristol-Myers Squibb Group (“BMS”), pursuant to which the Group granted to BMS a non-exclusive licence to research, develop, manufacture, have manufactured, use, and commercialize products incorporating the Group's RQR8 technology. Upon the execution of the BMS Agreement, the Group made available the RQR8 licenced know-how to BMS for a non- refundable upfront licence fee of £3,125,000 ($3,500,000). BMS have agreed to pay non-refundable development milestones and low single-digit royalties based on net sales of each product covered by the licenced intellectual property. The Group further granted to BMS the option (the “Target Option”) to expand the rights and licences granted hereunder to include the research, development, manufacture, use, or commercialization of licenced products up to a predetermined number of licenced targets upon payment of an option exercise fee (“Option Exercise Fee”). The Group determined that the granting of the research licence and the initial transfer of know-how were not distinct from one another and must be combined as a performance obligation (the “BMS Combined Performance Obligation”). The Group therefore identified only one distinct performance obligation at the inception of the contract. The upfront license fee payment of £3,125,000 ($3,500,000) constituted the entirety of the consideration included in the transaction price at contract inception, which was allocated to the BMS Combined Performance Obligation. The BMS Combined Performance Obligation was recognised at a point-in-time as licence revenue, upon the delivery of the transfer of know- how and research licence to BMS. Licence revenue of £nil and £3,125,000 ($3,500,000) was recognised during the year ended 31 December 2023 and 2022, respectively. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 77

Research, Option and Licence Agreement with Moderna On 22 June 2021, the Group entered into a Research, Option and Licence Agreement (the “Moderna Agreement”) with ModernaTX, Inc. (“Moderna”), pursuant to which the Group granted to Moderna an exclusive research licence to perform research and pre-clinical development activities relating to target sequences with respect to certain of the Group’s research targets and products. The Group also granted Moderna on a research target-by-research target basis, the right to obtain an exclusive commercial licence upon payment of a commercial option fee. The Group may receive further payments upon the exercise of the Commercial Option, the achievement of certain milestones, as detailed above, as well as royalty payments that reach mid-single digits based on future net sales. The Group determined that the granting of the research licence and the initial transfer of know-how were not distinct from one another and must be combined as a performance obligation (the “Moderna Combined Performance Obligation”). The Group identified one distinct performance obligation at the inception of the contract. The Group determined that the Moderna Combined Performance Obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and research licence to Moderna. Upon execution of the Agreement, the transaction price included only the £1,079,000 ($1,500,000) upfront payment was owed to the Group. As a result, during the year ended 31 December 2021 the G recognised license revenue of £1,079,000 ($1,500,000). In September 2022, Moderna exercised its option, pursuant to the terms of the Moderna Agreement, to obtain the commercial licence of the Group’s proprietary binders against an undisclosed immuno-oncology target for the development and commercialization of mRNA therapeutics resulting in the Group recognizing £1,859,000 ($2,000,000) of licence revenue for the year ended 31 December 2022. For the years ended 31 December 2023 and 2022 the Group has not recognised any variable consideration with regards to the development milestones, sales-based milestones and royalty revenue which are included in the revenue generating licence agreements with Cabaletta, BMS and Moderna (other than the option exercise fee noted above). These development milestones are not yet probable and therefore no revenue has been recognised. 6. Operating loss The following items have been included in operating loss: 2023 2022 For the year ended 31 December £'000 £'000 Depreciation of property and equipment 5,291 5,934 Amortisation of intangible assets — 48 Share-based payment expense 9,334 11,090 Sublease rental income (194) (194) Loss on disposal of property and equipment 3,295 439 Loss on disposal of intangible assets — 1,160 Impairment of operating lease right-of-use assets 120 — 7. Finance income and Finance expense Finance income includes the following: 2023 2022 For the year ended 31 December £'000 £'000 Fair value adjustment on warrant derivative liability — 5,554 Interest income from banking institutions 10,859 1,449 Net foreign exchange gain 2,164 1,698 Total finance income 13,023 8,701 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 78

Finance expense includes the following: 2023 2022 For the year ended 31 December £'000 £'000 Interest expense on liability related to future royalties and sales milestones, net 16,001 6,509 Cumulative catch-up adjustment on liability related to sale of future royalties and sales milestones, net 20,227 981 Fair value adjustment on warrant derivative liability 6,765 Interest expense arising on lease liabilities 2,612 1,039 Other interest cost 81 56 Total finance expense 45,686 8,585 8. Auditor’s remuneration During the year the Group obtained the following services from the auditor and its associates: 2023 2022 For the year ended 31 December £'000 £'000 Audit of Group accounts 631 465 Audit of subsidiary accounts 110 106 Audit-related assurance services 312 436 Total auditor’s remuneration 1,053 1,007 9. Employees and Directors The average monthly number of persons (including executive directors) employed by the Group during the year was: For the year ended 31 December 2023 2022 Office and management 74 70 Research and development 367 303 Total average monthly number of persons 441 373 Employee benefit expenses (including the directors) comprise: 2023 2022 For the year ended 31 December £'000 £'000 Included in general and administrative expenses: Salaries 12,151 7,688 Social security costs 1,109 815 Pension contributions 440 301 Share based payment 3,563 5,095 Other benefits 430 203 17,693 14,102 Included in research and development expenses: Salaries 35,049 27,964 Social security costs 3,903 3,868 Pension contributions 1,518 1,347 Share based payment 5,771 5,995 Other benefits 2,102 953 48,343 40,127 Total employee benefits expense 66,036 54,229 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements (continued) For the year ended 31 December 2023 79

Other benefits include medical insurance, childcare vouchers, car allowances, RSU income and other benefits. The Group contributes to defined contribution pension schemes for its executive management team and employees. During the year ended 31 December 2023, defined pension schemes contributions of £1,958,000 (2022: £1,648,000) had been paid or were payable. The details of directors who received emoluments from the Group are shown in the table below: 2023 2022 For the year ended 31 December £'000 £'000 Salaries and fees 806 782 Bonus 363 187 Other Benefits 78 100 Total directors’ emoluments 1,247 1,069 The directors have not exercised any share options during the year ended 31 December 2023 (2022: Nil). The highest paid director is the Group’s executive director, Dr Christian Itin. Further details of the Directors’ remuneration and Directors’ options are contained in the Directors’ Remuneration Report. Compensation of key management personnel of the Group Key management includes the Board of Directors (executive and non-executive), and the executive management team. The compensation paid or payable to key management is set out below. 2023 2022 For the year ended 31 December £'000 £'000 Short-term benefits 5,280 3,387 Post-employment benefits 91 46 Other benefits 1,216 902 IFRS 2 Share based payment charge 5,556 9,380 Total compensation paid to key management personnel 12,143 13,715 There are no directors for whom retirement benefits are accruing under defined contribution schemes (2022: Nil). There were one key management personnel (2022: two key management personnel) for whom retirement benefits, amounting to £871 are accruing under defined contribution schemes (2022: £1,087). The Company has not issued any ADSs, representing ordinary shares, to directors during the year ended 31 December 2023 (2022: Nil). The Company issued 321,719 ADSs, representing 321,719 ordinary shares, to key management personnel during the year ended 31 December 2023 primarily relating to RSUs which vested in December 2022 (2022: Nil). The aggregated number of share options and restricted stock unit awards granted to key management personnel under 2018 Plan during the year ended 31 December 2023 and 2022, respectively, including grant date, number of awards, type of award and exercise price as follows: 2023 2022 Date of grant Type of award granted Number of awards granted Exercise Price Date of grant Type of award granted Number of awards granted Exercise Price Board of Directors 06/03/2023 Options 500,000 $ 1.91 28/06/2022 Options 180,000 $ 2.84 30/06/2023 Options 945,000 $ 2.38 22/07/2022 Options 250,000 $ 2.86 12/10/2023 Options 500,000 $ 2.31 20/12/2023 Options 80,000 $ 5.50 2,025,000 430,000 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 80

2023 2022 Date of grant Type of award granted Number of awards granted Exercise Price Date of grant Type of award granted Number of awards granted Exercise Price Executive management team 06/03/2023 Options 1,385,100 $ 1.91 01/04/2022 Options 100,000 $ 4.24 30/05/2023 Options 45,000 $ 3.21 22/07/2022 Options 775,000 $ 2.86 01/07/2023 Restricted stock units 12,000 $ — 17/07/2023 Options 500,000 $ 2.50 12/10/2023 Options 2,000,000 $ 2.31 3,942,100 875,000 10. Tax 2023 2022 For the year ended 31 December £'000 £'000 Current year (14,583) (19,711) Adjustments in respect of prior years (538) 373 Deferred tax (credit) charge (692) 19 Total income tax benefit (15,813) (19,319) Included in the deferred tax (credit) charge above is a deferred tax expense charge relating to changes in tax rates of £22,260 (2022: £2,619 deferred tax charge). The charge for the year can be reconciled to the profit in the income statement as follows: 2023 2022 For the year ended 31 December £'000 £'000 Loss before tax on continuing operations (191,777) (136,675) Tax at the UK corporation tax rate of 23.5% (2022: 19%) (45,068) (25,968) Tax effect of expenses that are not deductible in determining taxable profit 10,563 1,272 R&D tax credits (15,089) (20,144) Depreciation in advance of capital allowances not recognised 1,487 669 Other deferred tax assets not recognised 951 1,154 Losses not utilised 31,910 23,313 Adjustments in respect of prior years (538) 373 Impact of overseas tax rate (29) 12 Total income tax benefit (15,813) (19,319) At the balance sheet date, the Group has unused tax losses, after accounting for tax credits receivable, of £328,458,000 (2022: £266,700,000) available for offset against future profits. No deferred tax asset has been recognised in either year in respect of these losses or any other deferred tax assets arising from temporary differences, as it is not considered probable that there will be future taxable profits available. These losses may be carried forward indefinitely. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 81

Recognised 2023 Recognised 2022 Unrecognised 2023 Unrecognised 2022 Deferred tax asset / (liability) £'000 £'000 £'000 £'000 Losses — — 82,114 66,682 Fixed assets (38) 52 5,264 3,572 Other 1,084 337 936 81 Total 1,046 389 88,314 70,335 The UK’s government announced and enacted an increase in the corporation tax rate from 19% to 25% effective from 1 April 2023. UK Deferred tax assets have been provided for in full. The SME regime has been particularly beneficial to the Group, as under such program the trading losses that arise from the Group's qualifying R&D activities can be surrendered for a cash rebate of up to 33.35% of qualifying expenditure incurred prior to 1 April 2023 and decreasing to 18.6% after 1 April 2023. Additionally, the UK Government has enacted further changes to the SME regime on 4 March 2024 which include the introduction of a new rate for R&D intensive companies of 27% (which the Group currently does not qualify for) and comes into effect for expenditures incurred after 1 April 2023. Qualifying expenditures largely comprise of employment costs for research staff, consumables, outsourced contract research organization costs and utilities costs incurred as part of research projects for which the Company do not receive income. A large proportion of costs in relation to the Company's pipeline research, clinical trials management and manufacturing development activities, all of which are being carried out by its wholly owned subsidiary Autolus Limited, are eligible for inclusion within these tax credit cash rebate claims. Under the RDEC Program, tax credits for qualifying R&D expenditure incurred prior to 1 April 2023 are granted at a headline rate of 13% and can generate cash rebates of up to 10.5% of qualifying R&D expenditure. The headline rate of RDEC increased to 20% on 1 April 2023 and can generate cash rebates of up to 15% on qualifying R&D expenditure incurred from this date. Amendments to the current SME and RDEC programs that are contained in the Finance Bill which was enacted on 22 February 2024 will take effect from periods on or after 1 April 2024 and will (i) (unless limited exceptions apply) introduce restrictions on the tax relief that can be claimed for expenditure incurred on sub-contracted R&D activities or externally provided workers, where such sub-contracted activities are not carried out in the UK or such workers are not subject to UK payroll taxes, and (ii) merge the SME regime and the RDEC regime into a single scheme which would generate net cash benefit of up to 15% of the qualifying expenditure for profit making companies and up to 16.2% for loss making companies. Nevertheless, the higher rate of 27% for R&D intensive SME companies will still be in effect from periods on or after 1 April 2024. 11. Basic and diluted loss per share Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent is determined by dividing the loss for the year by the weighted average number of ordinary shares outstanding during the year. For all periods presented, the outstanding but unvested restricted shares, share options and warrants have been excluded from the calculation, as their effects would be anti-dilutive. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted loss per share are the same for all periods presented. Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent was calculated as follows (in thousands, except share and per share amounts): 2023 2022 As at 31 December £'000 £'000 Loss for the year - basic and diluted (175,964) (117,356) AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 82

As at 31 December 2023 2022 Weighted average number ordinary shares (000's) Issued ordinary shares at 01 January 173,074,510 90,907,830 Effect of shares issued in public offering — 3,888,411 Effect of share options exercised 1,664 70,437 Effect of restrictive stock units vesting 863,169 126,722 Effect of restricted ordinary share releases 2,583 — Weighted average number ordinary shares (000's) as at 31 December 173,941,926 94,993,400 Basic and diluted net loss for the year attributable to ordinary equity holders of the parent (1.01) (1.24) The following potentially dilutive ordinary shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect: As at 31 December 2023 2022 Unvested restricted stock units (Refer to Note 19) 116,436 403,331 Share options (Refer to Note 19) 17,956,385 10,310,800 Warrants (Refer to Note 22) 3,265,306 3,265,306 Total potentially anti-dilutive ordinary shares 21,338,127 13,979,437 Since the year ended 31 December 2023, the Group has granted 1,365,500 share options up to the date of authorisation of these consolidated financial statements. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 83

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

12. Property and equipment

£ 000	Office equipment	Laboratory equipment	Furniture and fittings	Leasehold improvements	Assets under construction	Total
Cost						
As at 31 December 2021	**2,546**	**25,192**	**1,008**	**9,467**	**1,803**	**40,016**
Additions	377	596	1	204	9,529	10,707
Disposals	—	—	—	—	(439)	(439)
Effects of exchange rate differences	19	70	—	—	—	89
As at 31 December 2022	**2,942**	**25,858**	**1,009**	**9,671**	**10,893**	**50,373**
Additions	431	392	2	182	5,855	6,862
Disposals	(992)	(4,495)	—	(1,676)	—	(7,163)
Transfers	583	3,650	843	1,824	(6,900)	—
Effects of exchange rate differences	(13)	(35)	—	—	—	(48)
As at 31 December 2023	**2,951**	**25,370**	**1,854**	**10,001**	**9,848**	**50,024**
Accumulated depreciation and impairment losses						
As at 31 December 2021	**1,868**	**10,356**	**760**	**2,183**	**—**	**15,167**
Depreciation expense for the year	385	4,027	124	1,398	—	5,934
Effects of exchange rate differences	12	110	—	—	—	122
As at 31 December 2022	**2,265**	**14,493**	**884**	**3,581**	**—**	**21,223**
Depreciation expense for the year	501	3,452	173	1,165	—	5,291
Disposals	(992)	(1,802)	—	(1,057)	—	(3,851)
Effects of exchange rate differences	(35)	(16)	—	—	—	(51)
As at 31 December 2023	**1,739**	**16,127**	**1,057**	**3,689**	**—**	**22,612**
Carrying amount						
As at 31 December 2022	**677**	**11,365**	**125**	**6,090**	**10,893**	**29,150**
As at 31 December 2023	**1,212**	**9,243**	**797**	**6,312**	**9,848**	**27,412**

The depreciation expenses of £5,291,000 (2022: £5,934,000) have been recognised as £371,000 (2022: £105,000) general and administrative expense and £4,920,000 (2022: £5,829,000) as research and development expenses.

84

13. Intangible assets £ 000 Patents & Licences Software Total Cost As at 31 December 2021 10,615 213 10,828 Disposals (1,160) — (1,160) As at 31 December 2022 9,455 213 9,668 Additions 324 — 324 Disposals — (213) (213) As at 31 December 2023 9,779 — 9,779 Accumulated amortisation As at 31 December 2021 — 164 164 Amortisation charge for the year — 49 49 As at 31 December 2022 — 213 213 Amortisation charge for the year — — — Disposals — (213) (213) As at 31 December 2023 — — — Carrying amount As at 31 December 2022 9,455 — 9,455 As at 31 December 2023 9,779 — 9,779 No amortisation has been charged to date on licenses, as the product candidates underpinned by the intellectual property rights are not yet available for commercial use. 14. Other long-term receivables 2023 2022 As at 31 December £'000 £'000 Lease deposit 772 1,515 Prepayments 63 1,487 Total other long-term receivables 835 3,002 AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 85

15. Other receivables 2023 2022 As at 31 December £'000 £'000 Accrued interest income 785 796 Accounts receivable 86 100 Prepayments 6,786 10,207 Accrued grant income — 2 VAT receivable 2,177 2,223 Tax prepayments 9 168 Research and development tax claim receivable 15,089 20,213 Lease deposit 737 26 Other receivables 348 273 Total other receivables 26,017 34,008 16. Trade and other payables 2023 2022 As at 31 December £'000 £'000 Trade creditors 81 429 Accruals 30,857 32,656 Corporate tax 177 31 Other payables 20 7 Total trade and other payables 31,135 33,123 17. Nature and purpose of each reserve in equity Share premium – is the difference between the par value of the Company’s shares and the total amount of consideration the Company received for shares issued. Merger reserve – this represents the excess of the cost of investment arising on the group reorganisation over the value of the share capital and share premium of Autolus Limited. Share based payment reserves – the Company grants restrictive shares, restrictive share units and share options to employees, and as disclosed in Note 19. This reserve reflects the cumulative share based payment expense recognised in relation to these equity awards. Currency translation reserve – comprises all foreign currency differences arising from the translation of the consolidated financial statements of foreign operations. Retained losses – represent the cumulative value of the profits and losses currently not distributed to shareholders but retained to finance the future capital requirements of the Group. 18. Share capital As at 31 December 2023, the Company was authorised to issue up to: i. 290,909,783 ordinary shares or rights over ordinary shares, with a nominal value of $0.000042 per share, ii. 34,425 Deferred shares, with a nominal value of £0.00001 per share, iii. 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and iv. 1 Deferred C share, with a nominal value of £0.000008. Issued share capital at 31 December 2023 and 2022, respectively included the following: AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 86

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

	Ordinary Shares No.	Deferred shares No.	B Deferred Shares No.	C Deferred shares No.	Total
At 31 December 2020	**52,346,231**	**34,425**	**88,893,548**	**1**	**141,274,205**
Issue of ordinary shares	38,561,599	—	—	—	38,561,599
At 31 December 2021	**90,907,830**	**34,425**	**88,893,548**	**1**	**179,835,804**
Issue of ordinary shares	82,166,680	—	—	—	82,166,680
At 31 December 2022	**173,074,510**	**34,425**	**88,893,548**	**1**	**262,002,484**
Exercise of share options	10,107	—	—	—	10,107
Vesting of restricted stock unit awards net of shares withheld to cover tax withholding	1,006,382	—	—	—	1,006,382
Reversal of RSA forfeitures	10,362	—	—	—	10,362
At 31 December 2023	**174,101,361**	**34,425**	**88,893,548**	**1**	**263,029,335**

As at 31 December 2023, the following shares were issued:

(i) 174,101,361 Ordinary Shares, with a nominal value of $0.000042 per share,

(ii) 34,425 Deferred Shares, with a nominal value of £0.00001 per share,

(iii) 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and

(iv) 1 Deferred C Share, with a nominal value of £0.000008.

Each issued share has been fully paid.

The following summarises the rights of holders of our ordinary shares (amounts in pounds):

- each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
- the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and
- holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.
- Deferred Shares - The 34,425 deferred shares, aggregate nominal value less than £1.00, existed in Autolus Limited and were re-created in Autolus Therapeutics plc as part of the share exchange to place Autolus Therapeutics as the ultimate parent entity. The Company was required to replicate the shares to ensure the existing share has the correct nominal value to ensure stamp duty mirroring relief is available on the subsequent share for share exchange. These deferred shares have no voting rights, no dividend rights, and no profit rights.
- Deferred B Shares - The deferred shares were the product of the reorganisation of the series A preferred shares and ordinary B shares into ordinary shares. The nominal residual value was utilised by management as the required £50,000 of share capital to re-register Autolus Therapeutics Limited as Autolus Therapeutics plc. The resulting 88,893,548 deferred shares, aggregate nominal value of £88,000 is presented as a separate class of equity on the balance sheet and statement of shareholder's equity. These deferred B shares have no voting rights, no dividend rights, and no profit rights.
- Deferred C Share - The deferred share, nominal value less than £1.00, was created when the shares in Autolus were redenominated from GBP to USD as part of the capital reduction to deal with rounding issues that would otherwise have unbalanced the Company's nominal share capital. This deferred C share has no voting rights, no dividend rights, and no profit rights.

At 31 December 2023, restricted stock unit awards for 57,624 ordinary shares had vested but the underlying ordinary shares had not been issued. In February 2024, 57,524 underlying ordinary shares were issued.

87

Share transactions during the period ended 31 December 2022 In December 2022, the Company completed an underwritten public offering of 81,927,012 ADSs representing 81,927,012 ordinary shares, which includes the partial exercise by the underwriters to purchase an additional 6,927,012 ADSs, at a public offering price of $2.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £123,854,000. 19. Share based payment Employee Share Plans In February 2017, the Group’s Board of Directors adopted the 2017 Share Option Plan, or the “2017 Plan”. The 2017 Plan was set to expire on 21 February 2027. The 2017 Plan provided for the grant of potentially tax-favoured Enterprise Management Incentives, or EMI, share options to the Group's UK employees and for the grant of share options to its U.S. employees. All awards are equity settled. In June 2018, as part of the Group's reorganisation and IPO, the Group’s Board and shareholders approved the 2018 Equity Incentive Plan, or the “2018 Plan”. The initial maximum number of ordinary shares that may be issued under the 2018 Plan was 3,281,622. This number consists of 3,025,548 new ordinary shares and 256,074 ordinary shares that would have otherwise remained available for future grants under the 2017 Plan. The number of ordinary shares reserved for issuance under the 2018 Plan will automatically increase on October 1st of each year, for a period of not more than ten years, commencing on 1 October 2018 and ending on (and including) 1 October 2027, by an amount equal to the lesser of (i) 4% of the total number of ordinary shares outstanding on September 30th of the same calendar year or (ii) such fewer number of ordinary shares as the Board may designate prior to the applicable October 1st date. Shares issued under the 2018 Plan may be authorised but unissued shares, shares purchased on the open market, treasury shares or ADSs. The updated maximum number of ordinary shares that may be issued under the 2018 Plan is 22,298,243 as of 31 December 2023. The total shares issued under the 2018 Plan may be authorized but unissued shares, shares purchased on the open market, treasury shares or ADSs. Share options granted under the 2018 Plan and 2017 Plan, as well as restricted shares and restricted share units granted as employee incentives, typically vest over a four-year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, unless the award contains specific performance vesting provisions. Share options granted under the 2018 Plan and 2017 Plan generally expire ten years from the date of grant. For certain senior members of management and directors, the Board has approved an alternative vesting schedule. Share Option Valuation The assumptions (refer to Note 2(d)(iii)) used in the Black-Scholes option pricing model to determine the fair value of the share options granted to employees and directors during the year ended 31 December 2023 and 2022, respectively, were as follows: For the year ended 31 December 2023 2022 Expected option life (years) 5.19 to 6.08 5.27 to 6.08 Risk-free interest rate 3.37% to 4.86% 2.20% to 4.23% Expected volatility 83.25% to 85.51% 78.73% to 84.79% Expected dividend yield 0.00% 0.00% AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 88

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

Share Options

The table below summarises the share option activity for the years ended 31 December 2023 and 2022, respectively:

	Number of share options	Weighted average Exercise Price (£)	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in £000's)
Outstanding at 1 January 2022	**7,772,455**	**8.90**	**8.30**	**732**
Granted	3,792,160	2.58	—	—
Exercised	(162,864)	0.58	—	295
Cancelled or forfeited	(1,090,951)	11.33	—	—
Outstanding at 31 December 2022	**10,310,800**	**7.19**	**8.18**	**77**
Granted	8,783,330	1.85	—	29,285
Exercised	(10,107)	2.16	—	9
Forfeited	(487,607)	3.30	—	968
Expired	(640,031)	10.94	—	73
Outstanding at 31 December 2023	**17,956,385**	**4.53**	**8.35**	**39,384**
Exercisable at 31 December 2023	6,318,107	8.43	6.95	6,113

The range of exercise prices for share options outstanding at 31 December 2023 was £0.0001 to £31.28.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company's underlying ordinary shares for those share options that had exercise prices lower than the fair value of the Company's underlying ordinary shares. The total intrinsic value of options exercised during the year ended 31 December 2023 was less than £9,000 (2022: £295,000).

The weighted average grant-date fair value of share options granted during the year ended 31 December 2023 was £1.36 per share option (2022: £1.81 per share option). The weighted average share price for share options exercised during the year ended 31 December 2023 was £2.87 (2022: £2.36). During the year ended 31 December 2023, 472,978 share options granted during the year vested (2022: 89,991).

As of 31 December 2023, the total unrecognised compensation expense related to unvested share options without performance conditions was £10,973,000, which the Company expects to recognize over a weighted average vesting period of 3.21 years (2022: 3.08 years).

Performance-based share options

During the year ended 31 December 2022, the Company did not grant any share options with performance conditions. However, during the year ended 31 December 2022, 222,500 share options with performance conditions were forfeited. In addition, 120,000 performance-based share options were modified during the year ended 31 December 2022 to remove the performance conditions, thereby accelerating the vesting, and associated share based compensation expense of £233,000.

During the year ended 31 December 2023, the Company granted 107,600 performance-based share options with a specified regulatory performance condition. No performance-based share options were forfeited during the year ended 31 December 2023. During the year ended 31 December 2023, 478,750 performance-based share options vested upon the achievement of a regulatory milestone.

As of 31 December 2023, and 2022, a performance condition related to these performance-based share options was deemed probable. During the year ended 31 December 2023 the Company recognised share-based compensation expense of £1,022,000 (2022: £567,000) related to performance-based share options. As at 31 December 2023, the total unrecognised share-based compensation expense related to unvested share options with performance conditions was £2,460,000, which the Company expects to recognize over a weighted average vesting period of 2.33 years.

89

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

Restricted Stock Units

A restricted stock unit ("RSU") award represents the right to receive one of the Company's ADSs upon vesting of the RSU award. The fair value of each RSU award is based on the closing price of the Company's ADSs on the date of grant. Prior to 2021, the Company historically granted RSU awards with service conditions that vest over a three-year service period with 50% of the award vesting one-and-half years from grant date and the remaining 50% of the award vesting at the end of the third year. In January 2021, the Company awarded RSU awards that contained a performance condition based on a condition related to a specified clinical milestone. These performance-based RSU awards vest upon achievement of the related performance condition. In March 2021, the Company awarded RSU awards with service conditions that vest over a four-year service period with 25% on the first anniversary of the grant date, and the balance vesting quarterly over the remaining three-years. In July 2021, the Company awarded RSU awards with service conditions that vest over a two-year period, with 100% of the award vesting on the second anniversary of the grant date.

In 2022, RSUs awarded during the year typically vest over a four-year service period, with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years. However, in September 2022, the Company awarded RSU awards with service conditions that vest over an 11-month period, with 50% of the award vesting eight months from grant date and the remaining 50% of the award vesting at the end of the eleventh month. In addition, in December 2022, the Company awarded RSU awards with service conditions that vest over a 15 month period, with 50% of the award vesting twelve months from grant date and the remaining 50% of the award vesting at the end of the fifteenth month.

In July 2023, the Company granted 90,000 RSU awards with a performance condition related to a specified regulatory milestone. These performance-based RSU awards vest upon achievement of the related performance condition.

The following is a summary of RSU award activity under the 2018 Plan for the years ended 31 December 2023 and 2022, respectively:

	Number of Restricted Units	Weighted average grant date fair value £
Unvested and outstanding at 31 December 2021	**1,089,650**	**6.27**
Granted	294,800	1.97
Vested	(785,511)	7.10
Cancelled or forfeited	(195,608)	7.48
Unvested and outstanding at 31 December 2022	**403,331**	**2.83**
Granted	90,000	2.04
Vested	(351,427)	2.69
Cancelled or forfeited	(25,468)	2.13
Unvested and outstanding at 31 December 2023	**116,436**	**2.76**

As of 31 December 2023 and 2022, respectively, the total unrecognised compensation expense related to unvested RSUs without performance conditions was £102,000 (2022: £648,000), which the Company expects to recognize over a weighted average vesting period of 1.69 years (2022: 1.51 years).

Performance-based restrictive stock units

During the year ended 31 December 2023, the Company granted 90,000 RSU awards with performance condition related to a specified regulatory milestone (2022: nil). These performance-based RSU awards also vested during the year upon the achievement of the relevant regulatory milestone. This resulted in the recognition of £184,000 share-based compensation expense during the year ended 31 December 2023. As of 31 December 2023 there was no unrecognised share-based compensation expense relating to performance based RSU awards.

During the year ended 31 December 2022, 617,500 performance-based RSU awards vested due to the achievement of a specified clinical milestone resulting in the recognition of £680,000 share-based compensation expense. A further 60,000 of these RSU awards were modified during the year ended 31 December 2022 by removing the performance condition, thereby accelerating the vesting, and related share-based compensation expense of £165,000. An aggregate of 152,500 performance-based RSU awards with performance conditions were forfeited during the year ended 31 December 2022. As of 31 December 2022 there was no unrecognised share-based compensation expense.

90

During the year ended 31 December 2023, 57,624 RSU awards vested but were not issued as of 31 December 2023, and as such are not included in the Company's issued ordinary shares at 31 December 2023. The Company has not granted any RSU awards from 31 December 2023 to the date of authorisation of these consolidated financial statements. Share-based payment compensation expense recorded as research and development and general and administrative expenses is as follows (in thousands): 2023 2022 For the year ended 31 December £’000 £’000 Research and development 5,771 5,995 General and administrative 3,563 5,095 Total share-based compensation expense 9,334 11,090 20. Cash and cash equivalents 2023 2022 As of 31 December £’000 £’000 Cash and bank balances 5,789 180,764 Fixed short-term deposit 37,454 111,918 Money market funds 145,036 23,650 Total cash and cash equivalents 188,279 316,332 Cash and cash equivalents in the consolidated financial statements to include cash and highly liquid investments at financial institutions with a maturity of 95 days or less, which are subject to an insignificant risk of changes in value. The carrying amount of these assets is approximately equal to their fair value. 21. Liability related to future royalties and sales milestones, net Blackstone Agreements On 6 November 2021, the Group concurrently entered into the following agreements with BXLS V - Autobahn L.P, (“Blackstone”) collectively called the “Blackstone Agreements”: (i) Strategic Collaboration and Financing Agreement, (the “Blackstone Collaboration Agreement”); (ii) Securities Purchase Agreement (the “Blackstone Securities Purchase Agreement”); (iii) Warrant Agreement (the “Blackstone Warrant”) - refer to Note 22, “Warrant derivative liability"; and (iv) a Registration Rights Agreement (the “Blackstone Registration Rights Agreement”). The Blackstone Agreements were entered into and in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate. Blackstone Collaboration Agreement In November 2021, the upfront payment of $50 million (£37.1 million) was paid by Blackstone upon execution of the Blackstone Collaboration Agreement. In December 2022, two Blackstone Development Payments were paid by Blackstone of $35 million (£28.4 million) each as a result of (i) the joint steering committee’s review of Group’s interim analysis of pivotal FELIX Phase 2 clinical trial of obe-cel in relapsed/refractory (r/r) adult Acute Lymphoblastic Leukaemia (ALL) and (ii) achievement of a pre-agreed manufacturing milestone as a result of completion of planned activities demonstrating the performance and qualification of the Company’s obe-cel’s manufacturing process. The remaining $30 million will be payable to the Autolus Limited on the achievement of a certain specified regulatory milestone. The Group considers the achievement of the specified regulatory milestone as probable when actually achieved. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 91

In exchange for the Blackstone Development Payments, the Group agreed to make payments to Blackstone (the “Revenue Share Payments”) equal to a mid-single digit royalty, subject to the Aggregate Cap (as defined in the Blackstone Collaboration Agreement) on payments under the Blackstone Collaboration Agreement, based on net sales anywhere in the world of (i) Collaboration Products in B-cell malignancies, (ii) subject to certain conditions set forth in the Blackstone Collaboration Agreement, its CD19 and CD22 CAR T cell investigational therapy product candidate known as AUTO3 in B- cell malignancies, and (iii) certain Collaboration Products to the extent developed or commercialized in indications other than a B-cell malignancy (“Obe-cel Franchise Products”). The Company is also obligated to make payments (the “Sales Milestone Payments”), subject to the Aggregate Cap, if certain cumulative net sales levels are achieved. The Group, and all of its subsidiaries have provided, and all of its future subsidiaries will provide, a guaranty to Blackstone of its obligations under the Blackstone Collaboration Agreement. In addition, the Group has granted a security interest in Autolus Limited to Blackstone in (a) intellectual property that is necessary or useful for the development, manufacture, use, commercialisation, import, or export of Collaboration Products (the “Autolus IP Collateral”), (b) a segregated and blocked cash collateral account that will be established following regulatory approval of any Collaboration Product, solely for the purpose of receiving remittance of Revenue Share Payments and Sales Milestone Payments and disbursement thereof to Blackstone as provided in the Blackstone Collaboration Agreement, (c) a segregated cash collateral account established solely for the purpose of receiving Blackstone Development Payments and disbursing them for use by the Group in accordance with the terms of the Blackstone Collaboration Agreement, (d) all assets or property of the Group related to or arising from the Collaboration Products in any B-cell malignancy or the obe-cel Franchise Products in any indication other than a B-cell malignancy, and (e) all proceeds and products of each of the foregoing (collectively referred to as the “Collateral”). The security interest will be maintained until the earlier of (i) such time at which cumulative payments made by the Group under the Blackstone Collaboration Agreement equal $150.0 million and (ii) the first commercial sale in the United States of obe-cel or any other Lead Product (as defined in the Blackstone Collaboration Agreement) selected to replace obe-cel following a Program Failure (as defined in the Blackstone Collaboration Agreement) (such time, the “Release Time”). The Blackstone Collaboration Agreement contains negative covenants that restrict the Autolus Limited from, among other things, (a) granting liens or otherwise encumbering its assets that constitute Collateral, (b) paying dividends or making distributions on account or, or redeeming, retiring or purchasing any capital stock, (c) other than certain permitted licensing transactions, transferring to third parties rights to commercialize any Collaboration Product or the Autolus IP Collateral anywhere in the world and (d) selling, transferring or assigning any rights to receive payments of royalties, returns on net sales, revenue share or other compensation or license fees with respect to a Collaboration Product in a B- cell malignancy and/or obe-cel Franchise Product in any indication other than a B-cell malignancy. Each of the negative covenants is subject to exceptions and carve outs set forth in the Blackstone Collaboration Agreement. The negative covenants will fall away upon the Release Time. Termination of the Blackstone Collaboration Agreement by Blackstone due to certain breaches of the Blackstone Collaboration Agreement or other actions by the Company will require the Company to make liquidated damage payments to Blackstone in excess of the Blackstone Development Payments. The Group has accounted for the Blackstone Collaboration Agreement as a liability primarily due to the Group's significant continuing involvement in generating the royalty stream. If and when obe-cel is commercialised and royalties or sales milestones become payable, the Group will recognize the portion of royalties paid to Blackstone as a decrease to the Blackstone Collaboration Agreement liability with a corresponding reduction in cash. The carrying amount of the Blackstone Collaboration Agreement liability is based on the Group’s estimate of the future royalties and sales milestones to be paid to Blackstone and the Blackstone Development payment to be received over the life of the arrangement as discounted using an effective interest rate. The excess estimated present value of future royalties and sales milestone payments over the initial carrying amount and future Blackstone Development Payments received, is recognised as a cumulative catch-up within Finance expense using the initial effective interest rate. The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement liability was approximately 15.8% as of 31 December 2023 and 2022, respectively. The Group concluded the Blackstone Agreements comprised of the following three units of accounting for the consideration received: (i) the Blackstone Collaboration Agreement, (ii) the purchase of ADSs, representing our ordinary shares, and (iii) Blackstone Warrants. The three units of accounting are recorded at relative fair value upon initial recognition. These free-standing instruments are subsequently measured as follows; (i) the Blackstone Collaboration Agreement liability at amortised cost, (ii) ADSs and consequently ordinary shares at cost and (iii) the Blackstone Warrants at fair value. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 92

Changes to the Blackstone Collaboration Agreement Liability related to future royalties and sales milestones are as follows: £000’s Balance as at 31 December 2021 34,604 Proceeds from Blackstone Development Payments received 56,816 Interest expense accrued on liability related to future royalties and sales milestones, net 6,509 Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net 981 Effects of exchange rate differences 5,228 Balance as at 31 December 2022 104,138 Interest expense accrued on liability related to future royalties and sales milestones, net 16,001 Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net 20,227 Effects of exchange rate differences (6,120) Balance as at 31 December 2023 134,246 22. Warrant derivative liability On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Company’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. Due to the cashless exercise provision noted above, the Blackstone Warrants do not result in a fixed number of shares being issued as the number of shares issued is dependent on the market value of the share price when the Blackstone Warrants are exercised, which is an unknown variable on completion. Therefore, the Blackstone Warrants do not meet the ‘fixed-for-fixed’ criteria under IAS 32 paragraph 16(b)(ii) for the Blackstone Warrants to be recognised as an equity instrument and as such the warrants are considered to be a derivative liability. The fair value of the Blackstone Warrant issued is estimated on the date of issuance at each subsequent reporting date using the Black-Scholes option pricing model. A description of the assumptions used in the Black-Scholes option pricing model to value the Blackstone Warrants include the following: Expected volatility: The Company uses its own historical volatility of its publicly traded ADSs over an expected remaining term of 2.85 years in determining the expected volatility. Expected term: The expected term of the Company’s warrants has been determined utilizing the contractual term of the warrants. Risk-free interest rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of granting of the warrant for time periods that are approximately equal to the expected term of the award. Expected dividend: Expected dividend yield of zero is based on the fact that the Company has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future. Fair value of ordinary shares The fair market value of the Company’s ADSs (representing one ordinary share per ADS) underlying the share option is equal to the closing price of the ADSs on the Nasdaq Global Select Market on the date the grant is approved by the Compensation Committee or delegate of the Compensation Committee. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 93

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants granted to Blackstone for the years ended 31 December 2023 and 2022, respectively, were as follows:

For the year ended 31 December	2023	2022
Fair value of ordinary shares	$6.44	$1.90
Expected option life (years)	2.85	3.85
Risk-free interest rate	4.04%	4.12%
Expected volatility	82.13%	81.01%
Expected dividend yield	0.00%	0.00%

Changes to the Blackstone Warrant derivative liability for the year ended 31 December 2023 and 2022, respectively, are as follows:

		£'000
Balance as at 31 December 2021	**£**	**7,176**
Fair value adjustment (included in Finance income)	£	(5,554)
Balance as at 31 December 2022	**£**	**1,622**
Fair value adjustment (included in Finance expense)	£	6,765
Balance as at 31 December 2023	**£**	**8,387**

Refer to Note 25 "Fair value measurement" for the reconciliation of the fair value of the warrant derivative liability.

23. Right-of-use assets and lease liabilities

Group as a lessee

In September 2017, the Group executed an arrangement with Cell Therapy Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through May 2021, at which time the Group had the option to renew or terminate the lease. In December 2018, the Group executed an additional lease arrangement for additional manufacturing space for a term through September 2023, at which time the Group has the option to renew or terminate the lease. In addition, in May 2020, the Group executed an arrangement with Cell Therapy Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through April 2024.

In July 2022, the Group and Cell Therapy Catapult Limited mutually agreed: (i) to extend the lease term of a manufacturing suite leased by the Group from April 2024 to February 2025, and (ii) to reduce the lease term of a different manufacturing suite leased by the Group from July 2024 to June 2023.

In March 2023, the Group and Cell Therapy Catapult Limited mutually agreed: (i) to terminate the lease relating to the leased manufacturing suite which originally had a lease term until February 2025, ii) extended the lease term of one of the manufacturing suites from June 2023 to August 2024, and iii) extended the lease term of a different manufacturing suite leased by the Group from September 2023 to August 2024. During the year ended 31 December 2023, the Group recognised a loss on disposal on leasehold improvements of £3,121,000 and a loss on termination of an operating lease of £65,000 arising from the manufacturing suite terminated and exited on 31 March 2023.

In October 2018, the Group executed an agreement to sublease office space in Rockville, Maryland, United States for a term through October 2021. In February 2020 and immediately entered into a five-year lease for office space in Rockville, Maryland, United States.

In January 2019, the Group executed a lease agreement with Whitewood Media Village GP Limited and Whitewood Media Village Nominee Limited to lease the fifth floor of MediaWorks including laboratory space. The Group has the option to terminate the lease in November 2026. In August 2021, MediaWorks became the Group's main corporate headquarters. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease's right-of-use asset or lease liability. The lease agreement includes an option to lease additional space. The lease term is nine years and eleven-months with an eighteen-month rent free period at the beginning of the lease term.

94

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

In February 2019, the Group agreed to enter into a fifteen year lease for space for two manufacturing units located in Enfield, United Kingdom. The leases commenced in February 2019, with the option to terminate the lease in February 2029. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease's right-of-use asset or lease liability. In March 2021, one of the units was split in two separate units with one unit surrendered back to the landlord. The Group has no further obligations for the surrendered unit and the right of use asset and lease liability which were recorded for this unit have been written off during the year ended 31 December 2021.

In September 2021, the Group entered into an arrangement for lease with the landlord, Forge Life Sciences Nominee, an affiliate of the Reef Group, for the design, construction and lease of a new 70,000 square foot commercial manufacturing facility in Stevenage, United Kingdom. Under this arrangement, the landlord leased the facility, which is called The Nucleus, to the Group on agreed terms, upon satisfaction of certain conditions and completion of construction. Since November 2022, the landlord has handed over various portions of the facility to the Group until 31 July 2023. The Group was required to pay a pro-rated license fee for each portion of the facility for which the Company was granted access until the execution of a lease agreement. The Group cumulatively contributed £5,620,000 as part as of landlord works and tenant contributions towards the lease as of 31 December 2023 resulting in these payments being taken into account in the determination of the right of use asset for this facility. On 31 July 2023, the landlord and its contractors accepted practical completion of The Nucleus. On 19 September 2023, the Group entered into a 20-year lease agreement with the landlord for The Nucleus. The Group made fit-out costs in other areas of the building and may be required to be removed at the end of the lease term. As a result, as of 31 December 2023, the Group has recognisd an estimated dilapidation provision amounting to £192,000. The Company will continue to assess the dilapidation provision as more related assets are brought into use.

Below are the carrying amounts of right-of-use assets recognised and the movements during the years ended 31 December 2023 and 2022, respectively:

	Property and Machinery	Other Equipment	Total
	£'000	£'000	£'000
As at 31 December 2021	**12,117**	**186**	**12,303**
Lease additions	8,037	—	8,037
Lease terminations	—	—	—
Amortisation expense of right-of-use assets	(2,873)	(77)	(2,950)
Modification of lease term	42	—	42
Effect of foreign currency gains / (losses)	194	2	196
As at 31 December 2022	**17,517**	**111**	**17,628**
Lease additions	31,792	122	31,914
Lease terminations	(844)	—	(844)
Amortisation expense of right-of-use assets	(3,928)	(86)	(4,014)
Modification of lease term	1,180	—	1,180
Impairment loss	(120)	—	(120)
Effect of foreign currency gains / (losses)	(61)	—	(61)
As at 31 December 2023	**45,536**	**147**	**45,683**

95

Below are the carrying amounts of lease liabilities and movements during the years ended 31 December 2023 and 2022, respectively: £’000 As at 31 December 2021 15,541 Lease additions 7,087 Interest expense accretion 1,039 Lease payments (3,846) Modification of lease term 42 Effect of foreign currency gains / (losses) 201 As at 31 December 2022 20,064 Lease additions 27,356 Interest expense accretion 2,612 Lease payments (8,910) Lease termination (369) Modification of lease term 1,180 Effect of foreign currency gains / (losses) (81) As at 31 December 2023 41,852 Lease liability - current 4,019 Lease liability - non-current 37,833 The following are the amounts recognised in the consolidated income statement during the years ended 31 December 2023 and 2022, respectively: 2023 2022 For the year ended 31 December £’000 £’000 Amortisation expense of right-of-use assets 4,014 2,950 Interest expense on lease liabilities 2,612 1,039 Expense relating to short-term leases 623 334 Total amount recognised in the consolidated income statement £ 7,249 £ 4,323 Other information: As at 31 December 2023 2022 Total cash outflows for leases (in £’000s) 8,910 3,846 Weighted-average remaining lease term 16.0 years 10.4 years Weighted-average discount rate 7.44% 6.77% The carrying value of the Group’s lease obligations as at 31 December 2023 and 2022, respectively, approximates to their fair value. The Group’s lease liabilities are secured by the related underlying assets. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 96

The undiscounted maturity analysis of lease liabilities recognised at 31 December 2023 and 2022, respectively, is as follows: 2023 2022 As at 31 December £’000 £’000 Within one year 6,964 5,370 One to two years 5,484 3,632 Two to three years 5,302 2,856 Three to four years 5,190 2,627 Four to five years 4,584 2,627 Greater than five years 44,141 10,400 Total undiscounted future minimum lease payments 71,665 27,512 Group as a lessor In October 2021, the Group entered into two separate sublease agreements with two third parties for two manufacturing spaces in Enfield, United Kingdom which is currently leased by the Group. The annual lease payments to be received for each of subleased units is £97,000 and £109,000 over lease terms from October 2021 to February 2029 and October 2026, respectively. The Group received £95,000 in rental deposits, arising from the sublease agreements which have been classified as restricted cash as of 31 December 2023 and 2022, respectively. Both subleases have been classified as operating leases. The Group will recognize the sublease payments on a straight line basis from the commencement of the sublease agreements. The following table shows the sublease rental income for the years ended 31 December 2023 and 2022, respectively: 2023 2022 For the year ended 31 December £’000 £’000 Sublease income (included in other operating income) 194 194 Future minimum rentals receivable under non-cancellable operating leases as at 31 December 2023 and 2022, respectively is as follows: 2023 2022 As at 31 December £’000 £’000 Within one year 206 206 One to two years 206 206 Two to three years 160 206 Three to four years 97 160 Four to five years 83 97 Greater than five years — 83 Total future minimum lease receivable 752 958 24. Financial instruments Financial instruments risk management objectives and policies The Group's principal financial assets include other receivables, cash and cash equivalents and restricted cash that derive directly from its operations. The Group's principal financial liabilities comprise the trade and other payables, lease liabilities, Blackstone Collaboration Agreement liability, other long-term payables and a warrant derivative liability. The main purpose of these financial liabilities is to finance the Group’s operations. The Group is exposed to interest rate, currency, credit and liquidity risks. The Board oversees the management of these risks. The Board has relevant policies and procedures in place to identify, measure and manage financial risks in accordance with its policies and risk objectives. The most significant financial risks to which the Group is exposed are set out below. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 97

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

The main risks arising from the Group's financial instruments are credit risk, liquidity risk, and market risk (including interest rate risk and foreign exchange risk).

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Financial instruments that subject the Group to credit risk consist primarily of cash and cash equivalents, restricted cash and liability related to future royalties and sales milestones, net. The Group places cash and cash equivalents, restricted cash and liability related to future royalties and sales milestones, net in established financial institutions or counterparties. The Group monitors the credit rating of those financial institutions or counterparties.

The Group has no other significant off-balance-sheet risk or concentration of credit risk, such as foreign exchange contracts, options contracts, or other hedging arrangements.

Liquidity risk

Since the Group's inception, the Group has not generated any commercialised product revenue and has incurred net losses and negative cash flows from its operations. The Group does not currently have any approved products. The Group expects to incur significant expenses and operating losses for the foreseeable future as the Group advances its product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialisation of any approved product candidates. The Group expects its research and development and general and administrative costs will increase in connection with its planned research activities. As a result, the Group will need additional capital to fund its operations until it can generate significant revenue from product sales.

The Group has funded its operations to date primarily with proceeds from government grants, sales of our equity securities, through public offerings and sales pursuant to our at-the market-facility, UK research and development tax credits and receipts from the UK RDEC Scheme, out-licensing arrangements and strategic collaboration agreements.

The Group currently has material financing commitments, that are expected to affect our liquidity over the next five years, which include the Group's lease obligations and supplier purchase commitments and expected royalty and Sale Milestone Payments, subject to the Aggregate Cap, if certain cumulative net sales levels are achieved, in relation to the Blackstone Collaboration Agreement Liability.

Exposure to liquidity risks

The following are the remaining contractual maturities of financial assets and financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

		Contractual cash flows				
As at 31 December 2023	**Carrying amount £000**	**Total £'000**	**One year or less £'000**	**One to two years £'000**	**Two to five years £'000**	**More than five years £'000**
Financial assets						
Other receivables[1]	2,728	2,728	1,956	—	—	772
Cash and cash equivalents	188,279	188,279	188,279	—	—	—
Restricted cash	511	511	511	—	—	—
Total financial assets	**191,518**	**191,518**	**190,746**	**—**	**—**	**772**

[1]Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

98

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

	Carrying amount £000	Total £'000	Contractual cash flows One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial liabilities						
Trade and other payables[2]	30,958	30,958	30,958	—	—	—
Lease liabilities (current and non-current)	41,852	71,665	6,964	5,484	15,076	44,141
Other long-term payables	283	283	—	—	—	283
Warrant derivative liability[3]	8,387	8,387	—	—	8,387	—
Subtotal financial liabilities	**81,480**	**111,293**	**37,922**	**5,484**	**23,463**	**44,424**

[2]Trade and other payables balance above excludes corporate tax

[3]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 22 for further details.

As at 31 December 2022	Carrying amount £000	Total £'000	Contractual cash flows One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial assets						
Other receivables[1]	2,712	2,712	1,197	—	—	1,515
Cash and cash equivalents	316,332	316,332	316,332	—	—	—
Restricted cash	269	269	269	—	—	—
Total financial assets	**319,313**	**319,313**	**317,798**	—	—	**1,515**

[1]Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

	Carrying amount £000	Total £'000	Contractual cash flows One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial liabilities						
Trade and other payables[2]	33,092	33,092	33,092	—	—	—
Lease liabilities (current and non-current)	20,064	27,512	5,370	3,632	8,110	10,400
Other long-term payables	94	94	—	94	—	—
Warrant derivative liability[3]	1,622	1,622	—	—	1,622	—
Subtotal financial liabilities	**54,872**	**62,320**	**38,462**	**3,726**	**9,732**	**10,400**

[2]Trade and other payables balance above excludes corporate tax

[3]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 22 for further details.

In addition to the above, the Blackstone Collaboration Agreement Liability of £134,246,000 (2022: £104,138,000), relating to liabilities relates to future royalties and sales milestones, net is also classified as a financial liability. Thus, resulting in total financial liabilities at a carrying amount of £215,903,000 (2022: £159,041,000). The liability related to future royalties and sales milestones, net which arises from the Blackstone Collaboration Agreement, includes estimated royalties and sales milestone payments based on the estimated achievement of certain clinical and regulatory milestones. The Blackstone Collaboration Agreement has no contractual maturity, however, royalties and sales milestones are forecasted to be paid over an estimated period of up to twenty years. Refer to Note 21 *"Liability related to future royalties and sales milestones, net"* for further details.

99

Market risk Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. For the Group, market risk comprises of two types of risk: interest rate risk and foreign currency risk. Interest rate risk Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's interest-bearing assets include cash and cash equivalent balances, which earn interest at variable rates. The Group's only interest-bearing liability is the Blackstone Collaboration Agreement liability, however the effective interest rate remains the same throughout the duration of the Blackstone Collaboration Agreement. As such, no interest rate risk has been identified related to the Blackstone Collaboration Agreement liability. On a quarterly basis, the Group assesses the amount and timing of expected royalty and sales milestone payments using a combination of internal projections and forecasts from external sources. To the extent the present value of such payments are greater or less than its initial estimates or the timing of such payments is materially different than its original estimates, the Group will adjust the amortization of the Blackstone Collaboration Agreement Liability using the catch-up method. The table below illustrates the sensitivity analysis of the Group ’s reported loss for the year arising from an increase or decrease in the interest rates on interest bearing cash and cash equivalent balances by 0.5 percent. The sensitivity analysis is calculated on cash and cash equivalent and restricted cash balances: As at 31 December 2023 2022 Change in Bank of England base rate by 0.5 percent Increase of interest rates on interest bearing cash and cash equivalent balances by 0.5 percent 9,188 1,043 Decrease of interest rates on interest bearing cash and cash equivalent balances by 0.5 percent (9,188) (1,043) Foreign currency risk The Group is exposed to foreign currency exchange risks due to the Group holding foreign currency monetary assets and liabilities which are exposed to exchange rate fluctuations. This risk is assessed on an on-going basis. The Group does not use derivative financial instruments to manage currency exchange movements and, as such, no hedge accounting is applied. The Group’s presentational currency is the pound sterling. The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non- monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. The Group also holds U.S dollar, “USD”, and Euros, “EUR”, currencies. Any fluctuations in currency exchange rates between the U.S. dollar and the Pound sterling could materially and adversely affect the Group’s business. Unrealised foreign exchange gains recognised in the income statement amounts to £1,840,000 (2022: £5,631,000). Additionally, although the Group is headquartered in the United Kingdom, the Group sources research and development, manufacturing, consulting and other services from the United States and other countries. Further, potential future revenue may be derived from the United States, countries within the Euro zone, and various other countries around the world. As a result, the Group’s business and the price of its ADSs may be affected by fluctuations in foreign exchange rates not only between the Pound sterling and the U.S. dollar, but also the Euro and other currencies, which may have a significant impact on the Group’s results of operations and cash flows from period to period. As a result, to the extent the Group continues its expansion on a global basis, it expects that increasing portions of its revenue, cost of revenue, assets and liabilities will be subject to fluctuations in foreign exchange rates. The table below illustrates the sensitivity analysis of the Group’s reported loss for the year arising from a 5% increase or decrease in the respective foreign exchange rates to which the Group is exposed to. The sensitivity analysis is calculated on cash and cash equivalent and restricted cash balances held in USD and EUR denominated bank accounts at the year end. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 100

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

As at 31 December	2023	2022
Change in USD 5%	**£'000**	**£'000**
Strengthening – 5%	5,317	9,999
Weakening – 5%	(5,317)	(9,999)

25. Fair value measurement

Fair value disclosure of financial assets and liabilities:

	2023		2022	
As at 31 December	**Carrying amount £'000**	**Fair value £'000**	**Carrying amount £'000**	**Fair value £'000**
Financial assets held at amortised cost:				
Other receivables[1]	2,728	2,728	2,712	2,712
Cash and cash equivalents	188,279	188,279	316,332	316,332
Restricted cash	511	511	269	269
Total financial assets held at amortised cost	**191,518**	**191,518**	**319,313**	**319,313**

[1]Other receivables balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

	2023		2022	
As at 31 December	**Carrying amount £'000**	**Fair value £'000**	**Carrying amount £'000**	**Fair value £'000**
Financial liabilities at amortised cost:				
Trade and other payables[2]	30,958	30,958	33,092	33,092
Lease liabilities	41,852	41,852	20,064	20,064
Liability related to future royalties and sales milestones, net	134,246	134,246	104,138	104,138
Other long-term payables	283	283	94	94
Total financial liabilities at amortised cost	**207,339**	**207,339**	**157,388**	**157,388**

[2]Trade and other payables balance above excludes corporate tax

	2023		2022	
As at 31 December	**Carrying amount £'000**	**Fair value £'000**	**Carrying amount £'000**	**Fair value £'000**
Financial liabilities measured at fair value through profit and loss (recurring):				
Warrant derivative liability	8,387	8,387	1,622	1,622
Total financial liabilities measured at fair value through profit and loss (recurring):	**8,387**	**8,387**	**1,622**	**1,622**

Fair value measurement hierarchy for recurring financial liabilities measure at fair value through profit and loss at 31 December 2023 and 2022, respectively:

101

Fair value measurement using As at 31 December 2023 Total (£’000s) Quoted prices in an active market (Level 1) Significant observable inputs (Level2) Significant unobservable inputs (Level 3) Financial liabilities measured at fair value through profit and loss (recurring) Warrant derivative liability 8,387 — 8,387 — Fair value measurement using As at 31 December 2022 Total (£’000s) Quoted prices in an active market (Level 1) Significant observable inputs (Level2) Significant unobservable inputs (Level 3) Financial liabilities measured at fair value through profit and loss (recurring) Warrant derivative liability 1,622 — — 1,622 There were no transfers between Level 1 and Level 2 during the year ended 31 December 2023 and 2022, respectively. Reconciliation of fair value measurement of warrant derivative liability: A summary of the changes in the Group’s warrant derivative liability’s fair value is illustrated in the table below for the years ended 31 December 2023 and 2022, respectively: £000’s At 31 December 2021 7,176 Fair value adjustment (included in Finance income) (5,554) At 31 December 2022 1,622 Fair value adjustment (included in Finance expense) 6,765 At 31 December 2023 8,387 26. Commitments and contingencies License Agreements University College of London Business Ltd. (UCLB) License In September 2014, the Group entered into an exclusive license agreement (the “License”) with UCL Business Ltd. (“UCLB”), the technology transfer company of University College London (“UCL”), to obtain licenses to certain technology rights in the field of cancer therapy and diagnosis. In March 2016, the License was amended to include additional rights. As part of the consideration for the License in September 2014, the Group issued 1,497,643 ordinary shares to UCLB. The Group paid upfront fees of £0.3 million and issued an additional 313,971 ordinary shares to UCLB when the License was amended in March 2016. In March 2018, the License was further amended and restated to include a license to the Group's product candidate, AUTO1, for which UCL is conducting Phase 1 clinical trials of AUTO1 in paediatric and adult ALL patients. The Group paid an upfront fee of £1.5 million for consideration for the amended and restated License and paid an additional £0.35 million in connection with UCLB's transfer of clinical data to the Group in December 2020. No equity was issued as part of the upfront fee consideration. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 102

Additionally, the Group may be obligated to make payments to UCLB under the amended and restated License upon the initiation of certain clinical activities in an aggregate amount of £0.18 million, the receipt of specified regulatory approvals in an aggregate amount of £37.0 million, the start of commercialisation in an aggregate amount of £18.0 million, and the achievement of net sales levels in an aggregate amount of £51.0 million, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technologies. On a per-product basis, these milestone payments range from £1.0 million to £18.5 million, depending on which T cell programming modules are used in the product achieving the milestone. The Group considers the specified regulatory and commercial milestones probable when actually achieved. Under the terms of the license, the Group have the right to grant sub-licenses to third parties, subject to certain restrictions. If the Group receive any income in connection with such sublicenses, the Group must pay UCLB a percentage of the income allocable to the value of the sublicensed intellectual property rights ranging from the low twenties to mid- single digits percent, decreasing based on the development expenses incurred by us and the passage of time. UCLB has retained the right to use the licensed T cell programming modules for academic research purposes at UCL and with other academic institutions, subject to certain restrictions. Upon commercialisation of any of the Group’s products that use the in-licensed patent rights, the Group will be obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. The Group may deduct from the royalties payable to UCLB one-half of any payments made to a third party to obtain a license to such third party’s intellectual property that is necessary to exploit any licensed products. Once net sales of a licensed product have reached a certain specified threshold, the Group may exercise an option to buy out UCLB’s rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time. The License expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. The Group may unilaterally terminate the license agreement for any reason upon advance notice to UCLB. Either party may terminate the License for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the License following the Group’s insolvency or the Group’s Group breach of the License, or if the Group terminates the License unilaterally, all rights and licenses granted to the Group will terminate, and all patent rights and know-how transferred to the Group pursuant to the License will revert back to UCLB, unless and to the extent the Group has exercised its option to acquire ownership of the licensed patent rights. In addition, UCLB has the right to negotiate with the Group for the grant of an exclusive license to the Group’s improvements to the T cell programming modules the Group has licensed on terms to be agreed upon at the time. During the year ended 31 December 2023, £137,500 (2022: £100,000) was payable to UCLB by the Group relating to the income allocable to the value of the sublicensed intellectual property rights. Furthermore, there were no other contractual milestone payments deemed probable as of 31 December 2023 and 2022, respectively. Noile-Immune Biotech Inc. In November 2019, the Group entered into an exclusive license agreement with Noile-Immune Biotech Inc. ("Noile") under which the Group will have the right to develop CAR T cell therapies incorporating Noile’s PRIME (proliferation- inducing and migration-enhancing) technology. The PRIME technology is designed to improve proliferation and trafficking into solid tumours of both engineered CAR T cells as well as the patient’s own T cells. The Group paid an upfront fee and may be obligated to make additional payments to Noile upon the achievement of development milestones and receipt of regulatory approvals product sale milestones, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technology. Adaptive Biotechnologies Corporation In July 2022, the Group renegotiated a master services agreement with Adaptive Biotechnologies Corporation ("Adaptive"), under which Adaptive's assay is used to analyse patient samples from relapsed/refractory B Cell Acute Lymphoblastic Leukaemia (r/r B-ALL) patients. Under the agreement, the Group is obligated to make specified payments to Adaptive upon the achievement and receipt of certain regulatory approvals and achievement of commercial milestones in connection with the Group's use of the Adaptive assay. During the year ended 31 December 2023, the Company recognised all contractual milestones relating to this contract which were deemed probable. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 103

Miltenyi Biotech B.V. & Co. KG In September 2023, the Group entered into a non-exclusive sublicense agreement with Miltenyi Biotech B.V. & Co. KG (“Miltenyi”) under which the Group will have the right to develop, manufacture and use Miltenyi's or affiliates' sublicensed products. Under the agreement, the Group is obligated to make specified payments to Miltenyi upon the achievement of certain regulatory and clinical milestones. The Group recognised £415,000 in aggregate relating to an upfront license payment and milestone payments that were deemed probable during the year ended 31 December 2023. Advisory firms In previous periods, the Group has entered into agreements with certain advisory firms. The Group is obligated to make specified payments upon the achievement of certain strategic transactions involving the Group. During the three months ended 31 March 2024, the Group paid a fee under these agreements. Refer to Note 28 “Subsequent events” for further details of the strategic transactions the Group entered into post the year ended 31 December 2023. The Group concluded that, as of 31 December 2023, there were no other milestones for which the likelihood of achievement was probable. Capital Commitments As of December 31, 2023, the Company’s unconditional purchase obligations for capital expenditure totalled £3,361,000 and include signed orders for capital equipment and capital expenditure for construction and related expenditure relating to its properties in the United Kingdom and the United States, of which the Company expects to incur £329,000 within one year, and £3,032,000 within one to four years. Master Supply Commitments In March 2018, the Company entered into a long-term supply agreement with Miltenyi Biotec GmbH, or Miltenyi, for the supply of Miltenyi’s CliniMACS Prodigy instruments, reagents and disposables for the manufacture of the Company's programmed T cell therapies for preclinical and clinical use and, if approved, for commercial use, as well as support services. The supply agreement sets forth procedures to ensure continuity of supply to the Company of Miltenyi’s products, both during the clinical phase and any future commercial phase of our product candidates. After the initial ten- year term of the agreement, the Company has two separate options to renew the agreement, each for an additional five- year term. The Company has a three-month firm commitment to purchase to reagents and disposables pursuant to the agreement. As of 31 December 2023, the Company’s unconditional purchase obligations for reagents and disposables totalled £454,000, which the Company expects to incur within one year. Legal Proceedings From time to time, the Group may be a party to litigation or subject to claims incident to the ordinary course of business. Regardless of the outcome, litigation can have an adverse impact on the Group because of defence and settlement costs, diversion of management resources and other factors. The Group was not a party to any litigation and did not have contingency reserves established for any liabilities as of 31 December 2023. 27. Related party transactions A related party is a person or an entity that is related to the reporting entity: • A person or a close member of that person’s family is related to a reporting entity if that person has control, joint control, or significant influence over the entity or is a member of its key management personnel. • An entity is related to a reporting entity if, among other circumstances, it is a parent, subsidiary, fellow subsidiary, associate, or joint venture of the reporting entity, or it is controlled, jointly controlled, or significantly influenced or managed by a person who is a related party. The following is a description of related party transactions the Group has entered into during the financial years ended 31 December 2023 and 2022 with its directors, members of its senior management and holders of more than 5% of its outstanding voting securities and their affiliates, whom the Group refer to as our related persons, in which the amount involved exceeds £100,000 and that are material to the Group, other than the compensation arrangements. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 104

AUTOLUS THERAPEUTICS PLC
Notes to the Consolidated Financial Statements
For the year ended 31 December 2023

Transactions with Entities Affiliated with Blackstone

On 6 November 2021, the Group concurrently entered into the Blackstone Agreements. Refer to Note 21, *"Liability relating to future royalties and sales milestones, net"*, Note 22, *"Warrant derivative liability"*. Subsequent to the execution of the Blackstone Agreements, Blackstone became a related party as Blackstone owns more than 5% of the Group outstanding voting securities and is therefore one of the principal owners of the Company. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone's designee pursuant to this right.

Pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. During the year ended 31 December 2023 and 2022, a fair value loss adjustment of £6,765,000 and a fair value gain adjustment of £5,554,000 was recognised relating to the Blackstone Warrant derivative liability. Refer to Note 22 *"Warrant derivative liability"*.

As of 31 December 2023, the carrying amount of the Blackstone Collaboration Agreement liability was £134,246,000 which included cumulative accrued interest expense (including cumulative catch-up adjustments), of £36,228,000 and £7,490,000 for the years ended 31 December 2023 and 2022, respectively. In December 2022, two Blackstone Development Payments were paid by Blackstone of $35 million each as a result of (i) the joint steering committee's review of Autolus' interim analysis of pivotal FELIX Phase 2 clinical trial of obe-cel in relapsed/refractory (r/r) adult Acute Lymphoblastic Leukaemia (ALL) and (ii) achievement of a pre-agreed manufacturing milestone as a result of completion of planned activities demonstrating the performance and qualification of the Group's obe-cel's manufacturing process. Refer to Note 21 *"Liability related to future royalties and sales milestones, net"*.

Syncona Portfolio Limited

Syncona Portfolio Limited is a related party as Syncona Portfolio Limited owns more than 5% of the Company's outstanding voting securities and is therefore one of the principal owners of the Company. In addition, a member of the Company's board of directors was the chair of the ultimate parent company of Syncona Portfolio Limited until November 2023.

Participation in December 2022 Public Offering

In connection with the Company's December 2022 public offering, certain of its related parties purchased its ADSs from the underwriters at the public offering price of $2.00 per ADSs, and on the same terms as other investors in our public offering. The following table summarizes purchases of ADS by our related parties:

Related party	ADSs		Total purchase price (In $ millions)		Total purchase price (In £ millions)
Syncona Portfolio Limited (1)	14,000,000	$	28.0	£	22.7
Deep Track Capital, LP (2)	15,000,000	$	30.0	£	24.4
Qatar Investment Authority (3)	15,000,000	$	30.0	£	24.4
Armistice Capital, LLC (4)	10,000,000	$	20.0	£	16.2
Entities affiliated with Blackstone (5)	2,500,000	$	5.0	£	4.1
	56,500,000	**$**	**113.0**	**£**	**91.8**

1) Syncona Portfolio Limited is a holder of more than 5% of the Company's share capital.
(2) In connection with this transaction, Deep Track Capital, LP became a holder of more than 5% of the Company's share capital.
(3) In connection with this transaction, Qatar Investment Authority became a holder of more than 5% of the Company's share capital.
(4) In connection with this transaction, Armistice Capital, LLC became a holder of more than 5% of the Company's share capital.
(5) Entities affiliated with Blackstone collectively hold more than 5%% of the Company's share capital

105

Investee of Syncona Portfolio Limited The Group entered into a collaboration agreement in 2020 with an investee of Syncona Portfolio Limited, a holder of more than 5% of the Company's share capital. The terms of the agreement include a non-refundable license fee, payments based upon achievement of clinical development and regulatory objectives, and royalties on product sales. During the year ended 31 December 2023, the Group received variable consideration arising from the achievement of a development milestone amounting to £274,000. Consequently, the Group recognised license revenue of £274,000. The Company did not recognize any license revenue for the year ended 31 December 2022. Guarantees with group undertakings for the year ended 31 December 2023 Autolus Therapeutics plc (registration number: 11185179) agreed to provide a guarantee, in the ordinary course of business, to Autolus Holdings (UK) Limited (registration number: 11365111) to take the exemption from having their financial statements audited under sections 479A to 479C of the Companies Act 2006. This guarantee to Autolus Holdings (UK) Limited is to guarantee its liabilities of £133,045 for the financial year ended 31 December 2023 until they are satisfied in full. In respect to this guarantee, it is judged to be remote that any cash outflow will arise. Compensation of key management personnel Please refer to Note 9 “Employees and Directors” for more information. 28. Events after balance sheet date The Group evaluated subsequent events through to 5 June 2024, the date on which these financial statements were issued. BioNTech SE (“BioNTech”) Agreements On 6 February 2024 (the “Execution Date”), the Group concurrently entered into a (i) Securities Purchase Agreement (the “BioNTech Securities Purchase Agreement”), (ii) a Registration Rights Agreement (the “BioNTech Registration Rights Agreement”), (iii) a Letter Agreement (the “BioNTech Letter Agreement”) and (iv) a License and Option Agreement (the “BioNTech License and Option Agreement”), collectively called the “BioNTech Agreements”, with BioNTech. The BioNTech Agreements were entered into and in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate. The following descriptions of the BioNTech Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. (i) BioNTech Securities Purchase Agreement Pursuant to the BioNTech Securities Purchase Agreement the Company sold to BioNTech American Depositary Shares (“ADSs”), each representing one ordinary share with a nominal value of $0.000042 per share, of the Company (the “Ordinary Shares”) in a private placement transaction (the “Private Placement”). On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs (the “Initial ADSs”), representing 33,333,333 Ordinary Shares at an offering price of $6.00 per Initial ADS. Aggregate net proceeds to the Company, after offering expenses, were £154,260,276 ($193,800,000). In the event that BioNTech and the Group enter into a Manufacturing and Commercial Services Agreement (as defined below) within 18 months of the initial closing of the Private Placement, BioNTech will purchase additional ADSs (the “Subsequent ADSs” and, together with the Initial ADSs, the “Private Placement ADSs”), not to exceed 15,000,000 ADSs, for an aggregate purchase price of up to $20 million. The total number of Subsequent ADSs that may be issued is subject to additional limitations and restrictions. The BioNTech Securities Purchase Agreement contains customary representations, warranties, and covenants of each of the Company and BioNTech. (ii) BioNTech Registration Rights Agreement Pursuant to the BioNTech Registration Rights Agreement the Company agreed to file a registration statement with the SEC to register the resale of the Private Placement ADSs. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 106

(iii) BioNTech Letter Agreement The BioNTech Letter Agreement provides BioNTech with certain additional rights and subjects BioNTech’s investment in the Company to certain restrictions. BioNTech received the right to nominate a director to the Company’s board of directors. If BioNTech acquires beneficial ownership of at least 30% of the issued and outstanding Ordinary Shares of the Company (including in the form of ADSs) within five years of the Execution Date, BioNTech will have the right to designate an additional director who shall be independent. BioNTech’s director nomination rights shall automatically terminate upon BioNTech’s ownership of Ordinary Shares dropping below certain specified percentages. Additionally, BioNTech has the right to purchase equity securities sold by the Company in bona fide financing transactions in amounts that are based on BioNTech maintaining specified ownership thresholds following such financing transactions. Subject to specified exceptions, BioNTech may not sell the Private Placement ADSs without the Company’s approval for a period of six months following the applicable closing date for such ADSs. The BioNTech Letter Agreement terminates upon the earlier of (a) the later of (i) 6 February 2027 and (ii) such time as no securities of the Company are held by BioNTech or its affiliates and (b) the consummation of a change of control transaction involving the Company. (iv) BioNTech License and Option Agreement License and Options The Company, through its wholly owned subsidiaries, Autolus Limited and Autolus Holdings (UK) Limited, entered into the BioNTech License and Option Agreement with BioNTech pursuant to which the Group granted to BioNTech: • an exclusive, worldwide, sublicensable license (the “Binder License”) to certain binders and to exploit products that express in vivo such binders (collectively, the “Binder Licensed Products”), and • several time-limited options (the “Options”) to acquire additional rights to specified clinical-stage product candidates, binders and technologies of the Group, described in more detail below: ◦ an option to obtain exclusive rights to co-fund development costs of the Group’s development-stage programs AUTO1/22 and AUTO6NG (“Product Options”), in return for agreed upon economic terms, including an option exercise fee, milestone payments and a profit-sharing arrangement for each such product candidate, with additional options to co-promote or co-commercialize each such product candidate; ◦ an option to obtain an exclusive worldwide license to exploit products that express certain additional binders in vivo or, with respect to certain binders, in an antibody drug conjugate (the “Binder Option”); ◦ an option to obtain a co-exclusive worldwide license to exploit products that express in vivo the Group’s modules for activity enhancement, with a non-exclusive right, in certain agreed instances, to exploit products that include Group’s modules for activity enhancement but do not express in vivo such modules (the “Activity Enhancement Option”); and ◦ an option to obtain a non-exclusive worldwide license to exploit products that contain the Group’s safety switches (the “Safety Switch Option” and, together with the Binder Option and the Activity Enhancement Option, the “Technology Options”). In consideration for the Binder License and the Technology Options, BioNTech made an initial payment to the Group of $10,000,000 (£7,958,000). In the event that all Options are fully exercised, the Group would be eligible to receive maximum aggregate payments of up to $582 million pursuant to the License Agreement. This maximum amount includes upfront payments, the potential milestone payments for the Binder Licensed Products described below, all option exercise fees and potential milestone payments for licenses to optioned products and technologies, and additional payments that BioNTech may pay to the Group for an increased revenue interest with respect to the Group’s product candidate obe-cel as described below. The option exercise fee for each Technology Option is a low seven-digit amount. Each of the Activity Enhancement Option and the Safety Switch Option must be exercised with respect to a given biological target or combination of targets. There is a cap on the total option exercise fee if multiple options are exercised with respect to a given target. There is also a cap on milestone payments across all agreements entered into as the result of BioNTech exercising one or more of the Technology Options and a cap on the royalty rate payable on any given product for which multiple Options are exercised. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 107

Obe-cel Product Revenue Interest BioNTech has also agreed to financially support the expansion of the clinical development program for, and planned commercialization of obe-cel. In exchange for the grant of rights to future revenues from the sales of obe-cel products, BioNTech made an upfront payment to the Group of $40,000,000. The Company will pay BioNTech a low single-digit percentage of annual net sales of obe-cel products, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100 million in the aggregate on achievement of certain regulatory events for specific new indications upon BioNTech's election. Manufacturing and Commercial Services Agreement Under the terms of the BioNTech License and Option Agreement, the Group has agreed to grant BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other’s manufacturing and commercial capabilities, in addition to Autolus’ commercial site network and infrastructure, with respect to certain of each parties’ CAR T products, including BioNTech’s product candidate BNT211 (the “Manufacturing and Commercial Services Agreement” or “the MCSA”). The MCSA, if entered into, would also grant BioNTech access to the Group’s commercial site network and infrastructure. February 2024 Underwritten Offering On 12 February 2024, the Company completed an underwritten offering of 58,333,336 ADSs representing 58,333,336 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £258,794,019. April 2024 Distribution Services Agreement In April 2024, Autolus entered into a distribution services agreement with a subsidiary of Cardinal Health to support the ordering and distribution of obe-cel in the United States, following the receipt of regulatory approval. AUTOLUS THERAPEUTICS PLC Notes to the Consolidated Financial Statements For the year ended 31 December 2023 108

2023 2022 As at 31 December Note £’000 £’000 Non-current assets Investments in subsidiaries 5 853,489 844,162 Total Assets 853,489 844,162 Current Liabilities Warrants derivative liability 7 (8,387) (1,622) Net current liabilities (8,387) (1,622) Total assets less current liabilities 845,102 842,540 Equity Share capital 6 (5) (5) Deferred shares 6 (88) (88) Share premium (548,053) (548,028) Share-based payment reserve (75,289) (65,987) Retained earnings (221,667) (228,432) Total Equity (845,102) (842,540) The Parent Company’s loss for the year ended 31 December 2023 was £6,765,000 (2022: £5,554,000 profit for the year). The Parent Company has adopted the exemption of presenting the profit and loss account as permitted by section 408 of the Companies Act 2006. The notes on pages 111 to 115 are an integral part of these financial statements. These financial statements were approved by the Board of Directors and authorised for issue on 5 June 2024 and are signed on its behalf by: Christian Itin Director Registered number: 11185179 AUTOLUS THERAPEUTICS PLC Parent Company Balance Sheet 109 05-Jun-2024

AUTOLUS THERAPEUTICS PLC

Parent company Statement of Changes in Equity

For the year ended 31 December 2023

	Share Capital	Deferred Shares	Share Premium Account	Share-based Payment Reserve	Retained Earnings	Total
	£000	£000	£000	£000	£000	£000
Balance at 31 December 2021 restated	**3**	**88**	**424,077**	**54,897**	**222,878**	**701,943**
Profit for the year	—	—	—	—	5,554	5,554
Issue of ordinary shares	2	—	133,173	—	—	133,175
Issuance cost		—	(9,318)	—	—	(9,318)
Exercise of share options	—	—	96	—	—	96
Share based payment expense	—	—	—	11,090	—	11,090
Balance at 31 December 2022	**5**	**88**	**548,028**	**65,987**	**228,432**	**842,540**
Loss for the year	—	—	—	—	(6,765)	(6,765)
Exercise of share options	—	—	25	—	—	25
Share based payment expense	—	—	—	9,302	—	9,302
Balance at 31 December 2023	**5**	**88**	**548,053**	**75,289**	**221,667**	**845,102**

- Share capital represents the nominal value of the Parent Company's cumulative issued share capital.
- Share premium represents the cumulative excess of the fair value of consideration received for the issue of shares in excess of their nominal value less attributable share issue costs and other permitted reductions.
- Share-based payment reserves represents shares with no voting rights that were issued as part of a share conversion and reorganisation - Refer to Note 19 *"Share-based payments"* of the Group's consolidated financial statements for further details.
- Retained earnings represent the cumulative value of the profits not distributed to shareholders but retained to finance the future capital requirements of the Parent Company.

The notes on pages 111 to 115 are an integral part of these financial statements.

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1. General overview Autolus Therapeutics plc (the “Parent Company”) is a biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the Group is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defence mechanisms and attack and kill these cells. The Group believes its programmed T cell therapies have the potential to be best-in-class and offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. 2. Accounting Policies Domicile Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England and Wales, in the United Kingdom. The Company registration number is 11185179. Its registered office is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The nature of the Parent Company’s operations and its principal activities are set out in the Autolus Therapeutics plc group’s Strategic Report. Statement of Compliance The financial statements have been prepared in accordance with Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (FRS 102) and in accordance with applicable accounting standards. Basis of preparation The financial statements have been prepared on the historical cost basis except as required by the accounting standards. The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods in these financial statements. The financial statements are presented in thousands pound sterling (£'000). The Parent Company has taken advantage of the following disclosure exemptions under FRS 102: • The requirements of Section 7 Statement of Cash Flows and Section 3 Financial Statement Presentation paragraph 3.17(d). • The requirements of paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii),11.48(a)(iv), 11.48(b), 11.48(c), 12.26 (in relation to those cross-referenced paragraphs from which a disclosure exemption is available), 12.27, 12.29(a),12.29(b), and 12.29A provided disclosures equivalent to those required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated. • The requirements of Section 26 Share-based Payment paragraphs 26.18(b), 26.19 to 26.21 and 26.23, provided that for a qualifying entity that is: (i) a subsidiary, the share-based payment arrangement concerns equity instruments of another group entity; (ii) an ultimate parent, the share-based payment arrangement concerns its own equity instruments and its separate financial statements are presented alongside the consolidated financial statements of the group; and, in both cases, provided that the equivalent disclosures required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated. • The requirement of Section 33 Related Party Disclosures paragraph 33.7. Additional accounting policies for these separate financial statements of the Parent Company are set out below. The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Parent Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements For the year ended 31 December 2023 111

Going Concern These separate financial statements of the Parent Company have been prepared on the going concern basis. The going concern assessment of Autolus Therapeutics plc has been prepared by management and approved by Board of Directors at the group level. The Parent Company’s going concern disclosures are the same as those of the consolidated financial statements. Refer to Note 2(c) “Going Concern” of the Group’s consolidated financial statements for further details. Significant accounting policies Key accounting estimates and assumptions The Parent Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below: i) Impairment of non-financial assets (excluding Investment properties) At each reporting date, the Parent Company assesses whether its investment in subsidiaries may be impaired. If any such indication exists, the Parent Company estimates recoverable amount of the investment in subsidiaries. If it is not possible to estimate the recoverable amount of the investment in subsidiaries, the Parent Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. The recoverable amount of the investment in subsidiaries or cash-generating unit is the higher of its fair value less costs to sell and its value in use. If the recoverable amount is less than its carrying amount, the carrying amount of the investment in subsidiaries, it is impaired and it is reduced to its recoverable amount through an impairment in profit and loss unless the asset is carried at a revalued amount where the impairment loss of a revalued asset is a revaluation decrease. An impairment loss recognised on investment in subsidiaries, is reversed in a subsequent period when the reasons for which the impairment was made have ceased to apply. Impairment relating to goodwill is never reversed. Refer to Note 5 “Investments in subsidiaries” for assumptions used in the determination of the recoverable amount of Investment in subsidiaries. ii) Warrant derivative liability On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Parent Company’s ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. These warrants are valued at the end of each reporting period using the Black Scholes model. Refer to Note 22 “Warrant derivative liability” of the Group’s consolidated financial statements for further details on the assumptions used in the Black Scholes model in the determination of fair value of the Warrant derivative liability as of 31 December 2023 and 2022, respectively. Foreign currencies i) Transactions and balances Transactions in foreign currencies are initially recorded by the Parent Company at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income, “OCI” or loss or income statement are also recognised in OCI or income statement, respectively). AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2023 112

Financial instruments The Parent Company has chosen to account for its financial instruments in accordance with Sections 11 and 12 of FRS 102. The Parent Company does not hold any basic financial instruments. However, the Parent Company’s financial instruments comprise of a derivative liability relating to the Blackstone Warrant. Derivatives, including warrants, are not basic financial instruments. Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Changes in the fair value of derivatives are recognised in profit or loss in finance costs or finance income as appropriate. Financial liabilities are derecognised when the liability is extinguished, that is when the contractual obligation is discharged, cancelled or expires. Investment in subsidiaries The investment in the subsidiary arose on the reorganisation of the Autolus Therapeutics plc group. The investment is recorded at cost less impairment. The Parent Company has no employees and thus there is no charge in the income statement for share-based payments. The charge for share-based payments has been recognised as an increase in cost of investment in subsidiaries. Related party transactions The Parent Company discloses transactions with related parties which are not wholly owned with the same group. The Parent Company is the ultimate parent company of the Autolus Therapeutics plc group. The consolidated financial statements of the Group is available to the public and may be obtained from The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom during normal office hours. Segment reporting The Group’s chief operating decision maker (the “CODM”), its Chief Executive Officer, manages the Group’s operations on an integrated basis for the purpose of appropriately allocating resources. When evaluating the Group’s financial performance, the CODM reviews total revenue, total expenses and expenses by function and the CODM makes decisions using this information on a global basis. As a result, the Group and the Parent Company operate in one operating segment. 3. Employees and Directors The Parent Company has no employees and any work carried out by employees of the subsidiaries or the parent for services are recharged through the intercompany account as required. All employee benefits are recognised within the subsidiary companies where they are paid. Directors are remunerated by other companies within the group. These directors' services to the Parent Company do not occupy a significant amount of their time. As such these directors do not consider that they receive any remuneration for their incidental services to the Parent Company for the year ended 31 December 2023 (2022: Nil). 4. Auditor’s remuneration Audit fees payable to the Group’s auditor and its associates for the audit of the Parent Company’s annual financial statements were £18,307 (2022: £20,419). Amounts paid to the Parent Company’s auditor and its associates in respect of services to the Parent Company, other than the audit of the Parent Company’s financial statements, have not been disclosed as the information is required instead to be disclosed on a consolidated basis. All audit and non-audit fees relating to the Parent Company are borne by a wholly owned subsidiary. Refer to Note 8 “Auditor’s remuneration” of the Group’s consolidated financial statements for the year ended 31 December 2023 for all fees paid and payable to Group’s auditors. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2023 113

AUTOLUS THERAPEUTICS PLC
Notes to the Parent Company Financial Statements (continued)
For the year ended 31 December 2023

5. Investments in subsidiaries

The Parent Company has the following (direct or indirect) interests in subsidiary undertakings:

Name	Principal activities	Country of Incorporation	Percentage equity interest held	Ordinary Shares Issued	Nominal value	Total
Autolus Holdings (UK) Limited	Holding Company	England and Wales	100 %	1,000	£1	£1,000
Autolus Limited	Pharmaceutical research and development	England and Wales	100 %	100	£0.001	£0.10
Autolus Inc.	Pharmaceutical research and development	United States of America	100 %	100,000	$0.0001	$10
Autolus GmbH	Pharmaceutical research and development	Germany	100 %	25,000	€1	€25,000
Autolus Switzerland AG	Pharmaceutical research and development	Switzerland	100 %	1,000,000	CHF 0.10	CHF 100,000

All subsidiaries are indirectly held through Autolus Holdings (UK) Limited, which is held directly by Autolus Therapeutics plc. The registered office of Autolus Therapeutics plc, Autolus Holdings (UK) Limited and Autolus Limited are located at The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. Autolus Inc. is located at 805 King Farm Blvd, Suite 550, Rockville, MD 20850, USA. Autolus GmbH is located at c/o Bizzcenter Weil am Rhein, Im Schwarzenbach 4, 79576 Weil am Rhein. Autolus Switzerland AG is located in Grosspeteranlage 29, 4052 Basel, Switzerland.

	£'000
At 31 December 2021	**709,119**
Capital contribution	123,953
Capital contribution in respect of share-based payment transactions	11,090
At 31 December 2022	**844,162**
Capital contribution	25
Capital contribution in respect of share-based payment transactions	9,302
At 31 December 2023	**853,489**

As at 31 December 2023, the Board of Directors performed an assessment as to whether the carrying value of the investment in subsidiaries was impaired. The Board of Directors performed both a qualitative and quantitative assessment which included an assessment of impairment indicators including the carrying value of the investment in subsidiaries against the year-end market capitalisation and also the implied valuation of the business from the post year-end fundraising detailed in Note 28 *"Events after balance sheet date"* of the Group's consolidated financial statements for further details. Based on recent market valuations the directors concluded the recoverable amount was higher than the carrying amount.

6. Share capital

Refer to Note 18 *"Share Capital"* of the Group's consolidated financial statements for further details.

7. Warrant derivative liability

Refer to Note 22 *"Warrant derivative liability"* of the Group's consolidated financial statements for further details.

8. Related party transactions

On 6 November 2021, pursuant to the Blackstone Securities Purchase Agreement, Blackstone became a related party as Blackstone owns more than 5% of the Parent Company's outstanding voting securities and is therefore one of the principal owners of the Parent Company and consequently the Group. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone's designee pursuant to this right.

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Pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. The fair value adjustment relating to the Blackstone Warrant derivative liability amounted to £6,765,000 and £5,554,000 for the years ended 31 December 2023 and 2022 respectively. Refer to Note 22 “Warrant derivative liability”. Refer to Note 27 “Related party transactions” of the Group’s consolidated financial statements for further details relating share option awards granted to directors and key management personnel. 9. Events after balance sheet date Refer to Note 28 “Events after balance sheet date” of the Group’s consolidated financial statements for further details. AUTOLUS THERAPEUTICS PLC Notes to the Parent Company Financial Statements (continued) For the year ended 31 December 2023 115